   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 1998

                                                       REGISTRATION NO. 333-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.
              (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)
                                   COLORADO
                           (STATE OF INCORPORATION)

                4813                               84-1238018
     (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER IDENTIFICATION
     CLASSIFICATION CODE NUMBER)                       NO.)


   8 S. NEVADA AVENUE, SUITE 200        ROBERT A. SPADE, CHAIRMAN OF THE
  COLORADO SPRINGS, COLORADO 80903                   BOARD
           (719) 471-3332                 AND CHIEF EXECUTIVE OFFICER
  (ADDRESS AND TELEPHONE NUMBER OF       8 S. NEVADA AVENUE, SUITE 200
    PRINCIPAL EXECUTIVE OFFICE)         COLORADO SPRINGS, COLORADO 80903
                                                 (719) 471-3332
                                          (NAME, ADDRESS AND TELEPHONE
                                          NUMBER OF AGENT FOR SERVICE)

                                  Copies to:
      DOUGLAS R. WRIGHT, ESQ.                ROBERT W. WALTER, ESQ.
  PARCEL, MAURO & SPAANSTRA, P.C.      BERLINER ZISSER WALTER & GALLEGOS,
 1801 CALIFORNIA STREET, SUITE 3600                   P.C.
       DENVER, COLORADO 80202               1700 LINCOLN, SUITE 4700
           (303) 292-6400                    DENVER, COLORADO 80203
                                                 (303) 830-1700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
===============================================================================

                                          PROPOSED MAXIMUM PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF     AMOUNT TO BE  OFFERING PRICE     AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED    PER SECURITY    OFFERING PRICE  REGISTRATION FEE (1)
------------------------------------------------------------------------------------------------
 Common Stock (2).......      1,265,000        $11.00        $13,915,000         $4,104.92
------------------------------------------------------------------------------------------------
 Common Stock (3).......       263,600         $11.00        $ 2,899,600         $  855.38
------------------------------------------------------------------------------------------------
 Representative's
  Warrants (4)..........       110,000         $  --         $       --          $     -- (5)
------------------------------------------------------------------------------------------------
 Common Stock Underlying
  Representative's
  Warrants (6)..........       110,000         $13.75        $ 1,512,500         $  446.18
------------------------------------------------------------------------------------------------
 TOTAL..................                                     $18,327,100         $5,406.49
================================================================================================

(1) Calculated pursuant to Rule 457 of the rules and regulations promulgated under the Securities Act of 1933, as amended.
(2) These shares will be offered to the public in the registrant's public offering (including 165,000 shares that the representative of the underwriters (the "Representative") has the option to purchase from the registrant to cover over-allotments, if any).
(3) These shares consist of the Selling Securityholders' Shares which will be offered to the public by the Selling Securityholders. The number of such shares is estimated solely for the purpose of calculating the Registration Fee.
(4) The registrant will issue to the Representative at the closing of this offering warrants to purchase 110,000 shares of Common Stock (the "Representative's Warrants").
(5) No fee pursuant to Rule 457(g).
(6) These shares of Common Stock are issuable upon exercise of the Representative's Warrants. An indeterminate number of additional shares of Common Stock are registered hereunder which may be issued as provided in the Representative's Warrants in the event that the provisions against dilution in the Representative's Warrants become operative.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

===============================================================================

                               EXPLANATORY NOTES

  All historical share and per share information has been removed from this registration statement (the "Registration Statement") pending a proposed reverse stock split that the Company intends to effectuate in order to comply with the listing requirements of The Nasdaq Stock Market, Inc. Upon the determination of the reverse stock split ratio, this Registration Statement will be amended to include all such share and per share information.

  This Registration Statement contains two prospectuses: one related to the offering of 1,100,000 shares of Common Stock (the "Common Stock") by Communications Systems International Inc. (the "Company") (the "Prospectus"); and one relating to the offering of shares of Common Stock by certain selling Securityholders (the "Selling Securityholders' Prospectus"). The exact number of Selling Securityholders' Shares to be registered cannot be determined until the Company effects its proposed reverse stock split. Following the Prospectus are certain substitute pages of the Selling Securityholders' Prospectus, including alternate front outside and back outside cover pages, an alternate "The Offering" section of the "Prospectus Summary" and sections entitled "Concurrent Offering" and "Plan of Distribution." Each of the alternate pages for the Selling Shareholder Prospectus included herein is labeled "Alternate Page for Selling Securityholders' Prospectus" or "Additional Page for Selling Securityholders' Prospectus." All other sections of the Prospectus, other than "Underwriting" and "Concurrent Offering," are to be used in the Selling Securityholders' Prospectus. In addition, cross-references in the Prospectus will be modified in the Selling Securityholders' Prospectus to refer to the appropriate sections.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO A TIME THE REGISTRATION STATEMENT BECOMES +
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE         +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH +
+STATE.                                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 27, 1998

PRELIMINARY PROSPECTUS

                                1,100,000 SHARES

             [LOGO OF COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.]

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                                  COMMON STOCK

  Communications Systems International, Inc. is offering 1,100,000 shares (the "Shares") of common stock of the Company ("Common Stock") hereby. The Common Stock is traded sporadically in limited amounts on the OTC Bulletin Board under the symbol CSYG. On February 25, 1998, the closing high bid price of the Common
Stock was $    per share. It is currently estimated that the offering price of the Common Stock will be between $9.00 and $11.00 per share after giving effect
to a proposed 1 for     reverse stock split to be effective prior to the date
of this Prospectus. The Company has applied to have the Common Stock quoted on The Nasdaq SmallCap Market under the symbol [CSIL]. See "Price Range of Common Stock."

  Concurrently with the Offering,    shares of Common Stock are being
registered for offer and sale by certain Securityholders (collectively, the "Selling Securityholders") of the Company. Such shares consist of a maximum of 113,600 shares of Common Stock that were issued in a private placement
completed in December 1997 and     shares issuable upon the exercise of certain
warrants (collectively, the "Selling Securityholders' Shares"). The Selling Securityholders' Shares are not part of the underwritten offering. Other than receipt of the exercise price of those certain warrants, the Company will not receive any proceeds from the sale of the Selling Securityholders' Shares. In addition, the Selling Securityholders have agreed not to sell or transfer the Selling Securityholders' Shares for a period of 180 days following the date of this Prospectus. See "Selling Securityholders and Plan of Distribution."

                                  -----------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING
                                  ON PAGE 6.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              PRICE TO UNDERWRITING  PROCEEDS TO
                                               PUBLIC  DISCOUNTS (1) COMPANY (2)
--------------------------------------------------------------------------------
Per Share...................................    $          $            $
--------------------------------------------------------------------------------
Total(3)....................................   $           $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to pay the Representative of the Underwriters (the "Representative") a non-accountable expense allowance equal to 3% of the offering proceeds and to issue to it the Representative's Warrants (as defined herein). The Company has also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated offering expenses of $680,000, which includes the non-accountable expense allowance, exclusive of the Selling Securityholders' expenses.

(3) The Company has granted to the Representative an option, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 165,000 shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If the option is exercised in full the total Price to Public, Underwriting Discounts and Proceeds to Company will
    be $   , $   , and $   , respectively. See "Underwriting."

  The Shares are being offered severally by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part and certain other conditions. It is expected that delivery of certificates representing the
Shares will be made on or about      , 1998.

                            COHIG & ASSOCIATES, INC.

                    THE DATE OF THIS PROSPECTUS IS    , 1998

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMONSTOCK OF THE COMPANY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING BIDS, THE IMPOSITION OF PENALTY BIDS, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND OVER-ALLOTMENTS IN CONNECTION WITH THE OFFERING. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  The Company intends to furnish its security holders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

  On the effective date of the Registration Statement of which this Prospectus forms a part, the Company will become a "reporting company" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends to register the Common Stock under the Exchange Act as of the effective date of the Registration Statement. The Company is a "small business issuer" as defined under Regulation S-B adopted under the Securities Act of 1933, as amended (the "Securities Act"), and will file reports with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act on forms applicable to small business issuers.

  The Company claims proprietary rights in its logo and the terms "LINK-US" and "DIAL." This Prospectus also includes trademarks of other companies.

                                    SUMMARY

  This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. Certain information contained herein is derived from industry sources. Although the Company believes that this information is reliable, it has not independently verified this information. The following summary is qualified in its entirety by the more detailed information and Financial Statements, including notes thereto, appearing elsewhere in this Prospectus.
Per share and other financial information assumes a proposed 1 for   reverse
stock split that will be completed prior to the date of this Prospectus. CSI has an agreement in principle to acquire all of the outstanding stock of International Telephone Company. The consummation of this acquisition (the "ITC Acquisition") is conditioned upon, and will occur simultaneously with, the completion of this Offering. Unless the context otherwise requires, (i) references to the "Combined Company" refer to Communications Systems International, Inc. and International Telephone Company, assuming the ITC Acquisition is consummated, (ii) references to the "Company" or "CSI" refer to Communications Systems International, Inc. and (iii) references to "ITC" refer to International Telephone Company. References to the present action of the Combined Company refer to activities or matters that are common to each of CSI and ITC as of the date of this Prospectus. Statements regarding prospective activities or matters relating to the Combined Company refer to activities that may be undertaken or matters that may result following the ITC Acquisition. Unless otherwise indicated, information contained in this Prospectus does not give effect to exercise of the Representative's over-allotment option.

                                  THE COMPANY

  Communications Systems International, Inc. is a growing provider of international long distance telecommunications services principally to customers in South America, Europe, the Pacific Rim, South Africa and Central America. CSI emphasizes innovative software solutions and technical expertise to provide higher quality, lower cost alternative routing of telecommunications for its customer base. CSI is focusing its marketing efforts on high volume customers such as hotels, large local businesses and foreign branches of multinational businesses in addition to individuals and small businesses. International Telephone Company is a provider of international long distance telecommunications service principally to customers in Africa, Europe and the Middle East. Existing customers of the Combined Company include the Inter-Continental Hotel in Rio de Janiero, Brazil and foreign offices of Nike Inc., Microsoft Corporation, Mitsubishi Corporation, Chrysler International, Warner Lambert Corporation, Diners Club International, DHL Aviation, Holiday Inn Hotels, Best Western Hotel, Wal-Mart Stores, Inc., Citibank, N.A., Bank of Tokyo, Royal Bank of Canada and the United States embassies in Chile, Korea, Australia and the Ukraine, the United Nations consulate in South Africa and other countries' embassies and international agencies.

  As a switch-based reseller of international long distance services, the Combined Company purchases access to multiple telecommunications networks from companies such as AT&T Corporation ("AT&T"), Sprint Communications L.P. ("Sprint"), and Cable & Wireless plc ("Cable & Wireless"). Through its least cost routing capabilities, the Combined Company routes calls via telecommunications networks that offer the Combined Company the lowest cost available among its carriers ("least cost routing"). The Combined Company resells network time by providing customized telecommunications services to its international business and residential customers that may not typically be available from incumbent telecommunications operators ("ITOs"). Decisions as to how such services are technically delivered to its international customers are based on several factors, including the local regulatory environment, market conditions, telecommunications traffic volume and strategic economic considerations.

  The current means by which the Combined Company provides long distance service is reverse origination, or "call-reorigination," in which a customer seeking to make an international call is connected to the United States telephone system by a computer signal at its telecommunications center, located in Florida at the U.S. telecommunications gateway to Latin America. The computer triggers a call to be originated in the United States and routed back to the caller. The caller is then connected to the international destination by a second call also originating in the United States. The lines are joined and the call is completed using two high quality, low cost outgoing calls from the United States. The result is an effortless, high quality, rapid connection typically at a cost savings for the customer compared to ITO-provided service. Through utilization of proprietary software technologies, dedicated lines, automated call triggering circuits and the Internet, CSI is increasingly making its service seamless (or "transparent") to the customer. When customers use the Combined Company's transparent call-reorigination service, callers may not even be aware they are using call-reorigination because transparent call-reorigination requires no additional actions by the caller other than the normal dialing process. CSI has installed its proprietary call-reorigination systems, DIAL and LINK-US, and other call-reorigination technologies in several major hotel properties in Brazil and South Africa and has received indications of interest regarding commencement of call-reorigination service from several additional hotels in Brazil, Argentina, South Africa and Hong Kong. Management of the Company believes call-reorigination will remain a viable technical, economic telecommunications solution in many countries for years to come.

  As regulatory and competitive environments evolve around the world, the Combined Company intends to employ other telecommunications bypass solutions including "call through" international long-distance services to serve its customers and expand its customer base in specific target countries which have deregulated telecommunications industries. Unlike call-reorigination, "callthrough" service does not re-originate a call from another country. Instead, the call bypasses the ITO, is sent through an alternate switch and is then routed to the desired destination by means of least cost routing.

  Of the Combined Company's telecommunications revenue for the ten months ended October 31, 1997, approximately 42.5% was generated from customers located in South America (primarily in Argentina), 20.5% from Europe, 18.7% from Africa, 11.2% from Asia, and 7.1% from Central America and other areas. Nearly all of this revenue was generated from call-reorigination services which are anticipated to continue to provide the majority of revenue in the near term.

  Both CSI and ITC have achieved significant growth since their respective inceptions in 1993. CSI's revenue increased from $1.8 million in the fiscal year ended April 30, 1995 to $6.7 million in the fiscal year ended April 30, 1996 and $11.9 million in the fiscal year April 30, 1997. The number of CSI's customers increased from approximately 8,400 at January 31, 1997 to approximately 10,200 at January 31, 1998. The Combined Company defines customers as those persons or businesses who have used the Combined Company's services within the previous four months. ITC's revenue increased from $1.4 million in the fiscal year ended December 31, 1994 to $7.6 million in the fiscal year ended December 31, 1996. The number of ITC's customers was approximately 8,800 at January 31, 1998. As of December 31, 1997, the Combined Company had a network of approximately 95 local sales agents who have engaged over 400 sub-agents to market the Combined Company's services. Based in the Combined Company's telecommunications center, the Combined Company's multilingual sales and customer service departments assist the agents, sub-agents and customers. A portion of the proceeds from this Offering will enable the Combined Company to recruit additional sales agents and sub-agents to support its growth strategy.

  The global market for international telecommunications services is undergoing significant deregulation and reform. The industry is being shaped by: (i) deregulation and privatization of telecommunications markets worldwide; (ii) diversification of services through technological innovation; and (iii) globalization of major carriers through market expansion, consolidation and strategic alliances. As a result of these factors, it is anticipated that the industry will experience considerable growth in the foreseeable future, both in terms of traffic volume and revenue. According to the International Telecommunications Union ("ITU"), the international telecommunications industry accounted for $53 billion in revenue and over 60 billion minutes of use in 1995, increasing from $21.7 billion in revenue and
16.7 billion minutes of use in 1986, which represents compound annual growth rates of 10% and 15%, respectively. The ITU projects that international telecommunications revenue will approach $76.0 billion by the year 2000 with the volume of traffic expanding to 107.0 billion minutes of use, representing compound annual growth rates of 7% and 12%, respectively, from 1995. Based on information available to the Company from the ITU and telecommunications industry publications, the call-reorigination, and call through segments of the telecommunications industry accounted for approximately $1.4 billion in revenue in 1997 and is growing at a rate of approximately 15% per year.

  CSI believes that its emphasis on innovative software solutions to telecommunications services strategically positions the Combined Company to take advantage of the multiple changes occurring in the telecommunications industry as a result of global deregulation and rapid technological change. Key elements of CSI's business strategy include: (1) integrating the ITC business and capitalizing on the resulting economies of scale; (2) increasing sales to larger customers through deployment of its proprietary transparent technology;
(3) offering additional products, such as Internet, facsimile and hotel operator services; (4) applying resources to increase its sales agent base and sales and marketing activities; (5) utilizing technology to reduce costs; (6) pursuing and implementing strategic acquisitions; and (7) broadening and improving relationships with U.S. and international telecommunications providers.

  CSI is a Colorado corporation formed in April 1993. The Combined Company's executive offices are located at 8 South Nevada, Colorado Springs, Colorado 80903, and its telephone number is (719) 471-3332. The Combined Company's Internet address is http://www.csil.com.

                              RECENT DEVELOPMENTS

ITC ACQUISITION

  CSI has a agreement in principle to acquire all of the outstanding capital stock of ITC for $3.1 million in cash and 207,000 shares of Common Stock based on an assumed initial offering price of $10.00 per Share, to be issued one year from the closing of this Offering. A portion of the cash will be held in escrow for one year and the Common Stock will be subject to set-off to secure certain indemnification obligations of the stockholders of ITC. ITC is currently owned by Lynch Family, LLC, Philip Thomas and Sean Thomas. Upon completion of the ITC Acquisition, Philip Thomas and Sean Thomas will become employees of the Combined Company. The ITC Acquisition is conditioned on, among other things, the consummation of this Offering. See "ITC Acquisition" and ITC's Financial Statements and the Notes related thereto included elsewhere is this Prospectus.

DECEMBER 1997 FINANCING

  In December 1997, CSI completed a private placement (the "December 1997 Financing") of an aggregate of $2.84 million principal amount Mandatorily Redeemable Convertible Promissory Notes (the "Bridge Notes"). Based on an assumed offering price of $10.00 per Share, the holders of the Bridge Notes will receive 4,000 shares of Common Stock (the "Bridge Shares") for each $100,000 principal amount of Bridge Notes held by such noteholder. The Representative acted as placement agent in connection with the December 1997 Financing. The Combined Company intends to use a portion of the net proceeds of this Offering to repay the entire principal amount and accrued interest on the Bridge Notes. The net proceeds from the December 1997 Financing were used to repay notes payable of $850,000 and accounts payable of $1.1 million and for payments representing a deposit to a carrier of $150,000 and a standstill payment to ITC of $100,000. The repayment of the notes payable will result in a gain on early extinguishment of debt totaling $747,000, net of related expenses, in December 1997. See "Use of Proceeds."

                                  THE OFFERING

Securities offered................  1,100,000 shares
Common Stock outstanding before         shares (1)
 the Offering.....................
Common Stock outstanding after the      shares (1)
 Offering.........................
Use of proceeds...................  To repay the Bridge Notes; to consummate the ITC Acquisition; to further develop and
                                    expand the Combined Company's sales and
                                    marketing capabilities; to install
                                    equipment to facilitate transparent call-
                                    reorigination services for additional
                                    hotels and large multinational businesses;
                                    to locate regional switches or other
                                    telecommunications equipment in Europe,
                                    Africa and Asia to facilitate least cost
                                    routing; for research and development and
                                    system capacity expansion associated with
                                    the Combined Company's enhanced services,
                                    including facsimile and debit card services
                                    and compression technology that is intended
                                    to improve service and reduce operating
                                    costs; and for working capital to fund
                                    operating expenses. See "Use of Proceeds"
                                    and "Business."
Proposed Nasdaq SmallCap Market
 Symbol for the Common Stock......  [CSIL]

--------
(1) Includes 113,600 Bridge Shares to be issued immediately prior to the closing of this Offering based on an assumed offering price of $10.00 per
    Share. Does not include (i) up to     shares of Common Stock issuable upon
    exercise of outstanding options, which have weighted average exercise
    prices of $    per share, (ii) up to     shares of Common Stock issuable
    upon the exercise of outstanding warrants, which have weighted average
    exercise prices of $   per share, (iii) an indeterminate number of shares
    of Common Stock issuable upon conversion of outstanding promissory notes in the aggregate principal amount of $30,000 which have a conversion price per share equal to 90% of the average bid and ask price of the Common Stock on the day before conversion, (iv) up to 110,000 shares of Common Stock issuable upon exercise of the Representative's Warrants and (v) any shares issuable in connection with the ITC Acquisition (collectively referred to herein as "Additional Securities"). See "Management," "Description of Securities" and "Underwriting."

                         SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

  The summary financial information set forth below is derived from the audited financial statements of CSI and ITC, the unaudited financial statements of CSI and ITC, and the unaudited pro forma condensed combined financial statements of CSI and ITC. Such information should be read in conjunction with such financial statements and the notes thereto and the reports of the Independent Public Accountants.

                                         CSI ACTUAL                      ITC ACTUAL              PRO FORMA COMBINED(1)
                                 ----------------------------- ------------------------------ ---------------------------
                                   YEAR ENDED      SIX MONTHS
                                    APRIL 30,         ENDED     YEAR ENDED     TEN MONTHS     YEAR ENDED SIX MONTHS ENDED
                                 ----------------  OCTOBER 31, DECEMBER 31, ENDED OCTOBER 31, APRIL 30,    OCTOBER 31,
                                  1996     1997       1997         1996           1997           1997          1997
                                 -------  -------  ----------- ------------ ----------------- ---------- ----------------
STATEMENT OF OPERATIONS DATA:
Revenue........................  $ 6,741  $11,865    $6,372       $7,603         $8,054        $19,732       $11,426
Cost of revenue................    5,963    7,755     3,807        5,070          6,790         13,253         8,357
                                 -------  -------    ------       ------         ------        -------       -------
Gross margin...................      778    4,110     2,565        2,533          1,264          6,479         3,069
Operating expenses:
  Sales and marketing..........    1,573    2,080     1,271        1,099            715          2,928         1,703
  General and administrative...    1,258    1,302     1,326        1,446          1,388          2,929         2,183
  Technical and developmental..      394      722       389          --             --             722           389
  Depreciation.................       58      103        68           69             73            179           113
  Amortization of intangibles..      --       --        --           --             --             937           468
                                 -------  -------    ------       ------         ------        -------       -------
Total operating expenses.......    3,283    4,207     3,054        2,614          2,176          7,695         4,856
                                 -------  -------    ------       ------         ------        -------       -------
Income (loss) from operations..   (2,505)     (97)     (489)         (81)          (912)        (1,216)       (1,787)
Other income (expense)--net....      (19)    (162)      (88)          88             62            (62)         (109)
                                 -------  -------    ------       ------         ------        -------       -------
Net income (loss)..............   (2,524)    (259)     (577)           7           (850)        (1,278)       (1,896)
                                 =======  =======    ======       ======         ======        =======       =======
Net income (loss) per
 share(2)......................
Weighted average number of
 shares outstanding............

                                      CSI ACTUAL       ITC ACTUAL   PRO FORMA
                                 --------------------- -----------  COMBINED
                                 APRIL 30, OCTOBER 31, OCTOBER 31, OCTOBER 31,
                                   1997       1997        1997     1997(1)(3)
                                 --------- ----------- ----------- -----------
BALANCE SHEET DATA:
Current assets..................  $ 1,284    $ 1,499     $ 1,950     $ 8,369
Long-term assets................      662        779         770       1,452
Intangible assets...............      --         --          --        4,683
Total assets....................    1,946      2,278       2,720      14,505
Current liabilities.............    3,615      3,532       3,209       5,543
Long-term liabilities...........      --         850         292         292
Total liabilities...............    3,615      4,382       3,501       5,835
Working capital (deficit).......   (2,331)    (2,033)     (1,259)      2,826
Shareholders' equity
 (deficiency)...................   (1,669)    (2,104)       (781)      8,670

--------
(1) Refer to the Pro Forma Condensed Combined Financial Statements contained herein.
(2) Based on the weighted average number of shares outstanding.
(3) Gives effect to the December 1997 Financing, the ITC Acquisition and the sale of the Shares offered hereby at the assumed offering price of $10.00 per Share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  Investment in the Securities involves substantial risks, some of which are summarized below. Prospective investors should carefully consider the following risk factors, among others, relating to the Combined Company and this Offering prior to making an investment. The discussions and information in this Prospectus contain both historical and forward-looking statements. Forward-looking statements are those identified with words such as "believes," "expects," "anticipates" and similar terms. To the extent that this Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other operations of the Combined Company, please be advised that the Combined Company's actual financial condition, operating results and business prospects may differ materially from that projected or estimated by the Combined Company in forward-looking statements. Actual results will differ from the Combined Company's current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, loss of agents and their customer bases, the introduction of more competitive pricing structures by long distance carriers, adverse government regulation, both foreign and domestic, inadequate capital, unexpected costs, the imposition of new, or the increase of existing, tariffs, lower revenue and net income than anticipated, failure to obtain new customers, higher than anticipated costs, difficulties of consummating and integrating the ITC Acquisition and the acquisitions of other businesses that do not perform as anticipated, the potential fluctuation and volatility of the Combined Company's operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates or international exchange rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus or in other reports issued by the Combined Company.

Risks Related to the Combined Company and the Telecommunications Industry

LIMITED RELEVANT OPERATING HISTORY; SIGNIFICANT AND CONTINUING LOSSES

  Both CSI and ITC began operations in 1993. Accordingly, CSI and ITC have limited operating histories upon which an evaluation of their combined prospects and future performance can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the operation and expansion of a business in the highly competitive telecommunications industry, which is characterized by an increasing number of market entrants. The Combined Company has no combined operating history. Therefore, there is no assurance the Combined Company will operate profitably or be successful in capitalizing on perceived synergies. CSI has incurred significant losses, including losses of approximately $2.5 million and $259,000 during the years ended April 30, 1996 and 1997, respectively, and a loss of approximately $577,000, during the six months ended October 31, 1997, resulting in an accumulated deficit of approximately $4.6 million at October 31, 1997. In addition, ITC incurred a loss of approximately $850,000 during the ten months ended October 31, 1997. Losses may continue until such time, if ever, that the Combined Company is able to generate a level of revenue sufficient to offset its cost structure. There can be no assurance that the Combined Company will achieve significant increased revenue or profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements.

SIGNIFICANT CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING

  The capital requirements of CSI and ITC have been and will continue to be significant and their cash requirements have been exceeding cash flow from operations. At October 31, 1997, CSI and ITC had working capital deficits of approximately $2.0 million and $1.3 million respectively. The Combined Company has been substantially dependent upon sales of its equity and debt securities and financing from trade creditors. Based on the Combined Company's current proposed plans, the Combined Company anticipates that the net proceeds of this Offering will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of this Offering. If the Combined Company's plans change or its assumptions prove inaccurate (due to unanticipated expenses, delays or difficulties or otherwise), or the proceeds of this Offering otherwise prove insufficient to fund operations and implement the Combined Company's proposed expansion strategy, the Combined Company could be required to seek additional financing sooner than currently anticipated. The

Combined Company has no current arrangements with respect to, or potential sources of, additional financing and it is not anticipated that any current shareholders will provide any additional guarantees for Combined Company obligations. Consequently, there can be no assurance that any additional financing will be available to the Combined Company when needed, on commercially reasonable terms, or at all. The inability to obtain additional financing when needed would have a material adverse effect on the Combined Company, requiring it to curtail its expansion efforts. In addition, any additional equity financing may involve substantial dilution to the interests of the Combined Company's then existing shareholders. See "Use of Proceeds," "Dilution," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY SALES AGENTS

  CSI currently depends on approximately 40 independent sales agents to sell its services, including Edward Stoever, who operates in Argentina, and CS do Brazil. These two sales agents accounted for approximately 54.3%, and 11.5%, respectively, of CSI's revenue in the six months ended October 31, 1997, and the ten largest sales agents accounted for approximately 91.3% of CSI's revenue in the six months ended October 31, 1997. ITC currently depends on approximately 55 independent sales agents to sell its services, including Generic Telecom, Inc., Zohair Attoue and Janel Richards. These three sales agents accounted for approximately 26.6%, 21.4% and 12.7%, respectively, of ITC's revenue in the ten months ended October 31, 1997, and the ten largest sales agents accounted for approximately 89.1% of ITC's revenue in the ten months ended October 31, 1997.

  If the Combined Company fails to retain the services of Mr. Stoever, CS do Brazil, Generic Telecom, Inc., Mr. Attoue or Ms. Richards for any reason or loses the services of other sales agents that contribute significantly to the Combined Company's revenue, the Combined Company's cash flow and results of operations would be adversely affected because of expected high customer attrition due to the loss of sales agents. The Combined Company also depends on these sales agents and persons engaged by them to install and service much of the Combined Company's call-reorigination technology. The failure of such persons to properly install or service the Combined Company's systems could adversely affect the Combined Company. Although sales agents are subject to distributor agreements, the agreements may be difficult to enforce because the sales agents are domiciled in foreign countries. Under the terms of the sales agent agreements, the sales agents are responsible for collecting customer payments except for credit card payments, and sales agents generally are responsible for customer bad debts less, in some cases, an allowance granted by the Combined Company. Failure of sales agents to collect and remit customer payments to the Combined Company presents a risk to the Combined Company. CSI's former Singapore distributor recently failed to remit payments of $215,000. CSI is aggressively pursuing collection of this debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "Business--Sales and Marketing."

NEED TO INTEGRATE AND MANAGE ITC; SELECTION AND INTEGRATION OF UNSPECIFIED ACQUISITIONS

  Management believes that the consummation of the ITC Acquisition will substantially increase the Combined Company's sales agent base, technological capabilities, management expertise and carrier relationships. The Combined Company's ability to realize any long-term advantages from the ITC Acquisition will depend in large part on successfully integrating, managing and improving the operations of ITC. The Combined Company's management team has no experience in integrating acquired companies. Risks relating to such integration include the risk of loss of services of ITC's executive officers, including Philip Thomas and Sean Thomas, the loss of key sales agents of CSI or ITC or adverse changes in relationships with carriers or other strategic relationships. There can be no assurance that the Combined Company will be able to successfully integrate ITC. Failure to successfully integrate ITC would have a material adverse effect on the business of the Combined Company.

  A key element to the Combined Company's strategy is expansion through the additional acquisition of products, technologies, businesses or customer bases. Except for the agreement with respect to the ITC Acquisition, the Combined Company has no commitment for any such acquisition as of the date of this

Prospectus, and there can be no assurance that the Combined Company will be successful in identifying appropriate acquisition opportunities or negotiating favorable terms. In most cases, the Combined Company will not be required to obtain shareholder approval in order to complete its acquisitions. Any future acquisitions or related activity such as strategic alliances or licensing arrangements will be accompanied by the risks commonly encountered in such transactions. Such risks include, among others, the difficulty of identifying appropriate acquisition candidates, the difficulty of assimilating the operations and personnel of the respective entities, the potential disruption of the Combined Company's ongoing business, the inability of management to capitalize on the opportunities presented by the acquisitions or related efforts, the failure to successfully incorporate licensed or acquired technology and rights into the Combined Company's services, the inability to maintain uniform standards, controls, procedures and policies, the impairment of relationships with employees and customers as a result of changes in management and an increase of amortization of intangibles, such as goodwill, in the Combined Company's financial statements. In addition, to the extent the Company uses cash to complete acquisitions, it may deplete its tangible assets. If the Company's tangible assets falls below $2 million, the Common Stock may be delisted from the Nasdaq. There can be no assurance that the Combined Company will be able to finance any future acquisitions.

  The successful integration of any such acquisition is critical to future financial performance of the Combined Company. Complete integration of any acquisitions could take several fiscal quarters to accomplish and would require, among other things, coordination of the respective companies' sales and marketing, and technical development efforts. There can be no assurance that present and potential customers of the Combined Company and any acquired entity would continue their historic usage patterns without regard to the acquisition, and any significant delay or reduction in usage could have an adverse effect on the Combined Company's business, financial condition and results of operations. The process of integrating companies may cause management's attention to be diverted from operating the Combined Company, and any difficulties encountered in the transition process could have an adverse impact on the business, financial condition and results of operations of the Combined Company. In addition, the process of combining two organizations could cause the interruption of, or loss of momentum in, the activities of either or both companies' businesses, which could have an adverse impact on their combined operations.

  The difficulty of combining companies may be increased by the need to integrate the personnel and the geographic distances between companies. Changes brought about by any acquisition may cause key employees, sales agents, or carriers to terminate their relationships with the Combined Company. There can be no assurance that the Combined Company will retain the employees, sales agents, and carrier relationships of an acquired entity or that the Combined Company will realize any of the other anticipated benefits of any acquisition. There can be no assurance that costs of combining potential acquisitions will not have an adverse effect upon the Combined Company's operating results, particularly in the fiscal quarters immediately following the consummation of any acquisition, while the operations of the acquired business are being integrated into the Combined Company's operations. There can be no assurance that, following any acquisition, the Combined Company will be able to operate any acquired business on a profitable basis.

RELATIONSHIP WITH LONG DISTANCE CARRIERS

  The Combined Company's ability to achieve and maintain profitable operations is heavily dependent upon the agreements the Combined Company has with certain international long distance telephone carriers based in the United States. The Combined Company uses the long distance telephone systems of these carriers to provide its long distance telephone service to customers located outside the United States. The Combined Company, among other things, must negotiate favorable rates with these long distance carriers. Because of the frequent fluctuations in rates of long distance carriers, the Combined Company believes that it is in its best interest to have short-term agreements with long distance carriers. Most of the Combined Company's agreements with its long distance telephone carriers will expire, or may be terminated by either party, within one year, and there can be no assurance that these agreements will be renewed or that the Combined Company will be able to obtain favorable rates from these long distance carriers. The Combined Company's dependence on particular carriers will vary because the Combined Company shifts its use of carriers depending on the rates that are offered. The

Combined Company is continually attempting to renegotiate rates with its current carriers and to establish relationships with new long distance carriers that provide the most favorable rates. The Combined Company's ability to obtain favorable rates from the carriers depends, in large part, on the Combined Company's total volume of long distance traffic. There is no guarantee that the Combined Company will be able to maintain the volume of international long distance traffic necessary to obtain favorable rates. Due to its financial condition, CSI defaulted on payment obligations to certain carriers in 1995, 1996 and 1997. Although CSI was able to negotiate deferred payment arrangements with these carriers (and thereafter made such deferred payments) and was able to continue purchasing minutes from certain of these carriers, there is no assurance that it will be able to make such arrangements with these or other carriers if required in the future. In addition, in November 1997, WorldCom, Inc. ("WorldCom") commenced an action against ITC in Connecticut state court seeking damages of approximately $1.1 million for alleged past due carrier bills. ITC believes it has meritorious defenses to the suit. ITC intends to vigorously defend its position and will attempt to reach a settlement with this carrier.

  Under certain carrier contracts, the Combined Company obtains rate commitments (subject to adjustment, as provided in each carrier contract), which are generally more favorable than otherwise would be available, by committing to purchase a minimum number of minutes from such carriers. If the Combined Company fails to meet its minimum requirements under a carrier contract, it could still be required to pay some or all of its minimum monthly commitment as a penalty. Historically, CSI failed to meet required minimum purchases and incurred unused usage charges from AT&T and MCI. The Combined Company's aggregate minimum monthly commitments currently are approximately $400,000, which represent approximately 28.7% of the Combined Company's average monthly cost of revenue for the six months ended October 31, 1997. Failure to maintain favorable carrier contracts would increase the Combined Company's direct cost and the ability to achieve and maintain profitability. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHANGING INDUSTRY ENVIRONMENT

  The majority of the Combined Company's operations involve the telephone call-reorigination industry. This industry operates under the guidelines of multiple foreign and domestic government regulations. If the Combined Company should lose the authorization to offer call-reorigination services in any of its current markets, the results of operations of the Combined Company could be materially adversely affected. The call-reorigination industry is based upon the arbitrage opportunities created by higher international calling rates charged by non-U.S. ITOs compared to rates charged by U.S.-based long distance carriers. However, ITOs may lower their international calling rates, thereby eliminating or severely affecting the market for call-reorigination services. Representatives of 69 countries, including the United States, recently entered into an agreement with the World Trade Organization ("WTO"), which became effective on February 5, 1998, with the goal of increasing competition among telecommunications providers in those markets. If some or all of the non-U.S. ITOs operating in the Combined Company's current markets lower their rates, the results of operations of the Combined Company in those markets would be adversely affected if the Combined Company in turn is required to reduce its rates. In addition, certain European countries have enacted or have proposed enacting a value added tax (VAT) on international call-reorigination services. In February 1997, the government of Argentina enacted legislation that simultaneously lowered the international long distance calling rates from Argentina and increased the domestic rates within Argentina. Historically, the Combined Company has received a significant portion of its revenue from customers in Argentina. To date this legislation has not had an adverse effect on the Combined Company's results of operations, but there can be no assurance such an adverse effect will not occur in the future as a result of this or other pending legislation. See "Business."

COMPETITION

  General. The Combined Company faces a high level of competition for customers and sales agents in all of its markets, and expects competition to intensify in the future. There are no substantial barriers to entry in the call-reorigination industry. The Combined Company competes with other organizations that have greater resources than the Combined Company. The Combined Company believes that there are more than 150 companies engaged in the international call-reorigination industry. Many of the Combined Company's competitors are significantly larger, have substantially greater financial, technical and marketing resources, larger networks and a broader portfolio of services than the Combined Company. Additionally, many competitors have strong name recognition and "brand" loyalty, long-standing relationships with the Combined Company's target customers, and economies of scale that can result in a lower relative cost structure for transmission and related costs.

  Competition for customers and sales agents in the telecommunication markets in which the Combined Company operates is on the basis of price and on the basis of the type and quality of service offered. Increased competition could force the Combined Company to reduce its prices and profit margins if the Combined Company's competitors are able to procure rates or enter into service agreements comparable to or better than those the Combined Company obtains or if competitors are able to offer other incentives to existing and potential customers and sales agents. Similarly, the Combined Company has no control over the prices set by its competitors in the long distance resale market. The Combined Company is aware that its ability to market its long distance resale services depends upon the existence of spreads between the rates offered by the Combined Company and those offered by the providers with whom it competes as well as those from whom it obtains service for resale. A decrease in such spreads or price competition in the Combined Company's markets could have a material adverse effect on the Combined Company's business, financial condition or results of operations.

  Other potential competitors include cable television providers, wireless telephone providers, Internet access providers, electric and other utilities with rights of way, railways, microwave carriers and large end users that have private networks. The intensity of such competition has recently increased and the Combined Company believes that such competition will continue to intensify as the number of new entrants increases. If the Combined Company's competitors devote significant additional resources to the provision of international and domestic interstate long distance telecommunications services to the Combined Company's target customer base of high volume customers such as hotels, large local businesses and foreign branches of multinational businesses, such action could have a material adverse effect on the Combined Company's business, financial condition and results of operations. There can be no assurance that the Combined Company will be able to compete successfully against new or existing competitors. See "Business--Competition."

  U.S. Based Competition. The large U.S. long distance carriers have, in the past, been reluctant to compete directly with ITOs by entering the international call-reorigination business and attempting to capture significant market share of the domestic customers of the ITOs. This is changing, and AT&T, among others, is entering the call-reorigination business. The Combined Company's principal U.S.-based competitors are providers of international call-reorigination services such as Access Authority, AT&T, IDT Corporation, Justice Technology Corp, Kallback, NetSource Communications, Telegroup, USA Global Link, UTG Communications, Viatel, Inc. and Worldpass, and as well as providers of traditional long distance services such as AT&T, MCI, Sprint, WorldCom, Cable & Wireless, Frontier Corp., LCI International, Inc., GTE Communications, Qwest Communications and Regional Bell Operating Companies ("RBOCs") outside their exchange territories.

  International Based Competition. The Combined Company's principal international-based competitors include, among others, Telekom S.A. in South Africa; Telefonica de Argentina and Telecom Argentina in Argentina; Telebras, Telesp and Telerj in Brazil; France Telecom in France; PTT Telecom B.V. in the Netherlands; Cable & Wireless plc, British Telecommunications plc, Mercury Communications Ltd., AT&T, WorldCom, Sprint and ACC Corp., Swiftcall Ltd., Oystel Communications, Ltd. and First Telecom in the United Kingdom; Deutsche Telecom AG in Germany; Optus in Australia and Kokusan Denshin Denwa International Telecom Japan (KDD) and International Digital Communications in Japan. The Combined Company also competes with non-U.S. based providers of international call-reorigination or other alternative international long-distance services. The Combined Company believes that local ITOs generally have certain competitive advantages due to their control over local connectivity and close ties with national regulatory authorities. The Combined Company also believes that, in certain instances, some regulators have shown a reluctance to adopt policies and grant regulatory approvals that would result in increased competition for the local ITO. If an ITO were to successfully pressure national regulators to outlaw the provision of call-reorigination services and prevent the Combined Company from providing its services, the Combined Company could be denied regulatory approval in certain jurisdictions in which its services would otherwise be permitted. Any delay in obtaining approval, or failure to obtain approval, could have a material adverse effect on the Combined Company's business, financial condition and results of operations. If the Combined Company encounters anti-competitive behavior in countries in which it operates (such as an ITO attempting to block access to call-reorigination services) or if the ITO in any country in which the Combined Company operates uses its competitive advantages to the fullest extent, the Combined Company's business, financial condition and results of operations could be materially adversely affected. Deregulation and increased competition in international markets could cause prices for direct-dial international calls to decrease so much that the Combined Company's international call-reorigination services would no longer be attractive to customers. See "Business--Competition" and "Business--Government Regulation."

GOVERNMENT REGULATION

  The Combined Company's international telecommunications services are subject to the jurisdiction of many regulators. The United States Federal Communications Commission ("FCC") has imposed certain restrictions on international call-reorigination providers, including the requirement that authorized carriers provide service in a manner consistent with the laws of the countries in which they operate. Recently, the ITU agreed that any country could ban call-reorigination services, and the provision of some forms of call-reorigination services is illegal in Uruguay, Venezuela, the Philippines and certain other countries. In addition, approximately 30 countries primarily in Central and South America, the Middle East and Asia (including China) have informed the FCC that they have banned certain forms of call-reorigination. Call-reorigination service providers or customers violating these countries' laws may be subject to fines or penalties. Call-reorigination services in these countries comprised approximately 7.8% of the Combined Company's revenue in the ten months ended October 31, 1997. Currently, the Combined Company believes that it is not in violation of any country's laws or regulations related to the provision of international long distance services, but rules or regulations could be adopted by one or more countries that could prevent the Combined Company from operating in such countries, thereby having a material adverse effect on the Combined Company's operations. Local laws and regulations differ significantly among the jurisdictions in which the Combined Company operates, and the interpretation and enforcement of such laws and regulations vary and are often based on the informal views of the local ministries which, in some cases, are subject to influence by government owned or sanctioned local telephone companies. In addition, failure to interpret accurately the applicable laws and regulations and the mode of their enforcement in particular jurisdictions could result in monetary penalties imposed against the Combined Company that could be significant. The Combined Company generates a significant portion of its revenue from customers originating calls in South America, Europe, the Pacific Rim, Africa, the Middle East and Central America. There can be no assurance that foreign regulation will not have a material adverse effect on the Combined Company's business, results of operations and financial condition. See "Business-- Regulation."

  As a switch-based reseller of international long distance telecommunications services, the Combined Company is regulated by the FCC. The Combined Company is currently authorized by the FCC as a reseller of international long distance telephone services. The Combined Company has not been the subject of any action by the FCC or any other regulatory entity that would affect its ability to resell international long distance services. The FCC has determined that call-reorigination service using uncompleted call signaling, such as that used by the Combined Company, does not violate United States or international law, but has held that United States companies providing such services must comply with the laws of the countries in which they operate as a condition of such companies' FCC authorizations. The FCC reserves the right to condition, modify or revoke any authorizations and impose fines for violations of the Communications Act of 1934, as amended (the "Communications Act") or the FCC's regulations, rules or policies promulgated thereunder, or for violations of the clear and explicit telecommunications laws of other countries that are unable to enforce their laws against U.S. carriers. See "Business-- Regulation."

RISKS OF OPERATIONS IN FOREIGN COUNTRIES

  At the present time, substantially all of the Combined Company's revenue is from international customers. The Combined Company anticipates that revenue from international customers will continue to account for substantially all of its total revenue. Therefore, the Combined Company is particularly exposed to risks associated with international operations, including unexpected changes in legal and regulatory requirements, changes in tariffs, exchange rates and other barriers, political and economic instability, difficulties in collecting accounts receivable, longer payment cycles, difficulties in establishing, maintaining and managing independent sales agents, difficulties in staffing and managing international operations, difficulties in installing, maintaining and repairing equipment abroad, difficulties in protecting the Combined Company's intellectual property overseas, potential confiscation of property and equipment, potentially adverse tax consequences and the regulation of telecommunications companies by foreign jurisdictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

RELIANCE ON RAPIDLY CHANGING TECHNOLOGY; DEPENDENCE ON THIRD PARTY SUPPLIERS

  The market for long distance services is characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product, service and software introductions and enhancements. The Combined Company has invested significantly in sophisticated and specialized telecommunications and computer technologies such as the LINK-US and DIAL, and has focused on the application of these and other technologies to provide customized solutions to meet its customers' needs. Future technological advances in the industry may result in the availability of new services or products that could compete directly with the services currently provided by the Combined Company or could lower the cost of competitive services and products to a level where the Combined Company's services and products could lose any competitive technological advantage. The Combined Company anticipates that it will be necessary to continue to select, invest in, and develop new and enhanced technology on a timely basis in order to maintain its competitiveness. The Combined Company's future success will also depend, in part, on its ability to continue to evolve and adapt telecommunications technology solutions that keep pace with changing customer demands. There can be no assurance that the Combined Company will be successful in anticipating technological changes or in selecting and developing new and enhanced information technology on a timely basis.

  The Combined Company is dependent on certain third-party suppliers of equipment and hardware components, including its integrated computer systems and switching platform, and expects that it will become more dependent on such suppliers as its business expands. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop other sources if required, could result in delays that could adversely affect the Combined Company. In addition, the Combined Company's business is highly dependent on its computer systems, telephone equipment and software. See "Business."

DEPENDENCE ON EFFECTIVE MANAGEMENT INFORMATION SYSTEMS

  The Combined Company believes that the integration of its management information systems and switching platforms is important in order to best provide least cost routing and efficient billing of customers. Although the Combined Company's computer system and switching platform located at its telecommunications center in Ft. Lauderdale are integrated, there can be no assurance, if its current system becomes damaged or obsolete, that the Combined Company will be able to upgrade or replace such system with another integrated system at commercially reasonable prices, or at all. Failure to maintain an integrated system could have a material adverse effect on the Combined Company.

  The computer system that runs ITC's switches and billing operation has not yet been upgraded to be Year 2000 compliant. A new system called NTS 2000, which is Year 2000 compliant, is expected to be released and implemented in 1998 at an estimated cost of $30,000 to the Combined Company. Failure to achieve Year 2000 compliance could have a material adverse effect on the Combined Company.

  The Combined Company believes, based on its current business plan, that its management information systems will be sufficient for the next 12 months, but will require substantial additional investments to continue their effectiveness after such time as the Combined Company continues to expand its operations and process a higher volume of calls. The failure to successfully implement enhancements, replacements and investments in a timely fashion could result in a material adverse effect on the Combined Company's business, financial condition and results of operations. Furthermore, even if the Combined Company is successful in implementing such investments in a timely fashion there can be no assurance that the Combined Company's management information systems will not require further investments.

DEPENDENCE UPON EXECUTIVE OFFICERS AND MANAGEMENT PERSONNEL

  The Combined Company's operations are dependent upon the continued services of Robert Spade, its Chairman and Chief Executive Officer, and Patrick Scanlon, its President and Chief Operating Officer. The loss of the services of either of Messrs. Spade or Scanlon could have a material adverse effect on the Combined Company. The Combined Company has an employment agreement with Mr. Spade that expires April 30, 2000. The Combined Company maintains a key-person life insurance policy on the life of Mr. Spade in the amount of $2 million. The Company has applied for key-person life insurance on the life of Mr. Scanlon in the amount of $2 million. The Company has an employment agreement with Mr. Scanlon which expires on August 25, 2000. The Combined Company's success also is dependent on its ability to hire and retain other qualified management, technical, marketing, sales and customer service personnel. There can be no assurance that the Combined Company will be successful in recruiting and retaining such personnel. See "Management."

MANAGEMENT OF GROWTH

  The Combined Company has experienced significant growth in the past two years and expects such growth to continue. The Combined Company's growth may place significant strains on the Combined Company's management, staff, working capital and operating and financial control systems. There can be no assurance that the Combined Company's management, staff, working capital and systems will be adequate to support its future anticipated growth. The failure to continue to upgrade operating and financial control systems, to recruit qualified staff or to respond effectively to difficulties encountered during expansion could have a material adverse effect on the Combined Company's business, financial condition and results of operation.

PROPRIETARY RIGHTS AND LICENSES

  The Combined Company does not have a formal patent or other intellectual property protection program. It relies on trade secret and contractual restrictions to establish and protect its technology. The Combined Company's success depends in part on its ability to enforce intellectual property rights for its proprietary software technology, both in the United States and in other countries. The Combined Company's proprietary software is protected by the use of confidentiality agreements that restrict the unauthorized distribution of the Combined Company's proprietary data. While the Combined Company has attempted to limit unauthorized use of its software products or the dissemination of its proprietary information, there can be no assurance that the Combined Company will be able to retain its proprietary software rights and prohibit the unauthorized use of proprietary information. The hardware and other equipment used by the Combined Company for its call-reorigination systems are purchased from third party suppliers and therefore are not proprietary to the Combined Company. See "Business--Sales and Marketing" and "--Technology and Intellectual Property."

INTERNATIONAL CURRENCY FLUCTUATIONS

  The Combined Company's operations may be adversely affected by fluctuations in the value of the U.S. dollar against certain non-U.S. currencies, and the enactment of exchange controls or non-U.S. government restrictions on the transfer of funds. The Combined Company currently prices all of its products and services in U.S. dollars. However, swings in the relative value of the U.S. dollar in relation to currencies in nations in which the Combined Company conducts operations can affect the prices of the Combined Company's products and services. There is no assurance that the Combined Company will be able to maintain a competitive position in foreign countries where the domestic currency is experiencing devaluation. To the extent the Combined Company expands its international operations or changes its pricing practices to denominate prices in foreign currencies, the Combined Company will be exposed to increased risks of currency fluctuation as the Combined Company does not, and has no plans to, engage in hedging activities designed to protect against currency fluctuations.

Risks Related to the Offering

DETERMINATION OF OFFERING PRICE

  The offering price of the Shares was determined through negotiations between CSI and the Representative. Among the factors considered were the limited financial resources of the Combined Company, the Combined Company's potential revenue and cash flow, the industry in which the Combined Company operates and the general condition of the securities market. The offering price of the Shares is not necessarily reflective of the Combined Company's assets, history of revenue and cash flow, book value or any other objective criteria of value. See "Underwriting."

MARKET FOR THE COMMON STOCK; PRICE FLUCTUATIONS

  Prior to this Offering, there has been only a limited market for the Common Stock. The Common Stock is traded sporadically in limited quantities on the OTC Bulletin Board, and the Combined Company has applied to have the Common Stock quoted on the Nasdaq SmallCap Market. There can be no assurance that a regular, active trading market will develop or that the market price of the Common Stock will not decline below the public offering price. The price at which the Common Stock trades may be highly volatile. In addition, other events, such as quarter-to-quarter variations in operating results, news announcements, trading volume, general market trends and other factors, could result in wide fluctuations in the market price of the Common Stock. The stock market is subject to significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many small capitalization companies. Factors such as those cited above, as well as other factors which may be unrelated to the operating performance of the Combined Company, may adversely affect the price of the Combined Company's securities. See "Price Range of Common Stock."

SHARES AVAILABLE FOR RESALE

  As of     1998, there were    shares of CSI's Common Stock issued and
outstanding. Of this amount, approximately     shares are "restricted
securities" as defined by Rule 144 of the Securities Act. Of the     shares of
restricted stock which are presently outstanding, approximately    shares of
restricted stock have satisfied the one year holding period required by Rule
144. The remaining shares of restricted stock will become available for resale pursuant to Rule 144 in various amounts each month, with all shares of restricted stock being available for resale by January 1999. All of the officers and directors and persons known by CSI to be the beneficial holders of 2% or greater of the Common Stock have agreed not to sell such shares for a period of 270 days following the date of this Prospectus. The Selling Securityholders have agreed not to sell their shares for a period of 180 days following the date of this Prospectus.

  No prediction can be made as to the effect, if any, that the sale of Common Stock (or the availability of such Common Stock for sale) by the holders of the Company's restricted stock will have on the market price of the Common Stock. Nevertheless, the possibility of a substantial number of shares of Common Stock being offered for sale in the public market may adversely affect prevailing market prices for the Common Stock and could impair investors' ability to sell the Common Stock or the Combined Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

DIVIDENDS

  CSI has paid no dividends since inception. The payment of dividends on the Common Stock rests with the discretion of the Board of Directors. Payment of dividends is contingent upon, among other things, future earnings, if any, and the financial condition of the Combined Company, capital requirements, general business conditions, and other factors which cannot now be predicted. There can be no assurance that the future operations of the Combined Company will be profitable or that dividends will ever be paid by the Combined Company. See "Dividend Policy."

IMMEDIATE SUBSTANTIAL DILUTION

  A purchaser of Common Stock in this Offering will experience immediate
substantial dilution of $   per Share or   %, which amount represents the
difference between the pro forma net tangible book value per share of Common Stock after the Offering and the assumed public offering price of $10.00 per share. See "Dilution."

POTENTIAL FUTURE DILUTION

  Currently, the Combined Company has outstanding (i) options to purchase up
to     shares of Common Stock, which have weighted average exercise prices of
$   per share, (ii) warrants to purchase up to     shares of Common Stock,
which have weighted average exercise prices of $    per share, and
(iii) convertible promissory notes in the aggregate principal amount of $30,000 convertible into an undeterminable number of shares of Common Stock, which have a conversion price per share equal to 90% of the average bid and ask price of the Common Stock on the day before conversion. The issuance of any Common Stock pursuant to the exercise or conversion of any options, warrants, or convertible promissory notes at a price less than the book value per share of the Common Stock will dilute the book value of the Common Stock.

POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK; POTENTIAL ANTI-TAKEOVER EFFECT OF COLORADO LAW

  CSI is authorized to issue up to 5,000,000 shares of Preferred Stock, and the Board of Directors may fix the preferences, limitations and relative rights of those shares without any vote or action by the shareholders. The potential issuance of Preferred Stock may delay, deter, or prevent a change in control of the Combined Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. The Combined Company presently has no plans to issue shares of Preferred Stock. In addition, certain provisions of Colorado law could have the effect of delaying, deterring or preventing a change in control of the Combined Company. See "Description of Securities."

                                USE OF PROCEEDS

  The net proceeds to the Combined Company from this Offering, after deduction for estimated offering expenses and underwriting discounts of $1,780,000, are estimated to be $9,220,000 ($10,655,500 if the Representative's over-allotment option is exercised in full), assuming a public offering price of $10.00 per share of Common Stock. The Combined Company expects to use the net proceeds during the 12 months following the Offering as follows:

                                                                  PERCENTAGE OF
             APPLICATION OF PROCEEDS                DOLLAR AMOUNT NET PROCEEDS
             -----------------------                ------------- -------------
Repayment of Bridge Notes(1)......................   $2,911,000        31.6%
Completion of ITC Acquisition(2)..................    2,975,000        32.3
Expansion of marketing capability(3)..............      750,000         8.1
Installation of automated switching equipment(4)..      500,000         5.4
Purchase or lease and installation of regional
 switches(5)......................................      500,000         5.4
Technical development(6)..........................      300,000         3.3
Working capital and general corporate
 purposes(7)......................................    1,284,000        13.9
                                                     ----------       -----
                                                     $9,220,000       100.0%
                                                     ==========       =====

--------
(1) Represents amounts to be used for the repayment of the entire $2,840,000 amount of Bridge Notes and estimated accrued interest thereon. The Bridge Notes bear interest at a rate of 10% per annum and are repayable on the earlier of five days after the consummation of this Offering or December 30, 1998. CSI used the proceeds of the December 1997 Financing principally in connection with the repayment of trade payables and notes payable to telecommunications carriers. See "Description of Securities--Description of Indebtedness."
(2) Represents amounts to be paid to Lynch Family, LLC, Philip Thomas and Sean Thomas as partial consideration for all of the capital stock of ITC and estimated acquisition costs of $100,000. In addition, on the first anniversary of the closing of this Offering, Lynch Family, LLC and Messrs. Thomas and Thomas will receive 207,000 shares of Common Stock based on an assumed initial offering price of $10.00 per Share. See "Business--The ITC Acquisition."
(3) Represents amounts to be paid for recruiting and for salaries of specialized sales personnel to promote hotel and large business, operator services, cellular and other specialized services. This amount also represents funds to be used to pay for additional technical, customer service and overhead resulting from the expansion of the sales and marketing effort. See "Business--Business Strategy."
(4) Represents amounts to be used to install DIAL, LINK-US and other automated switching equipment which facilitate transparent call-reorigination services for hotels and large businesses in select countries. See "Business--Business Strategy."
(5) Represents amounts to be used to purchase or lease and locate regional switches or other telecommunications equipment in South America, Europe, Africa or Asia to facilitate least cost routing. See "Business--Business Strategy."
(6) Represents amounts to be used to continue technical development associated with the Combined Company's enhanced services, including facsimile and debit card services and compression technology, which is intended to improve service and reduce operating costs. See "Business--Business Strategy."
(7) Working capital will be used, among other things, to pay security deposits in connection with carrier agreements and to pay general and administrative expenses. This amount includes approximately $80,000 payable to a former employee of CSI and $50,000 payable to a director of CSI.

  Pending use of the proceeds, the Combined Company intends to invest the net proceeds in short term, interest bearing, investment grade securities, including government obligations and other money market instruments.

  The amounts set forth above represent the Combined Company's present intentions for the use of the proceeds from this Offering. Actual expenditures could vary considerably depending upon many factors, including, without limitation, changes in economic conditions, unanticipated complications, delays and expenses, or the availability of alternative financing. Any reallocation of net proceeds of this Offering will be made at the discretion of the Board of Directors but will be in furtherance of the Combined Company's strategy as described in this Prospectus.

                                DIVIDEND POLICY

  CSI has paid no dividends since inception. The payment of dividends on the Common Stock rests with the discretion of the Board of Directors. There are no restrictions on payment of dividends under any agreements to which the Combined Company is a party. Payment of dividends is contingent upon, among other things, future earnings, if any, and the financial condition of the Combined Company, capital requirements, general business conditions, and other factors which cannot now be predicted. There can be no assurance that the future operations of the Combined Company will be profitable or that dividends will ever be paid by the Combined Company. To the extent the Combined Company issues preferred stock, it may have a preference over the Common Stock with respect to dividends.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock currently is traded infrequently in limited quantities on the OTC Bulletin Board under the symbol CSYG. The following table sets forth the range of high and low sales prices per share for the Common Stock through the fiscal quarter ending April 30, 1998, and the range of high and low closing bid prices thereafter, as adjusted to give effect to the assumed 1 for reverse stock split. Market quotations represent prices between dealers and do not reflect retail mark-ups, mark-downs or commissions, and may not represent actual transactions. There was no market for the Common Stock prior to March 18, 1996.

                                                                 PRICE RANGE OF
                      FISCAL QUARTER ENDED                        COMMON STOCK
                      --------------------                       ---------------
                                                                  HIGH     LOW
                                                                 ------- -------
1996
April 30, 1996 (commencing March 18, 1996)......................
1997
July 31, 1996...................................................
October 31, 1996................................................
January 31, 1997................................................
April 30, 1997..................................................
1998
July 31, 1997...................................................
October 31, 1997................................................
January 31, 1998................................................
April 30, 1998 (through      , 1998)............................

  On      , 1998, the closing bid price of the Common Stock as reported on the
OTC Bulletin Board was $   per share. As of      , 1998, there were   holders
of record of the Common Stock.

                                   DILUTION

  The difference between the public offering price per Share and the adjusted net tangible book value (deficit) per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share of Common Stock on any given date is determined by dividing the net tangible book value (total tangible assets less total liabilities) on that date, by the number of shares of Common Stock outstanding on that date.

  CSI's net tangible book value (deficit) at October 31, 1997 was ($2.1
million) or ($   ) per share of Common Stock. After giving effect to the
December 1997 Financing (the "Pro Forma Adjustments"), the Pro Forma net tangible book value (deficit) of CSI as of October 31, 1997 would have been
($562,000) or ($   ) per share. After also giving effect to the sale by the
Combined Company of 1,100,000 shares of Common Stock at an assumed offering price of $10.00 per share and the receipt of the estimated net proceeds thereof and the ITC Acquisition, the adjusted net tangible book value of the Combined Company at October 31, 1997 would have been approximately $4.1
million or $    per share. This represents an immediate increase in net
tangible book value of $   per share to existing shareholders and an immediate
dilution of $    per share to new investors purchasing in this Offering.

  The following table illustrates this per share dilution:

   Assumed public offering price...................................... $10.00
     Net tangible book value (deficit) before Pro Forma Adjustments...
     Increase attributable to the Pro Forma Adjustments...............
     Pro Forma net tangible book value (deficit) per share of Common
      Stock before Offering...........................................
     Increase per share of Common Stock attributable to this Offering and the ITC Acquisition.........................................
   Adjusted net tangible book value per share of Common Stock after this Offering..................................................... $
                                                                       ------
   Dilution per share of Common Stock to new investors in this
    Offering.......................................................... $
                                                                       ======
   Dilution as a percentage of assumed offering price.................       %
                                                                       ======

  The following table summarizes as of October 31, 1997, the difference between existing shareholders and new investors with respect to the number of shares of Common Stock purchased from the Combined Company, the total consideration paid and the average price paid per share by the Combined Company hereby (before deducting underwriting discounts and estimated offering expenses):

                           SHARES PURCHASED  TOTAL CONSIDERATION
                          ------------------ ------------------- AVERAGE PRICE
                            NUMBER   PERCENT   AMOUNT    PERCENT  (PER SHARE)
                          ---------- ------- ----------- ------- -------------
Existing
 shareholders(1)(2)......                  % $ 2,750,285   20.0%    $
New shareholders.........  1,100,000          11,000,000   80.0%    $10.00
                          ----------  -----  -----------  -----
Total....................             100.0% $13,750,285  100.0%
                          ==========  =====  ===========  =====

--------
(1) Includes 113,600 Bridge Shares to be issued immediately prior to the closing of this Offering based on an assumed offering price of $10.00 per share. Excludes the Additional Securities. See "Management," "Description of Securities" and "Underwriting."
(2) Includes     shares issued in exchange for services rendered, rent and
    equipment valued at $423,114. Statements of Shareholders' Equity (Deficiency) in the Financial Statements.

                                CAPITALIZATION

  The following table sets forth the capitalization of CSI at October 31, 1997, the Pro Forma capitalization of CSI to reflect the December 1997 Financing, and the Pro Forma Combined capitalization to reflect the December 1997 Financing, the ITC Acquisition and the sale of the Common Stock at an assumed public offering price of $10.00 and the application of the estimated net proceeds therefrom. The table should be read together with the Financial Statements and the notes thereto.

                                                  OCTOBER 31, 1997
                                     ------------------------------------------
                                                                   PRO FORMA
                                     CSI ACTUAL CSI PRO FORMA(1) COMBINED(2)(3)
                                     ---------- ---------------- --------------
                                                   (IN THOUSANDS)
Long-term liabilities, net of
 current portion....................  $   850       $ 2,045         $   292
Shareholders' equity (deficiency):
  Preferred stock, no par value;
   5,000,000 shares authorized, none
   issued or outstanding............        0             0               0
  Common Stock, no par value;
   25,000,000     shares authorized;
       shares issued and outstanding
   actual;     shares issued and
   outstanding pro forma; and
   shares issued and outstanding, as
   adjusted.........................    2,750         2,750          14,008
Common Stock subscribed.............      --            795             --
Notes receivable from shareholder...      (35)          (35)            (35)
Accumulated deficit.................   (4,577)       (3,830)         (5,061)
Treasury Stock, at cost.............     (243)         (243)           (243)
                                      -------       -------         -------
Total shareholders' equity
 (deficiency).......................   (2,104)         (562)          8,670
                                      -------       -------         -------
Total capitalization (deficiency)...  $(1,254)      $ 1,483         $ 8,962
                                      =======       =======         =======

--------
(1) Gives effect to the December 1997 Financing.
(2) Adjusted to reflect the December 1997 Financing, the ITC Acquisition and net proceeds from the sale by the Combined Company in this Offering of 1,100,000 Shares at an assumed public offering price of $10.00 per Share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Does not include the Additional Securities.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

  The following selected financial data should be read in conjunction with the financial statements of CSI and ITC and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data below has been derived from CSI's audited statement of operations data for the years ended April 30, 1996 and 1997, and the balance sheet data as of April 30, 1996 and 1997, from ITC's audited statement of operations data for the ten months ended October 31, 1997 and the year ended December 31, 1996, and the balance sheet data as of October 31, 1997. The selected financial data for CSI with respect to the periods ended October 31, 1996 and 1997 and the balance sheet data as of October 31, 1997 have been derived from CSI's unaudited financial statements. Management believes that CSI's interim financial statements as of October 31, 1996 and 1997 and for the periods ended October 31, 1996 and 1997 include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and the results of operations of the CSI for such interim periods. Prior results are not a prediction of future results of operations. The Pro Forma Combined information does not purport to present the Combined Company's financial position or results of operations that would have occurred had the transactions, to which pro forma effect is given, been consummated as of the dates or for the periods indicated and do not purport to project the Combined Company's financial position or results of operations at any future date or for a future period, and should be read in conjunction with the separate financial statements of CSI and ITC and the pro forma condensed combined financial statements of CSI and ITC.

                                   CSI ACTUAL                      ITC ACTUAL        PRO FORMA COMBINED(1)
                          --------------------------------  ------------------------ ----------------------
                                             SIX MONTHS
                            YEAR ENDED          ENDED                    TEN MONTHS             SIX MONTHS
                             APRIL 30,       OCTOBER 31,     YEAR ENDED     ENDED    YEAR ENDED    ENDED
                          ----------------  --------------  DECEMBER 31, OCTOBER 31, APRIL 30,  OCTOBER 31,
                           1996     1997     1996    1997       1996        1997        1997       1997
                          -------  -------  ------  ------  ------------ ----------- ---------- -----------
STATEMENT OF OPERATIONS
 DATA:
Revenue.................  $ 6,741  $11,865  $5,530  $6,372     $7,603      $8,054     $19,732     $11,426
Cost of revenue.........    5,963    7,755   3,608   3,807      5,070       6,790      13,253       8,357
                          -------  -------  ------  ------     ------      ------     -------     -------
Gross margin............      778    4,110   1,922   2,565      2,533       1,264       6,479       3,069
Operating expenses:
  Sales and marketing...    1,573    2,080     877   1,271      1,099         715       2,928       1,703
  General and
 administrative.........    1,258    1,302     609   1,326      1,446       1,388       2,929       2,183
  Technical and
 developmental..........      394      722     294     389        --          --          722         389
  Depreciation..........       58      103      42      68         69          73         179         113
  Amortization of
 intangibles............      --       --      --      --         --          --          937         468
                          -------  -------  ------  ------     ------      ------     -------     -------
Total operating
 expenses...............    3,283    4,207   1,822   3,054      2,614       2,176       7,695       4,856
                          -------  -------  ------  ------     ------      ------     -------     -------
Income (loss) from
 operations.............   (2,505)     (97)    100    (489)       (81)       (912)     (1,216)     (1,787)
Other income (expense)-
 net....................      (19)    (162)    (76)    (88)        88          62         (62)       (109)
                          -------  -------  ------  ------     ------      ------     -------     -------
Net income (loss).......   (2,524)    (259)     24    (577)         7        (850)     (1,278)     (1,896)
                          =======  =======  ======  ======     ======      ======     =======     =======
Net income (loss) per
 share(2)...............
Weighted average number
 of shares outstanding..

                                   CSI ACTUAL            ITC ACTUAL   PRO FORMA
                         ------------------------------- -----------  COMBINED
                         APRIL 30, APRIL 30, OCTOBER 31, OCTOBER 31, OCTOBER 31,
                           1996      1997       1997        1997     1997(1)(3)
                         --------- --------- ----------- ----------- -----------
BALANCE SHEET DATA:
Current assets..........  $ 1,223   $ 1,284    $ 1,499     $ 1,950     $ 8,369
Long-term assets........      296       662        779         770       1,452
Intangible assets.......      --        --         --          --        4,683
Total assets............    1,519     1,946      2,278       2,720      14,505
Current liabilities.....    3,375     3,615      3,532       3,209       5,543
Long-term liabilities...      --        --         850         292         292
Total liabilities.......    3,375     3,615      4,382       3,501       5,835
Working capital
 (deficit)..............   (2,152)   (2,331)    (2,033)     (1,259)      2,826
Shareholders' equity
 (deficiency)...........   (1,856)   (1,669)    (2,104)       (781)      8,670

--------
(1) Refer to the Pro Forma Condensed Combined Financial Statements contained herein.
(2) Based on the weighted average number of shares outstanding.
(3) Gives effect to the December 1997 Financing, the ITC Acquisition and the sale of the Shares at an assumed offering price of $10.00 per Share offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenue and net income, the mix of the Combined Company's revenue, projections concerning operations and available cash flow. The Combined Company's actual results could differ materially from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed in "Risk Factors" and elsewhere in this Prospectus.

                             THE COMBINED COMPANY

GENERAL

  Communications Systems International, Inc. and International Telephone Company are growing providers of international long distance telecommunications services. CSI's customers are principally located in South America, the Pacific Rim, South Africa and Central America, while ITC's customers are principally located in Africa, Europe and the Middle East. CSI emphasizes innovative software solutions and technical expertise to provide higher quality, lower cost alternative routing of telecommunications for its customer base. CSI focuses its marketing efforts on high volume customers such as hotels, large local businesses and foreign branches of multinational businesses in addition to individuals and small businesses. ITC emphasizes its wholesale long distance services, least cost routing capabilities and superior customer service for its individual and small business customers. The Combined Company expects to benefit from the synergies of a complementary customer base, geographic diversity, technical expertise and marketing and customer support services; however, no assurance can be given that such synergies will occur. The Combined Company contracts with several United States and other long distance carriers to ensure a ready supply of long distance service at competitive rates.

  Prices in the international long distance telecommunications industry in many of the countries in which the Combined Company provides its services have declined in recent years due to increased competition and deregulation, and the Combined Company believes that prices are likely to continue to decrease. In addition, the Combined Company believes that the deregulation trends in some international markets will result in greater competition that could reduce telecommunications revenue per minute and the Combined Company's operating margins. For example, representatives of 69 countries, including the United States, recently entered into an agreement with the World Trade Organization, which became effective on February 5, 1998 (the "WTO Agreement"), with the goal of increasing competition among telecommunications providers in those markets. The Combined Company believes, however, that any decreases in prices as a result of deregulation and increased competition will be at least partially offset by increased telecommunications usage and the decreased cost structure discussed below. See "Business--Competition" and "-- Regulation."

  CSI and ITC experienced rapid growth in revenue in fiscal years 1996 and 1997. Revenue is generated primarily from international call-reorigination services and is based on the minutes of customer use billed by the Combined Company on completed calls. An international call-reorigination call has two segments: an origination segment and a destination segment. Revenue is recorded and billed from the beginning of the origination segment to the completion of the destination segment, if the destination segment is answered or otherwise connected. If the destination segment is not answered or connected, the origination segment is not completed and not billable, and the Combined Company incurs a nonrecoverable cost. CSI and ITC estimate that less than 6.0% of all minutes charged by its carriers resulted from non-billable calls during the 12 months ended April 30, 1997. The Combined Company's gross margin on each completed call or service placed through its facility is equal to the difference between the amount charged its customer for a call or service and the amount it is charged by the long distance carrier for the same call or service.

  Approximately 60.0% of all revenue is collected through weekly automatic charges to pre-approved customer credit cards. Under the terms of the sales agent agreements, the sales agents are responsible for collecting customer payments except for credit card payments, and sales agents generally are responsible for customer bad debts less, in some cases, an allowance granted by the Combined Company. Failure of sales agents to collect and remit customer payments to the Combined Company presents a risk to the Combined Company. Although collection terms for other customers are net 30 days, the time necessary to process billings and collect billings through the Combined Company's sales agents may at times result in receivables reaching 60 to 90 days.

  Cost of revenue consists primarily of costs paid to carriers for the origination, transmission and termination of voice and data telecommunications services and to a lesser extent, debit card costs and agent allowances and discounts. Currently, a substantial portion of the Combined Company's telecommunications revenue is derived from services that are accessed through the facilities of long distance carriers. Accordingly, a significant portion of the Combined Company's cost of telecommunications services is variable, based on the number of minutes of use, with transmission and termination costs being the Combined Company's most significant expense.

  One of the Combined Company's business strategies is to minimize costs through efficient call management. The Combined Company continually seeks to negotiate more favorable rates with its existing long distance carriers. Under certain carrier contracts, the Combined Company obtains guaranteed rates, which are generally more favorable than otherwise would be available, by committing to purchase a minimum number of minutes from such carriers. If the Combined Company fails to meet its minimum requirements under a carrier contract, it could still be required to pay its minimum monthly commitment as a penalty. The Combined Company's aggregate minimum monthly commitments are approximately $400,000, which represents approximately 28.7% of the Combined Company's monthly variable transmission cost. The Combined Company is seeking to enter into agreements with additional long distance carriers in order to access the lowest transmission and termination costs for each call segment. This "least cost routing" allows the Combined Company to route each call segment on the carrier with the least cost for that segment. In addition, the Combined Company intends to establish additional switching facilities outside the U.S. in order to utilize a larger number of long distance carriers and reduce its call per unit operating costs. See "Use of Proceeds" and "Business--Business Strategy."

  The Combined Company generally realizes higher gross margins from its call-reorigination services than from its wholesale services. Wholesale services, however, provide a source of additional revenue and add significant minutes originating and terminating on the Combined Company's network, thus enhancing the Combined Company's purchasing power for leased lines and switched minutes from its carriers and enabling it to take advantage of volume discounts. The Combined Company expects gross margin percentages may decline if wholesale revenue increases as a percentage of total revenue. CSI intends to expand its wholesale business following the ITC Acquisition. In addition, gross margin percentages could be adversely affected by price reductions due to market competition.

  Due to ITC's more sophisticated switching platform, the Combined Company has the capacity of offering wholesale telecommunications services to its customers. Wholesale services enable ITC to improve its operating results despite lower gross margins on its wholesale sales because all wholesale minutes generally are "billable" minutes even if the destination segment of the call is not answered or connected. Furthermore, ITC is not responsible for billing end users. Therefore, operating expenses are generally lower for wholesale services.

  Sales and marketing expenses primarily represent commissions paid to independent sales agents, compensation paid to internal salespersons and advertising expense. The Combined Company's decision to use independent agents to date has been primarily driven by the low initial fixed costs associated with this distribution channel, and the agents' familiarity with local business and marketing practices. CSI currently depends on approximately 40 independent sales agents to sell its services, including Edward Stoever, who operates in Argentina, and CS do Brazil. These two sales agents accounted for approximately 54.3%, and 11.5%, respectively, of revenue in the six months ended October 31, 1997, and the ten largest sales agents accounted for approximately 91.3% of CSI's revenue in the six months ended October 31, 1997. ITC currently depends on approximately 55 independent sales agents to sell its services, including Generic Telecom, Inc., Zohair Attoue and Janel Richards. These three sales agents accounted for approximately 26.6%, 21.4% and 12.7%, respectively, of ITC's revenue in the ten months ended October 31, 1997, and the ten largest sales agents accounted for approximately 89.1% of ITC's revenue in the ten months ended October 31, 1997. The Combined Company expects that sales and marketing expenses will continue to increase as the Combined Company obtains additional sales agents either directly or in connection with acquisitions, and otherwise generally expands its sales and marketing activities. The Combined Company anticipates, however, that as sales networks become fully integrated and economies of scale are realized, sales and marketing expenses ultimately will decline as a percent of revenue and that its dependence on the five principal sales agents also will be reduced. See "Use of Proceeds" and "Business--Business Strategy" and "--Sales and Marketing--Sales Agents."

  General and administrative expenses are primarily compensation paid for agent and customer support, executives and accounting personnel, credit card merchant charges, bad debt expense and other corporate overhead costs. The Combined Company devotes considerable resources to collect receivables from agents and customers who fail to remit payment in a timely manner. While the Combined Company continually seeks to minimize bad debt, the Combined Company's experience indicates that a certain portion of past due receivables will never be collected, and that such bad debt is a necessary cost of conducting business in the telecommunications industry. The Combined Company expects that general and administrative expenses will increase in absolute terms as the Company integrates personnel from the ITC Acquisition and implements its growth strategy; however, The Combined Company expects general and administrative expenses will decrease as a percent of revenue due to anticipated cost reductions resulting from the efficiencies of combining CSI and ITC.

  In conjunction with the December 1997 Financing, CSI will incur additional monthly non-cash expenses totaling $117,000, including: accrued interest expense of $24,000 on the Bridge Notes; amortized interest expense of $66,000 from the accretion of a $795,000 discount on the Bridge Notes; and $27,000 of amortized prepaid debt offering expenses totaling $323,000. Upon repayment of the Bridge Notes and accrued interest, CSI will recognize an extraordinary item from loss on early retirement of debt equal to the unamortized balances of the $795,000 discount on the Bridge Notes and $323,000 prepaid offering expenses.

EFFECTS OF INFLATION AND FOREIGN CURRENCY EXCHANGE

  Although increases in salaries, carrier costs and operating overhead can adversely affect the Combined Company's operations, The Combined Company does not believe that inflation has had a material effect on its operating results. However, because future increases in inflation may cause the Combined Company's suppliers to increase prices of materials and services to the Combined Company, an increase in inflation could increase the Combined Company's cost of revenue and operating expenses. The Combined Company generally believes the Combined Company will be able to adjust its rates to offset such increases. Because the Combined Company prices its services in United States dollars, foreign currency exchange rates have not had, and are not expected to have, a material effect on the Combined Company.

SEASONALITY

  The Combined Company's business exhibits a small degree of seasonality. Historically, the Combined Company's revenue (as well as sales in the telecommunications industry in general) has decreased slightly in August and December, which CSI attributes to vacations and holidays in its European and Latin American markets and in the United States. As a result of these factors, reported quarterly revenue in future periods will vary and are not indicative of revenue in subsequent comparable periods.

ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board (FASB) has issued FAS No. 128, "Earnings per Share," FAS No. 129, "Disclosure of Information about Capital Structure," FAS No. 130, "Reporting Comprehensive Income" and FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" and FAS No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits. FAS No. 128 modifies the standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock and is effective for periods ending after December 15, 1997, including interim periods; the Combined Company expects that the adoption of this statement will have a negative effect on previously presented or future earnings per share amounts. FAS No. 129 provides for increased disclosure information about an entity's capital structure and is effective for periods ending after December 15, 1997; the Combined Company does not expect the adoption of this standard to significantly affect its capital structure disclosures. FAS No. 130 establishes standards for reporting and display of comprehensive income and its components and is effective for years beginning after December 15, 1997; the Combined Company does not believe the adoption of this Statement will have an effect on earlier periods. FAS No. 131 modifies the disclosure requirements for reportable segments and is effective for the Combined Company's year ending April 30, 1999; the Combined Company has not determined if the effect of the adoption of this Statement would require the Combined Company to report industry segments. FAS No. 132 modifies the disclosure requirements for pensions and other postretirement benefits and is effective for the Combined Company's fiscal year ending April 30, 1999. The Combined Company currently does not have any benefit plan that would be affected by this Statement.

YEAR 2000 STATEMENT

  The computer system that runs ITC's switches and billing operation has not yet been upgraded to be Year 2000 compliant. A new system called NTS 2000, which is Year 2000 compliant, is expected to be released and implemented in 1998 at an estimated cost of $30,000 to the Combined Company.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

CSI OVERVIEW

  CSI was incorporated in April 1993 as a provider of international telecommunications services. CSI had an accumulated deficit of approximately $4.6 million as of October 31, 1997. CSI incurred significant net operating losses totaling $633,000 and $2.5 million during the fiscal years ended April 30, 1995 and 1996, respectively, primarily because of low gross margins resulting from contractual commitments with its primary long distance carriers. Gross margin was approximately $582,000 for fiscal year 1995 and approximately $778,000 for fiscal year 1996. Gross margin as a percent of revenue was 29.4% and 11.5% for fiscal years 1995 and 1996, respectively. In fiscal year 1997, CSI improved its gross margin to approximately $4.1 million, or 34.6% of revenues, due to increased revenue and improved per unit costs that principally resulted from lower rates charged CSI by long distance carriers. As a result, CSI's net loss was reduced to $259,000 for the fiscal year ended April 30, 1997.

  In March 1997 and November 1997, CSI completed negotiations with its two largest carriers to further improve its rate structure which resulted in agreements that are expected to improve CSI's per unit carrier costs.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage relationship to revenue of certain items in CSI's statements of operations:

                                                      SIX MONTHS ENDED
                            YEAR ENDED APRIL 30,         OCTOBER 31,
                            -----------------------   ------------------
                               1996         1997        1996      1997
                            ----------   ----------   --------  --------
Revenue...................       100.0%       100.0%     100.0%    100.0%
Cost of revenue...........        88.5         65.4       65.2      59.7
Gross margin..............        11.5         34.6       34.8      40.3
Operating expenses:
  Sales and marketing.....        23.3         17.5       15.9      19.9
  General and
   administrative.........        18.7         11.0       11.0      20.8
  Technical and
   developmental..........         5.8          6.1        5.3       6.1
  Depreciation and
   amortization...........         0.9          0.9        0.8       1.1
Total operating expenses..        48.7         35.5       32.9      47.9
Income (loss) from
 operations...............       (37.2)        (0.8)       1.8      (7.7)
Interest income
 (expense)................        (0.3)        (1.4)      (1.4)     (1.4)
Net income (loss).........       (37.4)%       (2.2)%      0.4%     (9.1)%

COMPARISON OF SIX MONTHS ENDED OCTOBER 31, 1996 AND 1997

  Revenue. Revenue increased 15.2% from approximately $5.5 million for the six months ended October 31, 1996 to $6.4 million for the six months ended October 31, 1997. The increase was due primarily to a 27.9% increase in billable minutes from approximately 5.2 million billable minutes for the six months ended October 31, 1996 to approximately 6.7 million billable minutes for the six months ended October 31, 1997. The number of customers increased from approximately 8,400 customers at January 31, 1997 to approximately 10,200 customers at January 31, 1998. The increase in customers, billable minutes, and revenue was due to the improved performance of CSI's sales agent base. Customers are defined as those persons or businesses who have used the Combined Company's services within the previous four months. These increases were offset by a 9.4% decrease in the average revenue per billable minute.

  Cost of revenue. CSI's cost of revenue increased by 5.5% from approximately $3.6 million in the six months ended October 31, 1996 to approximately $3.8 million for the six months ended October 31, 1997. As a percentage of revenue, these costs decreased from 65.2% to 59.7% for the six months ended October 31, 1996 and 1997, respectively. As of March 1997, CSI had in place new contractual commitments with its primary carriers reflecting more favorable rates that resulted in improved gross margins during the six months ended October 31, 1997. Management continues to negotiate improved pricing and expects to continue to reduce costs per minute as a result of improved technology which reduces the percentage of non-completed calls and therefore reduces origination minutes and costs. Origination and destination segment minute usage increased 27.0% from approximately 9.7 million switched minutes for the six months ended October 31, 1996 to approximately 12.3 million switched minutes for the six months ended October 31, 1997.

  Sales and marketing. Sales and marketing expenses increased 44.9% from $877,000 for the six months ended October 31, 1996 to $1.3 million for the six months ended October 31, 1997. As a percentage of revenue, these costs increased from 15.9% to 19.9% for the six months ended October 31, 1996 and 1997, respectively. The increase in absolute dollars was due primarily to an increase in agent commissions caused by the increase in revenue, while the increase as a percentage of revenue was due primarily to an increase in advertising expense and hiring of additional internal sales personnel.

  General and administrative. General and administrative expenses increased 117.7% from $609,000 for the six months ended October 31, 1996 to $1.3 million for the six months ended October 31, 1997. As a percentage of revenue, these costs increased from 11.0% to 20.8% for the six months ended October 31, 1996 and 1997, respectively. The significant increase in expenses was due to several non-recurring costs incurred by CSI, including: a $215,000 reserve for bad debt associated with a former sales agent; a $188,000 compensation expense associated with a severance agreement with a former employee; a $50,000 accrued consulting fee to a director of CSI for negotiating a settlement with a carrier and a more favorable contractual commitment to one of its primary long distance carriers; and a $35,000 expense associated with the relocation of CSI employees to the Combined Company's operations center in Florida. Excluding these non-recurring costs, general and administrative expenses increased 37.6% to $838,000 and increased to 13.2% of revenue. The remaining increase in costs was due to additional customer support and administrative personnel hired to support the growth of CSI's operations. CSI has implemented internal control procedures to mitigate the risk of significant loss in the future from individual sales agents. CSI continues to vigorously pursue the collections of all bad debt expenses from former customers and sales agents.

  Technical and developmental. Technical and developmental expenses are primarily compensation paid to internal technical personnel, fixed telephone circuit and line costs and other costs associated with the development, operation and maintenance of CSI's proprietary products and services. Technical and development expenses increased 32.3% from $294,000 for the six months ended October 31, 1996 to $389,000 for the six months ended October 31, 1997. As a percentage of revenue, these costs increased from 5.3% to 6.1% for the six months ended October 31, 1996 and 1997, respectively. The increase in absolute dollars was due primarily to an increase in fixed telephone circuit and line costs due to the significant increase in revenue. The Company expects the technical and developmental expenses will increase in absolute dollars in the near future as the Combined Company incurs additional costs related to the installation of automated switching equipment and technical and developmental costs associated with the Combined Company's enhanced services. The Combined

Company expects technical and developmental expenses to decrease as a percentage of revenue in the future because revenue is expected to increase at a rate greater than that of technical and developmental expenses.

  Depreciation and amortization. Depreciation and amortization expense increased 61.9% from approximately $42,000 for the six months ended October 31, 1996 to approximately $68,000 for the six months ended October 31, 1997. These costs increased primarily as a result of CSI's higher fixed asset base during the six months ended October 31, 1997 as compared with the six months ended October 31, 1996. The Combined Company expects depreciation and amortization expense to increase significantly in the future as the Combined Company continues it growth strategy which includes purchases and installations of automated switching equipment for its hotel and larger business customers, purchases and installation of regional switches and amortization of intangible assets associated with the ITC acquisition.

  Interest income/expense. Interest income/expense, which represents primarily interest expense, increased 15.8% from approximately $76,000 for the six months ended October 31, 1996 to approximately $88,000 for the six months ended October 31, 1997. Interest expense for the six months ended October 31, 1997 includes accrued interest of approximately $117,000 to one of CSI's carriers, which was forgiven in December 1997 as a part of a settlement agreement reached in October 1997. Interest and other expense will increase significantly until completion of this Offering due to accrued interest expense on the Bridge Notes, amortization of other debt offering costs, accretion of the discount on the Bridge Notes associated with the December 1997 Financing and issuance of 113,600 shares of Common Stock (based on an assumed initial offering price of $10.00 per Share).

  Income taxes. CSI did not record an income tax expense or benefit for the six months ended October 31, 1996 or 1997 but recorded valuation allowances to offset the deferred tax asset due to the uncertainty of the ultimate realization of the net operating loss carryforwards.

  Net income/loss. CSI had a net loss of $577,000 for the six months ended October 31, 1997 compared to net income of $24,000 for the six months ended October 31, 1996. The decrease in net income was primarily due to significant non-recurring expenses including a $215,000 bad debt expense from a sales agent, a $188,000 compensation expense related to a severance agreement with a former employee, a $50,000 accrued consulting fee to a director of CSI for negotiating a more favorable contractual commitment to one of its primary carriers, and $35,000 associated with relocation expenses. Excluding the effects of these non-recurring costs, CSI would have incurred a net loss of $89,000 for the six months ended October 31, 1997.

  Net income/loss per share. CSI had a net loss per share of $    for the six
months ended October 31, 1997 compared to net income per share of less than
$    for the six months ended October 31, 1997. The change in per share results was due primarily to an increase in net loss and by an increase in weighted average shares outstanding.

  EBITDA. EBITDA represents net earnings (loss) plus interest expense (income), income taxes, depreciation and amortization. CSI had a negative EBITDA of $421,000 for the six months ended October 31, 1997 compared to a positive EBITDA of $142,000 for the six months ended October 31, 1996. The decrease in EBITDA was primarily due to the non-recurring costs discussed herein. Excluding the effects of these non-recurring costs, CSI would have a positive EBITDA of $67,000 for the six months ended October 31, 1997.

COMPARISON OF FISCAL YEARS ENDED APRIL 30, 1996 AND 1997

  Revenue. Revenue increased 76.0% from $6.7 million for the year ended April 30, 1996 to $11.9 million for the year ended April 30, 1997. This increase was primarily due to growth in the number of customers and the resultant rise in billable minutes. Billable minutes increased accordingly, reaching approximately 11.5 million minutes in fiscal year 1997. The significant increase in customers, billable minutes and revenue was primarily due to CSI's efforts to increase its sales agent base in its target markets.

  Cost of revenue. Cost of revenue increased 30.1% from $6.0 million for fiscal year 1996 to $7.8 million for fiscal year 1997 and as a percentage of revenue decreased from 88.5% to 65.4%, respectively. During fiscal year 1996, CSI increased minute volume, in advance of its ability to secure more favorable volume discount rates with its carriers.

  Sales and marketing. Sales and marketing expenses increased 32.2% from $1.6 million for the year ended April 30, 1996 to $2.1 million for the year ended April 30, 1997. As a percentage of revenue, these costs decreased from 23.3% to 17.5% for the years ended April 30, 1996 and 1997, respectively. The increase in absolute dollars was due primarily to commissions from increased revenue while the decrease as a percentage of revenue was due primarily to revenues increasing at a greater rate than marketing expenses and costs associated with internal salespersons.

  General and administrative. General and administrative expenses increased 3.5% from less than $1.3 million for the year ended April 30, 1996 to slightly more than $1.3 million for the year ended April 30, 1997. As a percentage of revenue, these costs decreased from 18.7% to 11.0% for the years ended April 30, 1996 and 1997, respectively. The increase in costs were due to additional customer support and administrative personnel hired to support the growth of CSI's operations.

  Technical and developmental. Technical and developmental expenses increased 83.2% from $394,000 for the year ended April 30, 1996 to $722,000 for the year ended April 30, 1997. As a percentage of revenue, these costs increased from 5.8% to 6.1% for the years ended April 30, 1996 and 1997, respectively. The increase in absolute dollars was due primarily to an increase in fixed telephone circuit and line costs due to the significant increase in revenue and to increased costs associated with the development of CSI's transparent automated call processors.

  Depreciation and amortization. Depreciation and amortization expenses increased 77.6% from approximately $58,000 for fiscal year 1996 to approximately $103,000 for fiscal year 1997. These expenses increased primarily as a result of CSI's higher fixed asset base in fiscal year 1997 which was principally due to investments in telecommunications equipment and infrastructure and facility expansion.

  Interest income/expense. Interest income/expense, which represents primarily interest expense, increased from approximately $19,000 for the year ended April 30, 1996 to approximately $162,000 for the year ended April 30, 1997. The increase in interest expense was due primarily to the issuance of notes payable to satisfy carrier obligations.

  Income taxes. CSI did not record an income tax benefit in either fiscal year 1996 or 1997 but recorded valuation allowances to offset the deferred tax asset due to the uncertainty of the ultimate realization of the net operating loss carryforwards. As of April 30, 1997, CSI had federal net operating loss carryforwards of approximately $3.4 million. These carryforwards will begin expiring in the year 2009. The amount of these carryforwards that can be used in any given year may be limited in the event of certain changes in the ownership of CSI. CSI is currently not able to determine the effect that a change in ownership that will result from this Offering may have on CSI's ability to use its net operating loss carryforwards.

  Net loss. The net loss decreased from $2.5 million for the year ended April 30, 1996 to $259,000 for the year ended April 30, 1997. The decrease in net loss was primarily due to CSI's obtaining more favorable carrier rates and increases in customer volume.

  Net income (loss) per share. CSI had net loss per share of $    for the year
ended April 30, 1997 compared to net loss per share of $    for the year ended
April 30, 1996. The decrease in net loss per share was due primarily to CSI's obtaining more favorable carrier rates and increases in customer volumes as well as an increase in the weighted average number of shares outstanding.

  EBITDA. CSI had a negative EBITDA of $2.5 million for the year ended April 30, 1996 compared to a positive EBITDA of $6,000 for the year ended April 30, 1997. The increase in EBITDA was primarily due to CSI's obtaining more favorable carrier rates resulting in improved gross margin percentages and overall operating results.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, CSI has experienced net losses and negative cash flow from operations. As of October 31, 1997, CSI had a working capital deficit of approximately $2.0 million. CSI has satisfied its capital requirements principally through a combination of sales of equity and debt securities, borrowings from third parties (including its shareholders) and trade credit extended by carriers. The proceeds from the issuance of stock and notes were used for development and expansion, and other general corporate purposes, including working capital. During fiscal year 1996 and 1997, CSI issued shares of its Common Stock for aggregate proceeds of $537,000 and $111,000, respectively, and generated additional working capital of $320,000 through the issuance of convertible notes. The notes bear interest at the rate of 10% per annum and mature two years after issuance. In fiscal year 1998, $95,000 of principal amount of such notes were also issued. The notes are convertible into shares of Common Stock at a conversion price equal to 90% of the average of the bid and ask price on the day preceding the date of conversion. As of October 31, 1997, $375,000 of the convertible notes had been converted. In fiscal year 1997, CSI also raised $85,000 through the issuance of notes that bear interest at 15% per annum and mature in March 1998. In December 1997, the Company issued Bridge Notes in the principal amount of $2,840,000. The Bridge Notes bear interest at 10% per annum and are due five days following the closing of this Offering. See "Description of Securities."

  Net cash used in operating activities was approximately $25,000 for the six months ended October 31, 1997, as compared to cash provided by operating activities of approximately $406,000 for the six months ended October 31, 1996. The decrease in cash provided was primarily due to a $601,000 decrease in net income offset by an increase in accounts payable and accrued expenses. Net cash used in investing activities was approximately $163,000 for the six months ended October 31, 1997, as compared to approximately $178,000 for the six months ended October 31, 1996. The increase was primarily due to acquisition to ITC. Net cash provided by financing activities was approximately $185,000 for the six months ended October 31, 1997, compared to cash used in financing activities of approximately $208,000 for the six months ended October 31, 1996. The increase in cash provided was primarily due to proceeds from the issuance of stock, net of cash payments to acquire treasury stock from former CSI employees, and decreased debt service requirements.

  Net cash provided by operating activities was approximately $730,000 for the year ended April 30, 1997, as compared to cash used in operating activities of approximately $362,000 for the year ended April 30, 1996. The increase in cash provided was primarily due to a $2.3 million decrease in net loss and by an increase in accounts payable of approximately $911,000. Net cash used in investing activities was approximately $244,000 for the year ended April 30, 1997, as compared to approximately $223,000 for the year ended April 30, 1996. The increase was primarily due to acquisition standstill payments to ITC. Net cash used in financing activities as approximately $397,000 for the year ended April 30, 1997, compared to cash provided by financing activities of approximately $560,000 for the year ended April 30, 1996. The increase in cash used was primarily due to repayment of notes payable, net of proceeds from the sale of stock and issuances of notes.

  During fiscal year 1996 and 1997, CSI incurred usage fees, which it was unable to pay on a current basis, with two of its primary carriers totaling approximately $2.0 million. In February 1997, CSI restructured these obligations and converted all amounts into notes bearing interest ranging from 10% to 12% payable in monthly installments ranging from $40,000 to $123,000 through August 1997 and $40,000 thereafter through January 2001. In December 1997, all carrier obligations were paid in full from the proceeds of the Bridge Financing. CSI anticipates that its minimum commitments to carriers (exclusive of any carrier commitments of ITC) will be approximately $3.7 million and $1.45 million for fiscal year 1998 and fiscal year 1999, respectively.

  Although CSI realized a significant increase in revenue, a greater percentage of CSI's customers paid amounts due by credit card, thus resulting in lower receivable balances in relation to revenue billed. CSI is experiencing improved cash flow from increased volume, a higher percentage of credit card customers which enhances collections, improved pricing structure, least cost routing, reduced carrier costs and the implementation of cost containment policies.

  CSI believes that, based upon its present business plan, the net proceeds from the sale of the Shares offered hereby, together with its increased cash flow from operations, will be sufficient to meet its currently anticipated working capital and capital expenditure requirements for at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy the Combined Company's requirements, the Combined Company would likely seek to establish credit facilities or sell additional securities.

                        INTERNATIONAL TELEPHONE COMPANY

ITC OVERVIEW

  ITC was incorporated in March 1993 as a provider of international telecommunications services. ITC had an accumulated deficit of approximately $782,000 as of October 31, 1997 primarily because ITC reported a net loss of approximately $850,000 for the ten months ended October 31, 1997. The net loss includes a $1.1 million claim against ITC by a carrier for usage charges, a portion of which ITC is disputing. ITC was committed to purchase transmission capacity from WorldCom, but was not able to meet these minimum usage commitments due to the unavailability of sufficient capacity from the carrier. ITC is currently negotiating with the carrier to resolve the dispute and has requested credits from the carrier for the minimum usage charges and losses incurred by ITC resulting from the carrier's inability to provide ITC with sufficient capacity. ITC and the carrier have not reached a settlement. ITC intends to vigorously defend its position and will continue to attempt to reach a settlement with the carrier.

RESULTS OF OPERATIONS

  Due to the pendency of the ITC Acquisition, ITC's financial statements are being presented for the period ending October 31, 1997. The statement of operations data for the ten months ended October 31, 1997 is therefore not directly comparable to the statement of operations data for the year ended December 31, 1996. The results of operations for the ten-month period ended October 31, 1997 may also not be reflective of results achieved in the 12 months ended December 31, 1997. The following table sets forth, for the periods indicated, the percentage relationship to revenue of certain items in ITC's statements of operations:

                                                 YEAR ENDED     TEN MONTHS ENDED
                                              DECEMBER 31, 1996 OCTOBER 31, 1997
                                              ----------------- ----------------
Revenue......................................       100.0%           100.0%
Cost of revenue..............................        66.7             84.3
Gross margin.................................        33.3             15.7
Operating expenses:
  Sales and marketing........................        14.5              8.9
  General and administrative.................        19.0             17.2
  Technical and developmental................         0.0              0.0
  Depreciation...............................         0.9              0.9
Total operating expenses.....................        34.4            (27.0)
Income (loss) from operations................        (0.1)           (11.3)
Interest and other income (expense)..........         0.1              0.7
Income (loss) before taxes...................         0.0            (10.6)
Income tax expense...........................         0.0              0.0
Net income (loss)............................         0.1            (10.6)

COMPARISON OF TEN MONTHS ENDED OCTOBER 31, 1997 TO THE YEAR ENDED DECEMBER 31, 1996

  Revenue. Revenue increased 5.9% from approximately $7.6 million for the year ended December 31, 1996 to approximately $8.1 million for the ten months ended October 31, 1997. The increase is due primarily to an increase in billable minutes. During this period of time, the number of customers, billable minutes, and revenue increased due to an increase in ITC's sale agent base as well as the improved performance of ITC's existing sales agent base.

  Cost of revenue. Cost of revenue increased 33.9% from approximately $5.1 million for the year ended December 31, 1996 to approximately $6.8 million for the ten months ended October 31, 1997. As a percentage of revenue, these costs increased from 66.7% to 84.3% for the periods ended December 31, 1996 and October 31, 1997, respectively. The increase in cost of revenue is due to an increase in origination and destination segment minute usage as well as the carrier dispute previously discussed. The increased cost of revenue as a percentage of total revenue was due to an increase in revenue from wholesale services as a percentage of total revenue, which has lower gross margin percentages, and an increase in costs associated with the carrier dispute.

  Sales and marketing. Sales and marketing expenses decreased from approximately $1.1 million for the year ended December 31, 1996 to approximately $715,000 for the ten months ended October 31, 1997. As a percentage of revenue, sales and marketing decreased from 14.5% to 8.9% for the periods ended December 31, 1996 and October 31, 1997, respectively. The decrease was due primarily to lower commissions to agents resulting from an increase in the revenue from wholesale services, which the Company does not pay.

  General and administrative. General and administrative expenses decreased 4.0% from over $1.4 million for the year ended December 31, 1996 to slightly under $1.4 million for the ten months ended October 31, 1997. The decrease in these costs was due primarily to the different length of the time periods presented.

  Depreciation. Depreciation expense increased 5.8% from approximately $69,000 for the year ended December 31, 1996 to approximately $73,000 for the ten months ended October 31, 1997. These costs increased primarily as a result of ITC's higher fixed asset base during the ten months ended October 31, 1997 as compared with the year ended December 31, 1996 related to the acquisition of telecommunication equipment.

  Interest and other income/expense. Interest and other income/expense decreased 32.6% from approximately $88,000 for the year ended December 31, 1996 compared to approximately $62,000 for the ten months ended October 31, 1997. The decrease in interest and other income/expense was due primarily to an increase in other expenses related to a loss on the sale of equipment and an increase in interest expense related to a capital lease obligation incurred to acquire telecommunications equipment. ITC also had consulting fees totaling approximately $113,000, net of related consulting expenses, received from CSI in conjunction with ITC assisting CSI in the settlement of a note with a carrier.

  Income taxes. ITC did not record an income tax benefit for the ten months ended October 31, 1997 but recorded valuation allowances to offset the deferred tax asset due to the uncertainty of the ultimate realization of the net operating loss carryforwards. ITC recorded an income tax expense of $4,000 for the year ended December 31, 1996.

  Net income/loss. ITC reported a net loss of approximately $850,000 for the ten months ended October 31, 1997 compared to net income of approximately $7,000 for the year ended December 31, 1996. The net loss includes a $1.1 million claim against ITC by a carrier for usage charges, a portion of which ITC is disputing.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash provided by operating activities was approximately $626,000 for the ten months ended October 31, 1997, as compared to cash provided by operating activities of approximately $286,000 for the year ended December 31, 1996. The increase in cash provided was primarily due to a net loss of $850,000 offset by an increase in accounts payable of $1.2 million and a decrease in accounts receivable of $180,000. Net cash provided by investing activities was approximately $242,000 for the ten months ended October 31, 1997, as compared to cash used in investing activities of approximately $29,000 for the year ended December 31, 1996. The increase was primarily due to proceeds received from the sale of telecommunications equipment. Net cash used in financing activities was approximately $238,000 for the ten months ended October 31, 1997, compared to cash used in financing activities of approximately $186,000 for the year ended December 31, 1996. The change was due primarily to an increase in capital lease payments related to the acquisition of telecommunications equipment.

                                   BUSINESS

GENERAL

  Communications Systems International, Inc. is a growing provider of international long distance telecommunications services principally to customers in South America, Europe, the Pacific Rim, South Africa and Central America. CSI emphasizes innovative software solutions and technical expertise to provide higher quality, lower cost alternative routing of telecommunications for its customer base. CSI is focusing its marketing efforts on high volume customers such as hotels, large local businesses and foreign branches of multinational businesses in addition to individuals and small businesses. International Telephone Company is a provider of international long distance telecommunications service principally to customers in Africa, Europe and the Middle East. Existing customers of the Combined Company include the Inter-Continental Hotel in Rio de Janeiro, Brazil and foreign offices of Nike Inc., Microsoft Corporation, Mitsubishi Corporation, Chrysler International, Warner Lambert Corporation, Diners Club International, DHL Aviation, Holiday Inn Hotels, Best Western Hotel, Wal-Mart Stores, Inc., Citibank, N.A., Bank of Tokyo, Royal Bank of Canada and the United States embassies in Chile, Korea, Australia and the Ukraine, the United Nations consulate in South Africa and other countries' embassies and international agencies.

THE ITC ACQUISITION

  The ITC Acquisition is CSI's first step in its acquisition strategy. ITC is a provider of international long distance telecommunication services, with approximately $7.6 million in revenue for the year ended December 31, 1996 and $8.1 million for the ten months ended October 31, 1997 and approximately 8,800 customers. ITC currently focuses its marketing efforts on individuals and small businesses.

  Although ITC provides services to customers in many regions of the world, ITC primarily targets customers in Europe, Africa and the Middle East. These three regions comprised approximately 33.2%, 33.7% and 14.7%, respectively, of ITC's revenue for the ten months ended October 31, 1997.

  Sales of ITC's call-reorigination services are conducted through a network of approximately 55 independent sales agents based in the countries in which ITC conducts business. The sales agents have engaged approximately 100 sub-agents to assist in sales and marketing on behalf of ITC. The agents earn commissions on revenue collected from their customers. ITC generally recruits agents through advertisements in international newspapers.

  ITC services its customers through a switching platform located at its telecommunications center in Ft. Lauderdale, Florida. The center is a fiber optic facility that directs international telephone and facsimile traffic and has a broad spectrum of Internet capabilities. ITC's facility includes an integrated management information system and switching platform, which enhances ITC's ability to provide least cost routing and efficient billing of its customers.

  CSI believes that the acquisition of ITC will provide a number of advantages to the combined entity. These advantages include:

    Combined Cost Structures. Although there can be no assurance, management believes the integration of existing cost structures will result in immediate savings. ITC has traditionally concentrated its marketing on Africa and Europe, while CSI has focused on South America. As a result, through relationships with their respective carriers, each company believes it has achieved superior rate structures in its area of emphasis. CSI anticipates that the combined entity will integrate the best of both rate structures, realizing cost reductions on each of the pre-existing customer bases.

    Increased Buying Power with Carriers. CSI entered into a reciprocal telecommunications agreement with ITC in July 1997 (the "Reciprocal Telecommunications Agreement"), which entitles CSI to use ITC's volume of minutes, in addition to its own, to negotiate with carriers for reduced rates. As a result, the Combined Company is beginning to realize additional savings via its increased bargaining power with its carriers. CSI believes minimum volume commitments will be easier to fulfill, and will be increased where there are cost benefits, while redundancy in carrier deposits may be eliminated when the ITC Acquisition is consummated.

    Customer and Agent Diversification. As the combined entity attains greater geographic diversity, management believes capacity efficiencies can be achieved by spreading traffic more evenly over the 24-hour day. Equipment and personnel can be allocated and optimized over 24 hours, rather than over the shorter "peak" periods associated with each continent. This diversification also reduces the concentration of the Combined Company's exposure to regulatory and business risk and reduces its dependence upon individual sales agents.

    Additional Products. In addition to the basic telecommunications products and services presently offered by CSI, the ITC switch makes it possible for CSI to significantly expand its wholesale business, and to introduce new value-added services such as facsimile, debit card and hotel long-distance operator services to its hotel and business customers. The Combined Company also will have the opportunity to market CSI's proprietary DIAL and LINK-US transparent, automated, call re-origination systems through ITC's established agent network in Europe, the Middle East and Africa.

    Elimination of Redundant Overhead. The Combined Company believes it will be able to reduce employee headcount and its hiring of outside contractors through the consolidation of functional areas such as accounting, customer service and technical operations. The Combined Company intends that marketing services, accounting and administration functions will be centralized in Colorado Springs, Colorado, while technical and customer service functions will reside in Fort Lauderdale, Florida.

    Personnel Experience and Expertise. Both ITC and CSI possess broad telecommunications industry experience. The Combined Company anticipates that synergies will be achieved in the areas of marketing, collections, customer provisioning, carrier relationships, development and enhancement of switch technologies and Internet expertise.

  CSI has entered into an agreement in principle to acquire all of the outstanding capital stock of ITC for $3.1 million in cash and 207,000 shares of Common Stock based on an assumed initial offering price of $10.00 per Share, to be issued on the first anniversary of the closing of this Offering. A portion of the cash will be held in escrow for one year to secure certain indemnification obligations of the stockholders of ITC. ITC is currently owned by Lynch Family, LLC, Philip Thomas and Sean Thomas. Upon completion of the ITC Acquisition, Philip Thomas and Sean Thomas will become employees of the Combined Company. The ITC Acquisition is conditioned upon, and will occur immediately following, the consummation of this Offering. See the Financial Statements and the Notes related thereto included elsewhere in this Prospectus.

INDUSTRY OVERVIEW

  International telecommunications services consist of wire and cable, wireless and satellite transmissions that originate in one country and terminate in a different country. The international long distance telecommunications services market is divided into two major segments: telecommunications that either originate or terminate in the United States; and telecommunications between countries other than the United States. The ITU estimates that in 1995, the international long distance telecommunications services market was approximately $53 billion, with AT&T, Deutsche Telekom AG, MCI, France Telcom and British Telecommunications plc generating the largest share of global long distance carrier revenue, and numerous other telecommunications carriers and resellers accounting for the balance of the market. The ITU projects that by the year 2000 revenue will approach $76 billion with the volume of traffic expanding to 107 billion minutes of use. Based on information available to the Company from the ITU and telecommunications industry sources, the call-reorigination and call through segments of the telecommunications industry accounted for approximately $1.4 billion in revenue in 1997 and is growing at a rate of approximately 15% per year. Historically, ITOs provided all of the telephone services required by their respective countries, leaving customers with no choice but to use those services and pay the prices charged by ITOs. Additionally, ITOs have historically controlled much of the inter-country traffic. Due to this lack of competition, the historical cost of making international telephone calls from points of origin outside of the United States has been significantly higher than that of making international calls from inside the United States. In connection with increasing deregulation in international markets, telecommunications providers such as the Combined Company offered savings over the rates charged by local telephone companies in countries with regulated telecommunications markets through a process known as "call-reorigination." Call-reorigination technology allows telecommunications providers to purchase telecommunications capacity from service providers outside the regulated countries at lower rates and resell the service to customers at a favorable rate relative to that offered by the local telephone companies. The reduced costs afforded by call-reorigination technology, coupled with the introduction of value-added services such as debit cards, facsimile and data transmission, have resulted in new competitors to ITOs in providing international telecommunications services.

  CSI believes that continuing deregulation of international telecommunications markets coupled with technological advances will lead to increased international competition similar to that within the United States. Specifically, CSI believes that increased utilization of high-speed fiber optic cable and technologically advanced switching software may increase capacity, speed and quality and may offer value-added features while reducing cost. CSI believes that these developments will result in decreased demand for basic, traditional call-reorigination services in deregulated markets, but that these factors should also lead to increased traffic volume for high quality, state-of-the-art international facilities-based carriers with an established customer base, carrier relationships and switches.

  The international telecommunications industry provides voice and data transmission from one national telephone network to another. The industry has experienced dramatic changes during the past decade that have resulted in significant growth in the use of services and in enhancements to technology. The industry is expecting similar growth in revenue and traffic volume in the foreseeable future. The market for telecommunications services is highly concentrated, with Europe and the United States accounting for approximately 43% and 25%, respectively, of the industry's worldwide minutes of use in 1995. AT&T, Deutsche Telecom, MCI, France Telecom and BT originated approximately 40% of the aggregate international long distance traffic minutes in 1995.

  Growth and change in the international telecommunications industry have been fueled by a number of factors, including greater consumer demand, globalization of the industry, increases in international business travel, privatization of ITOs, and growth of computerized transmission of voice and data information, including the Internet. These trends have sharply increased the use of, and reliance upon, telecommunications services throughout the world. CSI believes that despite these trends, a high percentage of the world's businesses and residential consumers continue to be subject to high prices with poor quality of service which have been characteristic of many ITOs. Demand for improved service and lower prices has created opportunities for private industry to compete in the international telecommunications market. Increased competition, in turn, has spurred a broadening of products and services, and new technologies which have contributed to improved quality and increased transmission capacity and speed.

  Consumer demand and competitive initiatives have also acted as catalysts for government deregulation, especially in developed countries. Deregulation in the domestic interstate long distance market accelerated in the United States in 1984 with the divestiture by AT&T of the RBOCs. Today, there are over 500 U.S. long distance companies, most of which are small- or medium-sized companies. In order to be successful, these small- and medium-sized companies have to offer their customers a full range of services, including international long distance. However, most of these carriers do not have the critical mass of customers to receive volume discounts on international traffic from the larger facilities-based carriers such as AT&T, MCI and Sprint. In addition, these small- and medium-sized companies have only a limited ability to invest in international facilities. Alternative international carriers such as the Combined Company have capitalized on this demand for less expensive international transmission facilities. These emerging international carriers are able to take advantage of larger traffic volumes to obtain volume discounts on international routes (resale traffic) and/or invest in facilities when volume on particular routes justify such investments. As these emerging international carriers have become established, they have also begun to carry overflow traffic from the larger long distance providers that own overseas transmission facilities.

  On February 15, 1997, pursuant to the WTO Agreement, which became effective on February 5, 1998, 69 members, including the United States, of the WTO agreed to open their respective telecommunications markets to competition and foreign ownership committed to and adopted regulatory measures to protect market entrants against anticompetitive behavior by dominant telecommunications providers. Although CSI believes that the WTO Agreement could provide the Combined Company with significant opportunities to compete in markets that were not previously accessible, the WTO Agreement could also provide similar opportunities to the Combined Company's competitors. In some countries, for example, the Combined Company will be allowed to own facilities or to interconnect to the public switched network on reasonable and non-discriminatory terms. There can be no assurance, however, that the pro-competitive effects of the WTO Agreement will not have a material adverse effect on the Combined Company's business, financial condition and results of operations or that members of the WTO will implement the terms of the WTO Agreement.

  By eroding the traditional monopolies held by ITOs, many of which are wholly or partially government owned, implementation of the WTO Agreement will provide U.S.-based providers the opportunity to negotiate more favorable agreements with both the traditional ITOs and emerging foreign providers. In addition, deregulation in certain foreign countries will enable U.S.-based providers to establish local switching and transmission facilities in order to terminate their own traffic and begin to carry international long distance traffic originating in those countries.

BUSINESS STRATEGY

  The Combined Company is a switch-based reseller of international, long distance telecommunications products and services within South America, Europe, the Middle East, Africa, Pacific Rim and Central America markets. Management's strategy is to grow its business through aggressive marketing and agent expansion programs, provision of higher margin products and provision of enhanced services such as Internet fax and its proprietary DIAL and LINK-US automated call processors, and strategic acquisitions of complementary telecommunications companies and customer bases. CSI believes that its DIAL and LINK-US high volume, automated call processors and high quality service provide it with advantages over other similar telecommunications providers. As regulatory and competitive environments around the world evolve and change, CSI expects to respond in a prudent fashion to maintain and increase its customer base and competitive position. Key elements of CSI's business strategy include the following:

    Integrate ITC. In July, 1997, CSI entered into a Reciprocal Operating Agreement with ITC wherein the two companies agreed to combine their respective technologies and operating strengths in order to take advantage of resulting synergies and economies of scale. This relationship has yielded improved rates from carriers; greater CSI and ITC flexibility in marketing new, customized wholesale and retail products; and improved CSI cost savings due to superior least-cost routing capabilities of the ITC switch and its location at a major telecommunication's gateway for terminating Latin American traffic. In addition to overall carrier rate reductions, ITC has also benefited from CSI's automated, Internet triggering technology allowing it to expand its customer base in Middle Eastern markets where standard call-reorigination has not been an effective product offering.

    Management of CSI believes that the Combined Company will generate additional synergies and efficiencies. In order to increase revenue, the Combined Company will offer new and expanded products and services, such as its proprietary DIAL and LINK-US high volume PBX installations and Internet fax products, to ITC's existing agents in Europe, the Middle East and Africa. To decrease costs, the Combined Company intends to optimize its equipment utilization over a full 24-hour day at the Ft. Lauderdale operations and customer service center. In addition, consolidation of administrative, financial and customer service staffs should yield additional efficiencies.

    Increase Number of Larger Customers Through the Deployment of Transparent Technology. The Combined Company's customers consist primarily of small businesses and individuals who do not require transparent service and who are rate sensitive. CSI has developed its proprietary DIAL and LINK-US transparent technologies that, coupled with its offering of other transparent technologies manufactured by other suppliers, are attractive to high volume customers, such as hotels, embassies and the local offices of large multinational businesses which are seeking improved international telecommunications services. CSI has found that its target market of hotel and other business customers are willing to pay a premium for high quality, transparent access to call-reorigination services. CSI has installed transparent switches in hotels and in offices of large multinational companies located in Brazil, South Africa and Argentina. Following completion of the ITC Acquisition, CSI expects ITC's sales force, which does not currently market transparent technologies to its customers, to begin marketing transparent services to large customers in ITC's target markets as well as to ITC's current customer base.

    Rapidly Expand Service Offerings. For existing and potential hotel and multinational business customers, the Combined Company is developing a complement of enhanced services, including operator services for hotel customers, custom debit calling cards, Internet/private network fax and data services with substantial savings over normal telephone rates, and Internet-managed conference calling.

    Increase Sales Agent Base and Sales and Marketing Activities. The Combined Company has a network of approximately 95 local sales agents and 400 sub-agents employed by such sales agents. CSI believes that it can most effectively increase its customer base and revenue through the attraction of qualified additional local sales agents, and believes that it can attract sales agents because of its advanced technology, its focus on higher volume hotel and business customers and its emphasis on high quality service. The Combined Company also will seek to expand its business by increasing its sales and marketing activities and by hiring additional personnel to support its increased sales and marketing efforts.

    Utilize Technology to Reduce Costs. The Combined Company is seeking to reduce its costs through the use of automated "least cost routing" of its call segments. The Combined Company's least cost routing system coordinates the worldwide process of selecting the lowest cost route for each call based on the time of day and the requirements for optimal quality among available routes. The Combined Company, under the Reciprocal Telecommunications Agreement, runs its telecommunications traffic over ITC's switch, taking advantage of its least cost routing capabilities and its proximity to the South American switch gateway. In addition, this switch platform enhances the Combined Company's ability to provide customized wholesale services. In addition, where conditions warrant, the Combined Company also plans to install switches capable of performing least cost routing in Europe, South America, the Pacific Rim and elsewhere to achieve cost savings by reducing the need to route a call through the United States. Instead, calls would use the long distance services of non-U.S. countries that have favorable rates. The Combined Company has acquired full Internet capability to provide a wide range of enhancements to its services. These include lower cost transmission of data and facsimile traffic, assisting in least cost routing and providing real time billing and accounting information.

    Pursue and Implement Strategic Acquisitions. As a key part of its growth strategy, the Combined Company intends to actively pursue and execute strategic acquisitions of complementary international customer bases, products and telecommunications companies. ITC is the first such significant acquisition. Management believes the worldwide telecommunications industry will continue to undergo a period of strong consolidation activity due to the general cost advantages of economies of scale associated with larger operations. The Combined Company intends on being an active participant during this consolidation period acquiring those products and companies that fit its strategy of providing business and other customers with high quality, state-of-the-art telecommunications service.

    Broaden and Improve Strategic Relationships with U.S. Carriers and International Telecommunications Providers. The Combined Company intends to forge strategic alliances with major U.S. and international telecommunications companies when and where such alliances can be an advantage to the Combined Company. Such alliances may be attractive in the case of large corporate accounts involving multiple locations of high volume international long distance traffic. This business potential is possible due to CSI's capabilities using its proprietary DIAL and LINK-US PBX automated call-reorigination installations in Brazil and South Africa.

SERVICES

  Call-reorigination. The largest segment of the Combined Company's business involves call-reorigination services. When the Combined Company provides call-reorigination service, it connects its international customers to the U.S. telephone system via computer triggering, which makes each international customer's call originate in the U.S. As a result, the customer's call cost structure is based on the lower charges of the U.S. telecommunications marketplace. The Combined Company provides two basic types of call-reorigination: transparent and non-transparent. When customers use the Combined Company's transparent call-reorigination service, callers may not even be aware they are using call-reorigination because transparent call-reorigination requires no additional actions by the caller other than the normal dialing process. When customers use the Combined Company's non-transparent call-reorigination service, they are required to make an initial telephone call to the Combined Company's computer and then wait for a "call back" from the Combined Company's computer to complete the call. As of the date of this Prospectus, most of the Combined Company's customers utilize non-transparent call-reorigination services. Customers who use non-transparent call-reorigination typically are individuals or smaller businesses. The Combined Company intends to focus its future sales and marketing efforts toward recruitment of larger transparent call-reorigination customers.

  Non-transparent Call-reorigination. Customers of the Combined Company that do not make a large number of international calls, usually residential customers and some small businesses, do not normally require or demand transparent call-reorigination, which is more expensive and requires more sophisticated equipment. These customers are each assigned a special telephone number to dial when they want to make an international call. The caller dials this special number that triggers the Combined Company's computer to make the call-reorigination. Because the computer does not answer the call, the caller is not charged for a completed call. When the caller answers the call-reorigination, he or she can dial any location in the world via the Combined Company's computer and typically at lower rates than those charged by the ITO. The Combined Company believes that the quality of the calls made using the Combined Company's system is normally as good as, or better than, the quality obtained by using the ITO. Approximately 81% of the Combined Company's traffic is currently non-transparent.

  Transparent Call-reorigination. CSI has developed advanced call triggering methods which, when used along with standard triggering methods and commercially available, state-of-the-art call processing devices, provide transparent access to the Combined Company's call-reorigination system. These methods take advantage of global data networks such as X.25, Internet and frame relay, and digital services such as Integrated Services Digital Networks
(ISDN), to provide extremely fast and reliable call-reorigination initiation. The Combined Company currently utilizes the X.25 network in Brazil and Argentina and the Internet in Brazil, Argentina, Venezuela, South Africa and Lebanon to facilitate the call-reorigination process. The Combined Company plans to have Internet triggering installed in Singapore and New Zealand in the near future. The utilization of proprietary, software-based triggering methods and commercially produced, full-featured call processing devices provide the Combined Company with a transparent solution to a wide array of telecommunications situations. The Combined Company is able to quickly adapt its call processors to virtually any type of customer's requirements, providing extremely fast and reliable service.

  CSI's transparent call processors function by recognizing the customer's dialed digits and routing the customer's call through a predetermined route for call completion. When a call processor recognizes the initiation of an international call, typically by detecting the leading "00" in a customer's dialed string, the call processor triggers the Combined Company's switch in the United States, indicating that a call-reorigination has been requested by the call processor at the customer's site. The call-reorigination request is processed and the call processor receives the call-reorigination, often by the time the customer has finished dialing his or her international call. The call processor answers the incoming call-reorigination and immediately sends the international number dialed by the customer to the Combined Company's switch, which places the call on another outgoing telephone line to the number dialed by the customer. The call-reorigination call to the customer and the call to the customer's dialed destination are then joined and the international call is completed. This procedure, while complex in nature, actually only takes a few seconds to occur.

  CSI has developed proprietary call processors called "DIAL" and "LINK-US," which allow hotels and other large businesses that have PBX telephone systems to use its transparent call-reorigination services. Prior to the development of this proprietary technology, the PBX telephone systems used by these organizations were incompatible with CSI's switching technology. The Company installs its PBX processors in hotels and large businesses and offers similar but less sophisticated and less expensive switches that are manufactured by third parties to small businesses and other customers.

  CSI estimates that approximately 19% of the Combined Company's traffic is currently routed through transparent call processors. The Combined Company has approximately 200 DIAL and five LINK-US as well as approximately 200 other transparent call processors installed at various hotels and businesses. DIAL or LINK-US processors or other transparent call-reorigination processors are installed at the Inter-Continental, Caesar Park, Copacabana Palace, Marina Palace and Atlantico Hotels in Rio de Janeiro, and the Austacem business park in Sao Paulo, several Holiday Inns in South Africa and are proposed to be installed in several additional hotels and businesses in Brazil, Argentina, South Africa and Hong Kong.

RELATED SERVICES

  In addition to call-reorigination service, the Combined Company intends to offer facsimile and debit card services. The Combined Company plans to provide value-added services such as hotel operator services and Internet services. The Combined Company currently provides domestic long distance reselling as an agent for several domestic carriers.

  Hotel Operator Services and Other Hotel Services. The Combined Company plans to introduce operator services for hotel customers. With operator services in place, a hotel guest seeking to use his credit card to "dial around" the hotel system is routed via the Combined Company's call-reorigination system to an international operator. The call is billed on the guest's credit card once the card is validated. The hotel normally would not receive the revenue from these calls. The Combined Company may share a small percentage of its revenue from operator services with the hotel by agreement in order to introduce operator services into the hotel. The Combined Company intends to offer a variety of other services to hotel customers and their guests, including direct dial call-reorigination, facsimile and Internet services, voice-mail and debit card services.

  Wholesale Long Distance Reselling. The Combined Company intends to expand its wholesale call-reorigination services. The provision of wholesale services enables the Combined Company to resell its services to companies and sales agents wanting to sell long distance services under their own names. Companies and sales agents purchasing wholesale services will receive such services at rates below the retail rates the Combined Company traditionally charges its retail customer because the Combined Company will not incur the overhead costs associated with servicing retail accounts. The Combined Company will be able to provide customized billing formats and rate structures for its wholesale clients. The Combined Company anticipates that the additional traffic from wholesale customers will enable it to negotiate further rate reductions with its carriers.

  Facsimile Services. The Combined Company offers its customers the ability to send quality, high-speed facsimiles internationally. The Combined Company currently transmits facsimiles over its call-reorigination network. The Combined Company intends to commence offering the transmission of facsimiles via the Internet or private data networks. Both facsimile and Internet usage are increasing significantly worldwide. The Combined Company's switching facilities are equipped with redundant, dedicated T-1 access to the Internet. The Combined Company believes that the integration of call-reorigination technology, facsimile and Internet capabilities will provide it with important competitive data telecommunication advantages over other call-reorigination companies. The Company intends to use a portion of the proceeds of this Offering to implement and expand these services.

  Debit Card Services. The Combined Company offers rechargeable debit cards to its customers. The use of debit calling cards is a common practice in Western Europe and Asian countries. Debit cards operate the same as conventional "charge-a-call" cards issued by AT&T, MCI and Sprint, but are purchased with a set amount of time available. For the cardholder, toll fraud is no longer a concern. If the card is lost or stolen, the loss is limited to the amount of the time remaining on the card, and then the card simply expires and is of no further value to the holder. The Combined Company plans to offer debit cards through its hotel and business customers that will combine call-reorigination with local debit card platforms.

SALES AND MARKETING

 General

  Sales of the Combined Company's call-reorigination services are conducted through a network of approximately 95 independent sales agents based in the countries in which the Combined Company conducts business. The sales agents have engaged approximately 400 sub-agents, many of whom may be employed by such sales agents on a part-time basis, to assist in sales and marketing on behalf of the Combined Company. The agents earn commissions on revenue collected from their customers. These commissions generally range between ten to fifteen percent of the revenue collected by the agents and sub-agents. The Combined Company trains and supplies agents and sub-agents with necessary promotional materials for use in attracting customers and product and service updates through printed material and access to the Combined Company's operations center in Ft. Lauderdale, Florida. The Combined Company provides order entry and product fulfillment services through customer service personnel located at its operations center. The Combined Company currently advertises its services in international newspapers and on a limited basis via a web site on the Internet to attract sales agents, sub-agents and customers.

  Historically, the Combined Company has had a limited marketing budget. CSI intends to use a portion of the net proceeds of this Offering to increase significantly its marketing program in order to further develop its Latin American and Pacific Rim markets, and recruit new agents around the world.

 Agents

  All of the Company's sales agents are required to enter into one of two forms of agreement: a "CSI Distributor Agreement," or a "CSI Branch Office Distributor Agreement." ITC has entered into an "ITC Independent Contractor Agreement," a wholesale agreement or a consulting agreement with certain of its sales agents. After the consummation of the ITC Acquisition, CSI intends to review the forms of sales agent agreements currently used by both companies and maintain only those forms which management believes will provide the best relationship between the Combined Company and its sales agents. See "Risk Factors--Dependence on Key Sales Agents."

  CSI Distributor Agreement. The distributor agreements grant authority to agents to solicit offers to subscribe for or purchase CSI's services and products, but grants no authority to bind the Company. All customer orders are subject to the approval of the Company. Although the distributor agreements do not establish a specific territory, each agent must obtain the Company's permission with respect to each area in which such sales agent intends to solicit offers. The agent generally is responsible for soliciting and servicing of customers, but the Company is responsible for all billing and collections. The agent is responsible to the Company for all bad debts less, in certain circumstances, an allowance granted by the Company.

  Each agent earns commissions on collected revenue from its customers. Such commissions are on a scale ranging from 10% for less than $50,000 of monthly collected revenue to 15% for monthly collected revenue of $250,000 or more. Certain distributor agreements relating to high volume large businesses such as hotels limit commissions to a maximum of 10% of monthly collected revenue. Generally, each sales agent must meet sales goals ranging from $3,000 in billings per month after six months from the effective date of such distributor's agreement to $33,000 in billings per month after 36 months.

  Branch Office Distributor Agreement. Under CSI's branch office distributor agreements, agents establish offices designed to serve specific territories. In addition, such agents may solicit customers outside their territories with the Company's prior consent. Except as set forth below, the terms of the branch office distributor agreements are the same as the distributor agreements. CSI's two largest agents are engaged under branch office distribution agreements.

  Unlike the distributor agreements, the branch offices are responsible for billing and collection, except for bills paid by credit card, which are paid directly to the Company. The branch offices are required to remit all revenue collected, twice monthly. The branch offices are responsible to the Company for all bad debts less, in certain cases, an allowance granted by the Company.

  Each branch office is paid commissions on monthly collected revenue based on a scale ranging from 13% for up to $50,000 of monthly collected revenue to 15% for monthly collected revenue of $100,000 or more. Generally, each branch office agent must meet the sales goals ranging from $20,000 per month in billings after six months from the effective date of such branch office distributor's agreement to $250,000 in billings per month after 36 months.

  ITC Independent Contractor Agreement. Under ITC's Independent Contractor Agreement, each sales agent can market and sell ITC's services within a defined geographical region. Generally, within six months of the agreement, each sales agent must meet certain sales and customer quotas and must maintain a monthly billing of $100,000 per month to be authorized exclusive rights to market the services of ITC in that region. ITC is responsible for billing and maintaining all records for the sales agent's accounts.

  Sales agents collect, in advance, payments from each of their customers equal to the customer's average monthly telephone bill. Sales agents are responsible for their customers' account balances. Each sales agent earns commissions on collected revenue from customers such sales agent has solicited on a scale ranging from 6% for less than $25,000 of collected monthly revenue to 10% for collected monthly revenue of $100,000 or more. ITC has made certain exceptions to this scale and pays certain agents commissions higher than 10% of monthly collected revenue. The agreements are generally in effect for one calendar year and are renewed yearly unless terminated by ITC or the agent.

 Technicians

  CSI currently has three technicians available to install and program its DIAL and LINK-US transparent call-reorigination technologies at customer sites. Before the Company sends one of its technicians to an international customer's location to perform an installation, the Company verifies that the customer's site is equipped to handle the type of equipment to be installed. The Company's technicians typically perform the first few equipment installations for each sales agent. The sales agents are responsible for hiring technical consultants, who are trained by CSI's technicians, to perform additional transparent equipment installations. CSI plans to hire additional in-house technicians as needed to support the demand for the Company's automated call-reorigination systems.

 Customers

  The Combined Company believes that its customers prefer the Combined Company's service to their local telephone ITO's service for several reasons, including: (1) lower international, and in some cases intra-country, telephone rates; (2) increased system reliability and call completion rates; (3) improved line quality, with less echo, static and snow; and (4) available and responsive customer service support. The Combined Company's system is also easy to use, particularly with transparent call-reorigination. Large corporate users, especially hotels, benefit from CSI's transparent system, through which employees and hotel guests are able to dial just as they would on the local ITO's system.

  The Combined Company's primary customers currently are residential and individual customers, hotels and small and medium-sized businesses. The Combined Company also serves large corporations and non-profit entities such as missions, schools and churches. The Combined Company provides telecommunications services to approximately 19,000 customers as of January 31, 1998. The Combined Company defines customers as those persons or businesses who have used the Combined Company's services within the prior four months; however, a high level of customer attrition is typical in the call-reorigination industry. South America (particularly Argentina and Brazil), Europe and Africa currently represent the greatest areas of market penetration for the Combined Company.

  The Combined Company is developing a variety of service and payment structures to attract a broader base of customers and to retain existing price sensitive accounts. New payment methods are necessary for customers in many parts of the world where credit cards are not as prevalent or easily accessible as in the United States. The two leading methods are pre-payment by guaranteed funds or direct bank debit (automatic bank withdrawal), which is a method of payment preferred by larger businesses in several countries.

  CSI has recently entered into cellular markets in South Africa and Italy. Cellular providers are natural competitors to ITOs and are open to alliances with call-reorigination providers such as the Combined Company that have similar competitive objectives. The Combined Company will seek to market its services to the existing subscriber base of the cellular providers with which it has contracts.

CARRIER CONTRACTS

  Carrier costs constitute a significant portion of the Combined Company's variable costs. The Combined Company has entered into contracts to purchase switched minute capacity from various domestic and foreign carriers and depends on such contracts for origination and termination of its telecommunications. Pursuant to these contracts, the Combined Company obtains rates, which are generally more favorable than otherwise would be available, by committing to purchase switched minute minimums from such carriers. If the Combined Company fails to meet its switched minute minimum requirements under a carrier contract, it could still be required to pay its minimum monthly commitment as a penalty or the contracts could be canceled. The Combined Company's aggregate minimum monthly commitments are approximately $400,000 which represent approximately 31% of the Combined Company's monthly variable transmission expense. Because of the frequent fluctuations in rates of long distance carriers, the Combined Company believes that it is in its best interest to have short-term agreements with these carriers. Most of the Combined Company's agreements with its long distance telephone carriers will expire, or may be terminated by either party, within one year. The Combined Company's dependence on particular carriers will vary because the Combined Company shifts its use of carriers depending on the rates that are offered. The Combined Company is continually attempting to renegotiate rates with its current carriers and to establish relationships with new long distance carriers that provide the most favorable rates. Due to its financial condition, the Combined Company defaulted on payment obligations to certain carriers in 1995, 1996 and 1997. Although the Combined Company was able to negotiate deferred payment arrangements with these carriers (and subsequently payoff such arrangements), there is no assurance that it will be able to make such arrangements with these or other carriers if required in the future. In November 1997, WorldCom commenced an action against ITC in Connecticut state court seeking damages of approximately $1.1 million for alleged past due carrier bills. ITC believes it has meritorious defenses to the suit. ITC intends to vigorously defend its position and will attempt to reach a settlement with this carrier. The Combined Company's ability to obtain favorable rates from the carriers depends, in large part, on the Combined Company's total volume of long distance traffic. The Combined Company does not believe that the loss of any one supplier or contract would have a material adverse impact on the Combined Company's business, financial condition or results of operations. See "Risk Factors--Relationship With Long Distance Carriers" and "Management's Discussion of Financial Condition and Results of Operations."

COMPETITION

 General

  The Combined Company faces a high level of competition for customers and sales agents in all of its markets, and expects competition to intensify in the future. There are no substantial barriers to entry in the call-reorigination industry. The Combined Company believes that there are more than 150 companies engaged in the international call-reorigination industry. Many of the Combined Company's competitors are significantly larger, have substantially greater financial, technical and marketing resources, larger networks and a broader portfolio of services than the Combined Company. Additionally, many competitors have strong name recognition and "brand" loyalty, long-standing relationships with their target customers, and economies of scale which can result in a lower relative cost structure for transmission and related costs.

  Inasmuch as the Combined Company believes that competition for customers and sales agents is based primarily on price, transmission quality, services offered and the ability of the supplier to "bundle" various telecommunications services to meet customer requirements, the U.S.-based providers of international call-reorigination service typically set pricing, quality, service, and standards that the Combined Company seeks to match or exceed in order to compete. Increased competition could force the Combined Company to reduce its prices and profit margins if the Combined Company's competitors are able to procure rates or enter into service agreements comparable to or better than those the Combined Company obtains or if competitors are able to offer other incentives to existing and potential customers and sales agents. Similarly, the Combined Company has no control over the prices set by its competitors in the long distance resale market. The Combined Company is aware that its ability to market its long distance resale services depends upon its ability to continue to offer rates lower than the ITOs. A decrease in the arbitrage spreads could have a material adverse effect on the Combined Company's business, financial condition or results of operations.

  Other potential competitors include cable television providers, wireless telephone providers, Internet access providers, electric and other utilities with rights of way, railways, microwave carriers and large end users that have private networks. The intensity of such competition has recently increased and the Combined Company believes that such competition will continue to intensify as the number of new entrants increases. If the Combined Company's competitors devote significant additional resources to the provision of international and national long distance telecommunications services to the Combined Company's target customer base of high-volume residential consumers and small- and medium-sized businesses, such action could have a material adverse effect on the Combined Company's business, financial condition and results of operations. There can be no assurance that the Combined Company will be able to compete successfully against new or existing competitors.

  On February 15, 1997, representatives of 69 countries, including the United States, finalized the WTO Agreement, which addresses market access, foreign investment and procompetitive regulatory principles for countries generating more than 90% of world-wide telecommunications revenue. The WTO Agreement became effective February 5, 1998. Although certain countries took specific exceptions to the agreement, the WTO Agreement generally provides (i) market access for United States companies to local, long distance and international service through means of network technology on either a resale or facilities basis, (ii) the opportunity for United States companies to acquire, establish or hold a significant stake in telecommunications companies in the countries which are a party to the WTO Agreement, and (iii) the ability to take advantage of these opportunities within a framework of procompetitive regulatory principles. The Combined Company expects to benefit from the anticipated effects of the WTO Agreement because of its procompetitive aspects, but it expects that it may take several years before the principles of the agreement are implemented in many countries and it cannot predict the extent of the opportunities that may be presented.

 U.S. Based Competition.

  The large U.S. long distance carriers have, in the past, been reluctant to compete directly with ITOs by entering the international call-reorigination business and attempting to capture significant market share of the domestic customers of the ITOs. This is changing, and AT&T, among others, is entering the call-reorigination business. The Combined Company's principal U.S.-based competitors are providers of international call-reorigination services such as AT&T, Access Authority, IDT Corporation, Justice Technology Corp., Kallback, NetSource Communications, Telegroup, USA Global Link, UTG Communications, Viatel, Inc. and Worldpass as well as providers of traditional long distance services such as AT&T, Cable & Wireless, Inc., Frontier Corp., GTE Communications, LCI International, Inc., MCI, Qwest Communications International, Inc., RBOCs, Sprint, WorldCom, outside their exchange territories providing long distance services in the United States.

 International Based Competition.

  The Combined Company's principal international-based competitors include, among others, Telekom S.A. in South Africa; Telefonica de Argentina and Telecom Argentina in Argentina; Telebras, Telesp and Telerj in

Brazil; France Telecom in France; PTT Telecom B.V. in the Netherlands; ACC Corp., First Telecom plc, Oystel Communications Ltd., Swiftcall Ltd., AT&T, British Telecommunications plc, Cable & Wireless, Mercury Communications Ltd., Sprint and WorldCom in the United Kingdom; Deutsche Telecom AG in Germany; Optus in Australia and Kokusan Denshin, Denwa, International Telecom Japan and International Digital Communications in Japan. The Combined Company also competes with non-U.S. based providers of international call-reorigination services. The Combined Company believes that these international ITOs generally have certain competitive advantages due to their control over local connectivity and close ties with national regulatory authorities. The Combined Company also believes that, in certain instances, some regulators have shown a reluctance to adopt policies and grant regulatory approvals that would result in increased competition for the local ITO. If an ITO were to successfully pressure national regulators to outlaw the provision of call-reorigination services, the Combined Company could be denied regulatory approval in certain jurisdictions in which its services would otherwise be permitted, thereby requiring the Combined Company to seek judicial or other legal enforcement of its right to provide services. Any delay in obtaining approval, or failure to obtain approval, could have a material adverse effect on the Combined Company's business, financial condition and results of operations. ITOs may influence regulatory authorities to outlaw the provision of certain call-reorigination services or block access to the call-reorigination services the Combined Company markets. The ITOs generally seek to prevent call-reorigination companies from using uncompleted local telephone service to trigger international calls. In such environments, the Combined Company uses
X.25 or Internet triggering to avoid violating local laws or regulations. The Combined Company has benefited from the fact that regulation of telecommunications services in foreign countries has created a high differential between the rates charged by ITOs and the rates charged by the Combined Company. As deregulation continues in foreign markets, this differential in rates is expected to decrease, thus placing pricing pressure on the Combined Company. Furthermore, deregulation may lead to additional competitors entering the international telecommunications market. If the Combined Company encounters anti-competitive behavior in countries in which it operates (such as an ITO attempting to block access to call-reorigination services) or if the ITO in any country in which the Combined Company operates uses its competitive advantages to the fullest extent, the Combined Company's business, financial condition and results of operations could be materially adversely affected. Deregulation and increased competition in foreign markets could cause prices for direct-dial international calls to decrease so much that customers are no longer willing to use the Combined Company's international call-reorigination services.

TECHNOLOGY AND INTELLECTUAL PROPERTY

  The Combined Company does not have a formal patent or other intellectual property program. It relies on trade secret and contractual restrictions to establish and protect its technology. The Combined Company's success depends in part on its ability to enforce intellectual property rights for its proprietary software technology, both in the United States and in other countries. The Combined Company's proprietary software is protected by the use of confidentiality agreements that restrict the unauthorized distribution of the Combined Company's proprietary data.

  Although the Combined Company believes that its success is more dependent upon its technical expertise than its proprietary rights, the Combined Company's success and ability to compete is dependent in part upon its ability to enhance its technology. The Combined Company continually strives to provide faster, higher quality, enhanced service for its customers. Part of the Combined Company's success in speed and reliability of its call-reoriginations can be attributed to its use of transparent X.25 and Internet automated call-reorigination-triggering technology.

  Redundancy. The Combined Company's operations center in Ft. Lauderdale, Florida has redundant computer systems and fiber optics that provide two advantages. First, its telecommunications services are rarely off-line. The Combined Company believes that this gives it an advantage compared to many of the Combined Company's smaller competitors, and enhances the Combined Company's reputation for quality, service and uninterrupted system availability. Second, the Combined Company's redundant system architecture permits the Combined Company the flexibility to take individual computers off line intentionally for scheduled maintenance, upgrades and enhancements.

  DIAL and LINK-US Technology. CSI utilizes proprietary DIAL and LINK-US technologies in connection with transparent call-reorigination. These technologies are incorporated into a switch that permits automatic call-reorigination to occur when interconnected with PBX's of hotels, large businesses and other high volume customers. As of October 31, 1997, CSI had installed approximately 200 DIAL systems and five LINK-US systems.

  The DIAL technology, which largely consists of proprietary programming enhancements to third-party switching equipment is beneficially owned entirely by CSI and is not subject to royalty payments or any restrictions or financial penalties whatsoever regarding its deployment or lack of deployment.

  CSI supports two versions of its DIAL technology. The first version is the Enhanced DIAL system, which is installed to facilitate transparent call-reorigination in large hotels and business parks. Enhanced DIAL is a system that facilitates transparent call-reorigination through the utilization of
X.25 and Internet triggering technologies interconnected with commercial PBX environments. The Company plans to emphasize the installation of its Enhanced DIAL technology at the sites of its largest customers in the future. The Enhanced DIAL system can support the same volume of traffic as 64 of the Basic DIAL systems. The Company's Basic DIAL system is more of an entry-level system that is installed to facilitate transparent call-reorigination for smaller companies. The Basic DIAL system is able to utilize X.25 and Internet triggering, but is also commonly used in locations that do not currently have
X.25 or Internet access.

  CSI has entered into a consulting agreement with Gary Kamienski with respect to the LINK-US technology. Mr. Kamienski has worked in the computer science field for over 24 years, specializing in systems programming and data communications and spent 17 years working with Bell Communications Research. Pursuant to Mr. Kamienski's agreement, dated September 19, 1996, Mr. Kamienski transferred the LINK-US switch technology to the Company. The Company agreed to pay the costs of installation and associated costs for LINK-US, and to pay Mr. Kamienski a monthly royalty equal to 4% of the Company's gross revenue related to LINK-US. The Company has the option to buy out the royalty for an amount equal to the greater of $2,500,000 or three times the aggregate royalty payments for the first twelve months of the Agreement. In addition, for each installation of LINK-US, the Company agrees to pay Mr. Kamienski a flat fee of $1,500 if such installation produces gross revenue between $10,000 and $20,000 in its first full billing month of operation, and a flat fee of $3,000 if such revenue exceeds $20,000 in its first full billing month of operation. In addition, Mr. Kamienski agrees to provide ongoing maintenance, support and consulting with respect to LINK-US for as long as the system is in operation at a rate of $5,200 per month. The agreement stays in effect for as long as the LINK-US is operational until September 1, 2006, unless earlier terminated. The agreement may be terminated by either party upon 30 days notice to the other of a material default or consummation of the buy out of the royalty. Mr. Kamienski has agreed not to develop or market any technology similar to LINK-US which in any way might compete with the Combined Company for the lesser of 10 years or the period of time the Company is utilizing the technology associated with LINK-US.

  X.25 Triggering Technology. An X.25 data network can transport data or voice information to any network destination in the world. CSI has proprietary software technology that makes X.25 triggering technology work with its call-reorigination system. The Company uses X.25 technology in areas where it has several business customers. The Company currently has X.25 triggering available in Argentina and Brazil.

  In countries with underdeveloped telecommunications systems, it can be difficult and time consuming to make an international phone call. With X.25 triggering technology installed, up to 100% of the trigger calls to the Combined Company's switch make it out of the country and nearly 100% of the call-reorigination calls make it back into the country. The combination of
X.25 triggering technology with a DIAL or LINK-US switch is especially appealing to hotels and business owners. See "--Call-reorigination-- Transparent Call-reorigination."

  By utilizing these alternate call-triggering mechanisms, the ITO is removed from the call-reorigination process. ITOs typically object to call-reorigination because call-reorigination companies use the ITO's lines to trigger the call-reorigination without paying the ITO for the use of its lines on the long distance segment because that long distance call is not completed. When the Combined Company uses X.25 or Internet triggering technology to trigger its call-reoriginations, the ITO's long distance lines are not used. Instead, a low cost, local call is completed as part of the call-reorigination triggering process. See "Risk Factors--Risks of Operations in Foreign Countries."

  Internet Triggering Technology. Internet triggering is a newer technology and is less expensive than X.25 triggering technology. CSI is currently triggering call-reoriginations via the Internet in Argentina, Brazil, Venezuela, South Africa and Lebanon and intends to have it installed in New Zealand and Singapore. CSI has found that call-reoriginations using Internet triggering usually take four to six seconds and are nearly 100% effective at getting back to the customer.

REGULATION

  The Combined Company's international call-reorigination services are subject to the jurisdiction of many regulators. The terms and conditions under which the Combined Company provides international communications services are subject to government regulation. The FCC has imposed certain restrictions on international call-reorigination providers, including the requirement that authorized carriers provide service in a manner consistent with the laws of the countries in which they operate. Local laws and regulations differ significantly among the jurisdictions in which the Combined Company operates, and the interpretation and enforcement of such laws and regulations vary and are often based on the informal views of the local ministries which, in some cases, are subject to influence by the local telephone companies. In addition, since the Combined Company's call-reorigination services effectively bypass the local telephone system, regulators in certain countries have objected to call-reorigination services, and approximately 30 countries have notified the FCC that they have declared certain call-reorigination services illegal. The Combined Company's services in such countries comprised approximately 7.8% of its revenue for the ten months ended October 31, 1997. The Combined Company generates a significant portion of its revenue from customers originating calls in Argentina, Brazil, Europe, the Middle East and South Africa. In the event that any of these countries prohibited the Combined Company's services or regulated the pricing or profit levels of such services, the Combined Company's business, results of operations and financial condition could be materially adversely affected. At this time, the Argentine government is attempting to provide sufficient information to demonstrate to the FCC's satisfaction that call-reorigination is unlawful in Argentina. Although the Combined Company believes that the probability that the FCC would rescind the Combined Company's grant of authority to provide call-reorigination services for failure to comply with non-U.S. law is unlikely, such action by the FCC would have a material adverse effect on the Combined Company's business. The Combined Company intends to expand its international service offerings to continue to be competitive in additional countries. To facilitate this expansion, the Combined Company may deploy additional switching facilities to be located in a number of countries. As a result, the Combined Company will be directly subject to regulation in an increasing number of countries, and there can be no assurance that such regulation will not have a material adverse effect on the Combined Company's business, results of operations and financial condition. In addition, there can be no assurance that the Combined Company has accurately interpreted or will accurately predict the interpretation of applicable laws and regulations or regulatory and enforcement trends in a given jurisdiction or that the Combined Company will be found to be in compliance with all such laws and regulations. Failure to interpret accurately the applicable laws and regulations and the mode of their enforcement in particular jurisdictions could cause the Combined Company to lose, or be unable to obtain, regulatory approvals necessary for it to be able to provide certain services in such jurisdictions or to use certain of its transmission methods. Such failure could result in significant monetary penalties being imposed against the Combined Company. See "Risk Factors--Government Regulation."

  Federal regulations, regulatory actions and court decisions have had, and may have in the future, an impact on the Combined Company and its ability to compete as well as on the number and types of competitors in the market. The FCC typically imposes obligations to file tariffs containing the rate, terms and conditions of service. The FCC does not currently regulate the Combined Company's profit levels, although the FCC has the authority to do so. There can be no assurance that regulators will not raise material issues with regard to the Combined Company's compliance with regulations or that existing or future regulations will not have a material adverse effect on the Combined Company's business, financial condition and results of operations.

  The Combined Company offers service by means of call-reorigination pursuant to an FCC authorization ("Section 214 Switched Voice Authorization") pursuant to Section 214 of the Communications Act and certain relevant FCC decisions. The FCC has determined that call-reorigination service using uncompleted call signaling does not violate United States or international law, but has held that United States companies providing such services must comply with the laws of the countries in which they operate as a condition of such companies'
Section 214 Switched Voice Authorizations. The FCC reserves the right to condition, modify or revoke any Section 214 Authorizations and impose fines for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder, or for violations of the clear and explicit telecommunications laws of other countries that are unable to enforce their laws against U.S. carriers. FCC policy provides that foreign governments that satisfy certain conditions may request FCC assistance in enforcing their laws against U.S. carriers. Thirty countries have formally notified the FCC that certain call-reorigination services violate their laws. Only eight of these countries have submitted copies of actual laws to the FCC that declare certain call-reorigination services unlawful. Two of the 30 countries have requested assistance from the FCC in enforcing their prohibitions on call-reorigination within their respective jurisdictions. The FCC has held that it would consider enforcement action against companies based in the United States engaged in call-reorigination by means of uncompleted call signaling in countries where this activity is expressly prohibited. While the Combined Company believes that the FCC has not initiated any action to date to limit the provisions of call-reorigination services, there can be no assurance that it will not take action in the future. Enforcement action could include an order to cease providing call-reorigination services in such country, the imposition of one or more restrictions on the Combined Company, monetary fines or, ultimately, the revocation of the Combined Company's Section 214 Switched Voice Authorization, and could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

EMPLOYEES AND CONSULTANTS

  As of December 31, 1997, CSI had 21 full-time employees and two consultants. As of December 31, 1997, ITC had 14 full-time employees and one consultant. CSI plans to hire additional employees and consultants as may be required to support expansion of the Combined Company's operations and the Combined Company's sales agent network. None of the Combined Company's employees are covered by a collective bargaining agreement. Management believes that the Combined Company's relationship with its employees is good.

FACILITIES

  CSI's executive offices are located at 8 South Nevada Avenue, Colorado Springs, Colorado 80903. The Combined Company leases approximately 11,000 square feet of space under a lease that expires January 31, 1999 with respect to 5,100 square feet, and December 31, 1999 with respect to the remainder. See "Certain Transactions."

  ITC's executive offices are located at 290 Pratt Road, Meriden, Connecticut 06450. The telecommunications and customer service center for the Combined Company is leased by ITC and located at 110 East Broward Boulevard, Suite 610, Ft. Lauderdale, Florida 33301.

LITIGATION

  In November 1997, WorldCom commenced an action entitled "WorldCom, Inc. v. International Telephone Company d/b/a Interglobal Telephone Company" against ITC in Connecticut state court (Docket No. CV-970407418, Superior Court, J.D. of New Haven) seeking damages of approximately $1.1 million for alleged past due carrier bills. ITC believes it has meritorious defenses to the suit. ITC intends to vigorously defend its position and will attempt to reach a settlement with this carrier.

  In the ordinary course of business, the Combined Company is a party to several legal proceedings, the outcome of which, singly or in the aggregate, is not expected to be material to the Combined Company's financial position, results of operations or cash flows. The Combined Company intends to aggressively pursue collection of debts, including those owed by a former distributor in Singapore.

                                  MANAGEMENT

OFFICERS AND DIRECTORS

  The following table contains the name, age and position with CSI of each executive officer and director of CSI as of the date of this Prospectus.

NAME                                    AGE          POSITION WITH CSI
----                                    ---          -----------------
Robert A. Spade........................  51 Chief Executive Officer and Chairman
                                            of the Board
Patrick R. Scanlon.....................  51 President, Chief Operating Officer
                                            and Director
Daniel R. Hudspeth.....................  35 Chief Financial Officer and
                                            Treasurer
Philip A. Thomas.......................  52 Vice President and General Manager
                                            (upon completion of the ITC
                                            Acquisition)
Cassandra A. Zajac.....................  26 Vice President of Investor Relations
                                            and Secretary
Dean H. Cary...........................  49 Director
Richard F. Nipert......................  41 Director

  Robert A. Spade has been the Chairman of the Board since March 1994 and CSI's Chief Executive Officer since January 1995. Mr. Spade also served as President of CSI from April 1995 to June 1997 and as the Treasurer CSI from April 1995 to July 1996. He devotes substantially all of his time to the business of CSI. Mr. Spade is a director of MedPlus Corporation, a company that operates a workers' compensation medical clinic and arranges financing for patients. He was a director of World Information Networks On The Net, Inc. ("WIN"), a company that provides Internet access, designs web pages and broadcasts facsimiles via the Internet, from August 1995 to March 1997. From 1994 to 1995, Mr. Spade was an Adjunct Professor of International Corporate Finance with, and was a director of, the International School of Management in Colorado Springs. In 1991, Mr. Spade founded Diamante Properties, Inc. ("Diamante"), a company engaged in commercial real estate. He served as President of Diamante from inception through 1995 and currently serves as its Chairman and Secretary. Mr. Spade graduated from the Johns Hopkins School of Advanced International Studies in 1971 with a Masters Degree, and from University of California, Santa Barbara in 1968 with a B.A. Degree in Economics and Hispanic Civilization. Mr. Spade is fluent in Spanish and Portuguese.

  Patrick R. Scanlon has been President and Chief Operating Officer of CSI since June 1997 and a director of the Company since January 1996. He also served as Treasurer from June 1997 to December 1997. From May 1991 to June 1996 Mr. Scanlon served as Executive Vice President of BRC Imagination Arts, Inc., a designer and producer of custom exhibits and attractions for world fairs, aquariums, theme parks and visitor centers. Prior to that time, Mr. Scanlon was with Walt Disney Imagineering, the theme park design, engineering, production, and construction division of the Walt Disney Company, for 18 years, most recently as Senior Vice President. Mr. Scanlon is also an owner and partner in a number of real estate ventures, and has served on the Boards of Directors of the Theme Entertainment Association, the Angeles Chorale, and The Learning Company. Mr. Scanlon earned an M.S. Degree in Finance in 1971 from the UCLA Graduate School of Management and a B.A. Degree in Economics from the University of California, Santa Barbara in 1968.

  Daniel R. Hudspeth has been Chief Financial Officer and Treasurer of CSI since December 1997. From October 1995 to December 1997, Mr. Hudspeth served as Chief Financial Officer and Corporate Secretary of Wireless Telecom, Inc., a company that distributes wireless data products and services for the telecommunications and computer industries. From January 1995 to October 1995, he was Vice President and Corporate Controller of CWE, Inc., a publicly traded computer retail company. From August 1992 to January 1995, Mr. Hudspeth was Vice President of Finance and Administration and Treasurer of OfficeScapes Business

Furniture, and from July 1985 to August 1992, he was an Audit Manager of Emerging Business Services for Deloitte & Touche LLP. Mr. Hudspeth is a Certified Public Accountant in Colorado and a member of the Colorado Society of Certified Public Accountants and the American Institute of Certified Public Accountants. He earned his B.S. Degree in Business Administration from Colorado State University in 1985.

  Philip Thomas will become Vice President-General Manager of CSI upon the closing of this Offering. Mr. Thomas was a co-founder and served as Vice President of Operations of ITC since March 1993. From 1990 until 1993, Mr. Thomas was a partner of Thomas Powell and Associates, a software developer for voice mail systems, automated attendants and international call-reorigination systems. From 1977 until 1990, Mr. Thomas was principal of Thomas Business Systems, Inc., a computer hardware dealer. Mr. Thomas received his H.N.D. Degree in Applied Physics from the Farnborough College of Technology.

  Cassandra A. Zajac has been CSI's Secretary since June 1996, Vice President of Investor Relations since September 1995 and an employee of CSI since June 1995. From January 1994 to May 1995, Ms. Zajac was a Business Analyst for Amoco Production Company. From June 1992 to December 1993, Ms. Zajac was a licensed real estate agent in the State of Colorado and worked for Woodland Real Estate Better Homes and Gardens. Ms. Zajac was a director of World Information Network ("WIN") from August 1995 to July 1996. Ms. Zajac graduated in 1993 from Colorado State University with a B.S. Degree in Finance and Computer Information Systems. Ms. Zajac is the step-daughter of Mr. Spade.

  Dean H. Cary has been a director of CSI since January 1997. Since November 1995 he has been an Executive Director of Forval International Telecommunications, Inc., an international long distance carrier based in Japan. From November 1993 to November 1995 he served as Executive Vice President of Viatel, Inc., one of CSI's principal competitors. In 1992 he formed Paragon Management Group, a business engaged in strategic and business planning, and served as its President. From 1988 to 1992 he was the Vice President/General Manager of Metromedia Communications Corp., a U.S. based long distance carrier. He earned a B.A. Degree in Business, Education and Psychology from the University of Minnesota in 1969.

  Richard F. Nipert has been a director of CSI since November 1996. Since January 1993, Mr. Nipert has been a partner in the law firm of Bright, Gibson and Nipert, P.C. in Denver, Colorado. Mr. Nipert previously practiced law with three other law firms located in Denver. Mr. Nipert practices law primarily in the fields of business and commercial real estate. He earned his J.D. Degree from the University of Southern California in 1980 and a B.A. Degree in Social Ecology from the University of California at Irvine in 1977.

BOARD COMMITTEES

  The Board of Directors maintains a Compensation Committee and an Audit Committee. The Compensation Committee, consisting of Messrs. Nipert and Cary, reviews compensation and option matters and makes recommendations to the Board regarding changes in executive compensation. The Audit Committee, consisting of Messrs. Nipert and Cary, reviews CSI's internal audit controls.

COMPENSATION OF DIRECTORS

  Directors who are also employees of CSI receive no additional compensation for serving as directors. Non-employee directors have received options to
purchase     shares of Common Stock at the time they commenced service on the
Board of Directors. The options are exercisable at the bid price of the Common Stock at the date of grant. The options vest 20% per year over five years from the date of grant. CSI reimburses all of its directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors and for carrying out various board-directed assignments for the benefits of CSI.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  CSI's Articles of Incorporation eliminate the personal liability of its directors to CSI and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. CSI's Bylaws provide that CSI will indemnify its officers and directors to the fullest extent permitted by law. In addition, CSI carries officers' and directors' liability insurance with an annual $1 million aggregate limit. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of CSI pursuant to the foregoing provisions, or otherwise, CSI has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

KEY EMPLOYEES

  Mark Lyons has been CSI's Director of Sales and Marketing since November 1996. From 1990 to 1996 he worked for Sprint as its Senior Business Services Representative. He previously worked as a Branch Manager for Norwest Bank and First Interstate Bank. He earned a B.S. Degree in Finance from Utah State University in 1983 and has earned graduate credits in telecommunications from the University of Denver.

  Sean Thomas will become CSI's Director of Business Development in Europe upon the closing of this Offering. Mr. Thomas was a co-founder of ITC in 1993 and served as Vice President of Sales of ITC since November 1996. From 1991 to 1993, Mr. Thomas served as Sales Manager with Connecticut Computer Technologies. Mr. Thomas attended Loyola University in New Orleans. Mr. Thomas is the son of Philip Thomas.

  Stuart Agranoff has been CSI's Director of Technical Operations since September 1997 and a senior engineer for CSI since January 1996. From 1992 to 1996, Mr. Agranoff worked as an Associate Engineer for Kaman Sciences Corporation. From 1984 to 1992 he served in the United States Navy where he worked as an Aircraft Intermediate Maintenance Department Supervisor and as a Senior Communication/Navigation Technician. Mr. Agranoff earned his degree in Electronics Technology from the University of Phoenix.

  John Spade has been CSI's Director of Technology and Development since September 1997 and Special Projects Manager since March 1997. He has been an employee of CSI since August 1996. From August 1995 to July 1996, Mr. Spade was Vice President and a director of WIN, an Internet services provider. In 1994, he earned his B.A. degree from Chico State University, where he also taught courses on Economics and the Internet. John Spade is the son of Robert
A. Spade.

  Keith Busch has been CSI's Director of Business Development in Asia since December 1997. Mr. Busch previously served as President of two other call-reorigination providers. From 1996 to 1997 he founded and served as President of American Fone Network, and from 1995 to 1996 he served as President of Rapid Link USA. Mr. Busch also previously worked as the International Sales Manager for Premiere Communications, an international calling card company. He earned his B.A. Degree from the University of Washington in 1991.

EXECUTIVE COMPENSATION

  No executive officer of CSI received total compensation in excess of $100,000 in any of the last three fiscal years. Robert A. Spade, Chief Executive Officer of CSI since 1995, received total salary and bonus of $9,000 in fiscal year 1995 and $48,000 in fiscal year 1996. In fiscal year 1996, CSI granted to Mr. Spade, pursuant to CSI's Non-Qualified Stock Option Plan,
options to purchase     shares of Common Stock at an exercise price of $   per
share, that expire on August 31, 1998, options to purchase     shares of
Common Stock at an exercise price of $    that expire on October 31, 1999,
options to purchase     shares of Common Stock at $   per share that expire on
July 31, 1999, and options to purchase     shares of Common Stock at $   per
share that expire on August 29, 2007. The options Mr. Spade received in 1997 represent approximately 5.7% of all options granted to employees in fiscal year 1997. Mr. Spade did not exercise any of his options in fiscal year 1996.
Based on the closing high bid price of the Common Stock of $   per share as
quoted on the OTC Bulletin Board on      , 1998, Mr. Spade's unexercised
vested options on that date had no value.

EMPLOYMENT AGREEMENTS

  CSI has entered into an employment agreement with Mr. Spade. Mr. Spade's employment agreement, dated May 1, 1997, provides for a base salary of a minimum of $150,000 which will be increased by 4% annually during the three year term of the agreement. CSI may terminate Mr. Spade's employment only for cause (as defined in the agreement). Mr. Spade also is entitled to receive an annual bonus of up to 65% of his salary pursuant to any cash bonus plan adopted by the Board of Directors. He has the option to convert any cash bonus to stock options having an exercise price equal to the price of CSI's Common Stock on the first day of the fiscal year on which a bonus is calculated. Pursuant to the agreement, Mr. Spade has agreed not to compete with CSI for a period of three years following termination of the agreement.

  CSI has entered into an employment agreement with Mr. Scanlon. Mr. Scanlon's employment agreement, dated October 31, 1997, provides for a base salary of a minimum of $140,000, which may be increased to reflect the market rate for persons in comparable positions. CSI may terminate Mr. Scanlon's employment only for cause (as defined in the agreement). Mr. Scanlon also is entitled to receive an annual bonus pursuant to any cash bonus plan adopted by the Board of Directors and stock options. He has the option to convert any cash bonus to stock options having an exercise price of CSI's Common Stock on the first day of the fiscal year on which a bonus is calculated. Pursuant to the agreement, Mr. Scanlon has agreed not to compete with CSI for a period of three years following termination of the agreement.

  CSI has entered into an employment agreement with Mr. Hudspeth. Mr. Hudspeth's employment agreement, dated December 1997, provides for a base salary of a minimum of $110,000 which may be increased to reflect the market rate for persons in comparable positions. CSI may terminate Mr. Hudspeth's employment only for cause (as defined in the agreement). Mr. Hudspeth also is entitled to receive an annual bonus pursuant to any cash bonus plan adopted by the Board of Directors and stock options. He has the option to convert any cash bonus to stock options having an exercise price of CSI's Common Stock on the first day of the fiscal year on which a bonus is calculated. Pursuant to the agreement, Mr. Hudspeth has agreed not to compete with CSI for a period of three years following termination of the agreement.

  Upon the completion of the ITC Acquisition, CSI will enter into one year employment agreements with Philip Thomas and Sean Thomas which provide for base salaries of $115,000 and $65,000, respectively. CSI may terminate Messrs. Thomas and Thomas only for cause (as defined in the agreements). Messrs. Thomas and Thomas have each agreed not to compete with the Company for a period of six months following termination of the respective agreements.

STOCK OPTION PLAN

  In 1995 the Board of Directors adopted, and the shareholders approved, an Incentive Stock Option Plan and a Non-qualified Stock Option Plan, which in January 1998 the shareholders approved combining into one stock option plan (the "Stock Option Plan"). The Stock Option Plan allows for the issuance of stock options to officers, employees, and directors, and to consultants and advisors who render bona fide services to CSI not in connection with the issuance of securities in a capital-raising transaction. CSI has authorized 3,000,000 shares of Common Stock for issuance upon the exercise of options granted under this plan. The aggregate fair market value (measured at the time the options are granted) of all Common Stock issued pursuant to exercise of Incentive Stock Options under the Stock Option Plan may not exceed $100,000. The Incentive Stock Options granted under the Stock Option Plan are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code. The Non-Qualified Stock Options granted under the Stock Option Plan are not intended to meet the requirements of Section 422 of the Internal Revenue Code. The plans are administered by the Compensation Committee. As of January 31, 1998, Non-Qualified Stock Options to purchase up
to      shares of Common Stock have been granted under the Stock Option Plan.
No Incentive Stock Options have been granted under the Stock Option Plan. In January 1998, CSI terminated its Stock Bonus Plan.

  The exercise price and period for the options granted under the plans are as determined by the Board of Directors or committee thereof. For Incentive Stock Options, the exercise price cannot be below the fair market value of the underlying Common Stock at the time the options are granted, and in the case of holders of over 10% of the combined voting power of all classes of voting stock of CSI, the exercise price cannot be below 110% of the fair market value of the underlying Common Stock at the time the options are granted. The exercise period cannot exceed ten years under either plan. Options may not be transferred other than by will and the laws of descent and distribution without the express consent of the Board of Directors or a committee thereof.

  The exercise of such options is subject to the satisfaction of any applicable withholding tax or other liabilities and any listing, registration, or qualification with any regulatory authority of the Shares of Common Stock to be issued upon exercise of such options. Unless the Common Stock issuable upon exercise of the options has been registered with the Commission and any applicable state regulatory authorities, each optionee represents, by accepting such shares, that such optionee is acquiring such shares for investment and not for resale or distribution.

  The Board of Directors has reserved the right to alter, suspend, or discontinue the plans, but may not, without the affirmative vote of a majority of shares of capital stock then entitled to vote, do any of the following: abolish the committee then administering the plans, if any, change the qualification of its members, or withdraw the plans from its supervision; make any material change to the class of persons eligible to receive options; increase the total number of shares of Common Stock reserved for issuance under the plans; increase the number of shares for which an option is exercisable to any one employee; extend the term of the plan or the maximum option periods; decrease the minimum exercise price; or materially increase the benefits accruing to plan participants.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of January 31, 1998, the number of and percentage of outstanding shares of Common Stock owned of record or beneficially by (i) each director and executive officer of the Combined Company; (ii) each person who owns beneficially more than five percent (5%) of the Company's outstanding Common Stock; and (iii) all directors and executive officers as a group. Unless otherwise indicated, the address of each person listed is the Combined Company's address, 8 South Nevada Avenue, Colorado Springs, Colorado 80903.

                                            PERCENT OF COMMON STOCK(1)
                                      ---------------------------------------
                                         SHARES                AFTER OFFERING
                                      BENEFICIALLY   BEFORE       AND ITC
NAME AND ADDRESS                         OWNED     OFFERING(2)  ACQUISITION
----------------                      ------------ ----------- --------------
DIRECTORS AND EXECUTIVE OFFICERS:
Robert A. Spade(3)..................
Patrick R. Scanlon(4)...............
Cassandra A. Zajac(5)...............
Daniel R. Hudspeth..................
Dean H. Cary(6).....................
  71 Burnwood Lane
  Upper Saddle River, NJ 07458
Richard F. Nipert(7)................
  1140 Grant Street, Suite 100
  Denver, CO 80203
Philip A. Thomas(8).................
All directors and executive officers
 as a group (6 persons)(9)..........
OTHER SHAREHOLDERS:
James L. Williams(10)...............
  123 Vientos Road
  Camarillo, CA 93010

--------
*Less than 1%.
 (1) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.
 (2) Shares outstanding before offering include 113,600 Bridge Shares to be issued immediately prior to this Offering.
 (3) Of such shares,     are held of record by Mr. Spade or his spouse and
     shares are issuable upon exercise of options held by Mr. Spade.
 (4) Of such shares,     are held of record and     shares are issuable upon
     exercise of options held by Mr. Scanlon.
 (5) Of such shares,     are held of record and     shares are issuable upon
     exercise of options held by Ms. Zajac.
 (6) Of such shares, none are held of record and    are issuable upon exercise
     of options held by Mr. Cary.
 (7) Of such shares,     are held of record and     are issuable upon exercise
     of options held by Mr. Nipert.
 (8) Mr. Thomas will receive    shares on the first anniversary of the closing
     of this Offering in connection with the ITC Acquisition.
 (9) Of such shares,     are held of record and     shares are issuable upon
     exercise of options.
(10) Of such shares,     are held of record and     shares are issuable upon
     exercise of warrants.

                             CERTAIN TRANSACTIONS

  Effective September 14, 1995, Redden Dynamics, Inc. ("Redden") was merged
with and into CSI. Shareholders of Redden received a total of     shares of
Common Stock of CSI in connection with the merger. At the time of the merger, Redden had no operations, minimal assets and no liabilities. CSI undertook the merger in order to enable it to have a sufficient number of shareholders to permit CSI to commence trading of its Common Stock on the OTC Bulletin Board, which occurred effective March 18, 1996. To acquire control of Redden in order to facilitate the merger, Robert Spade purchased approximately 80% of Redden's outstanding common stock in May 1995 from certain shareholders of Redden for $34,500. Mr. Spade was then elected President and a director of Redden. In the
merger, Mr. Spade exchanged the Redden shares for    shares of Common Stock.
Immediately after the merger, Mr. Spade transferred     shares of such Common
Stock to 21 persons, including the following: Mr. Nipert (    shares); Mr.
Scanlon (    shares); and Ms. Zajac (    shares).

  CSI has received periodic advances from Robert Spade. On April 30, 1996, CSI issued an unsecured note payable to Mr. Spade in the principal amount of $160,000, payable on May 31, 1999 and bearing interest at 10% to reflect advances made through that date. As of January 31, 1998, the total amount of outstanding advances from Mr. Spade was $149,000.

  The building in which CSI has its principal executive office is owned by a partnership, the managing general partner of which is owned by Robert Spade and his wife. CSI paid the partnership $37,592 and $87,259 in lease expense for the fiscal years ended April 30, 1996 and 1997, respectively. Minimum lease payments for the fiscal years ended April 30, 1998, 1999 and 2000 are approximately $137,000, $118,000 and $55,000 reflecting the increase in leased space from 5,100 square feet in fiscal year 1996 to 11,000 square feet commencing September 1996. See "Business--Facilities" and the Financial Statements.

  In August 1996, CSI issued    shares of Common Stock and granted options to
purchase    shares of Common Stock at $    per share to certain minority
shareholders of WIN in exchange for their shares of WIN Common Stock. As a result of this exchange, CSI became a shareholder of WIN. CSI then transferred the WIN shares to WIN for certain technology and equipment owned by WIN. Ms. Zajac and certain other family members of Mr. Spade, who were shareholders of
WIN, received options to purchase     and     shares of Common Stock
respectively, in the WIN transaction. The Common Stock was valued at $    per
share in the WIN transaction. Following the WIN transaction, John Spade, who was an officer, director and a principal shareholder of WIN, became an employee of CSI. John Spade is the son of Robert Spade. Robert Spade was a director of WIN at the time of the transaction and therefore this transaction may have been at terms less favorable than one with a third party. See "Management."

  On January 10, 1997, CSI granted Dean H. Cary, a Director of CSI, options to
purchase     shares of Common Stock at $  per share in connection with
consulting services provided by Mr. Cary to CSI. The options vest 20% per year over five years from the date of grant; provided that vesting may be accelerated if the trading price of the Common Stock exceeds certain levels
ranging from $    to $    per share.

  In October 1997, CSI incurred an obligation to pay $50,000 and in January
1998 granted options to purchase    shares of Common Stock at an exercise
price of $    per share to Mr. Cary in consideration of business consulting services.

  In November 1997, CSI entered into an agreement in principle with ITC and its stockholders, Lynch Family, LLC, Sean Thomas and Philip Thomas. Upon consummation of this Offering and the ITC Acquisition, Lynch Family, LLC and Messrs. Thomas and Thomas will receive an aggregate of $3.1 million in cash and 207,000 shares of Common Stock based on an assumed initial offering price of $10.00 per Share to be issued on the first anniversary of the closing of this Offering. Furthermore, John Lynch, a manager of Lynch Family, LLC, will enter into a one year consulting agreement with the Combined Company under which he will receive $125,000, and Philip Thomas and Sean Thomas will enter into one year employment agreements with the Combined Company under which they will receive annual salaries of $115,000 and $65,000, respectively. See "Management."

  In December 1997, CSI paid $178,000 to ITC in consideration of consulting services provided by John Lynch, a manager of Lynch Family, LLC, in negotiating a carrier agreement on behalf of CSI.

  Richard F. Nipert, a Director of CSI, is a partner of the law firm of Bright, Gibson and Nipert P.C., which from time to time has provided legal services to CSI. Fees paid to the firm by CSI were less than 5% of the law firm's gross revenue for each fiscal year in which they have represented CSI.

  Other than as set forth above, the transactions described above were on terms that CSI's Board of Directors believed to be fair to CSI and no less favorable to CSI than terms that could have been obtained from an unrelated party. The Combined Company has adopted a policy that future transactions between the Company and its officers, directors and 5% or more shareholders are subject to approval by a majority of the disinterested directors of the Company. Any such transactions will be on terms believed to be no less favorable than could be obtained from unaffiliated parties.

TRANSACTIONS WITH PROMOTERS

  CSI believes that Messrs. Robert Spade and James L. Williams may be considered "founders" or "promoters" of CSI. In addition to the transactions
referenced in "Certain Transactions," Mr. Spade purchased     shares of Common
Stock from CSI at various times from April 1993 to December 1994 at prices
ranging from $    per share to $    per share.

  Mr. Williams purchased     shares of Common Stock from CSI at various times
from April 1993 to June 1995 at prices ranging from $    to $    per share.
Mr. Williams also acquired     shares from Mr. Spade at various times from
August 1993 to December 1994. Mr. Williams has received approximately $38,400 from CSI as compensation for services in connection with equity and debt financings by CSI. In addition, Mr. Williams loaned $40,000 to CSI and received a 10% convertible note in October 1996 that he converted into shares of Common Stock in January 1997. In connection with the note, Mr. Williams
received warrants to purchase     shares of Common Stock at $    per share. In
June 1997, Mr. Williams purchased an additional 10% convertible note with a $20,000 principal amount. In connection therewith, he received a warrant to
purchase    shares of Common Stock at an exercise price of $    per share. In
October 1997, Mr. Williams purchased    shares of Common Stock for $   per
share in a private placement.

  CSI used the proceeds from the sales of Common Stock discussed above to fund its operations. CSI believes that these transactions were conducted on terms that were fair and reasonable to CSI and at prices that approximated the fair market value of the Common Stock at the time of the transactions. See "Principal Shareholders."

                           DESCRIPTION OF SECURITIES

  The following description of CSI's securities is qualified in its entirety by reference to CSI's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. As of December 31, 1997, the Common Stock was held of record by 621 shareholders. See "Additional Information."

COMMON STOCK

  CSI is authorized to issue 25,000,000 shares of Common Stock, no par value. As of the date of this Prospectus, the Company had shares of Common Stock issued and outstanding. Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.

  Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid in the foreseeable future. See "Dividend Policy."

  Holders of Common Stock do not have preemptive rights to subscribe to
additional shares if issued by the Company. Except for     shares which were
purchased with a note, which is outstanding, all of the outstanding shares of Common Stock are fully paid and non-assessable and all of the Shares of Common Stock offered hereby will be, upon issuance, fully paid and non-assessable.

PREFERRED STOCK

  CSI is authorized to issue up to 5,000,000 shares of Preferred Stock, no par value. As of the date of this Prospectus, no shares of Preferred Stock were outstanding. The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations, and relative rights, including dividend rights, and liquidation preferences of the Shares constituting any series, without any further vote or action by the shareholders of the Company. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock.

  The potential issuance of Preferred Stock may have the effect of delaying, deterring, or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company has no current intention to issue shares of Preferred Stock.

DESCRIPTION OF INDEBTEDNESS

  Mandatorily Redeemable Convertible Promissory Notes. In December 1997, CSI issued Bridge Notes in an aggregate principal amount of $2,840,000. Interest on the Bridge Notes is payable at a rate of 10% per annum, semi-annually. The aggregate outstanding principal amount of the Bridge Notes is due five days following the closing of this Offering. Robert Spade, the Chairman and Chief Executive Officer of CSI, and Patrick Scanlon, the President and Chief Operating Officer of CSI, each guaranteed payment of the Bridge Notes for up to $750,000. For each $100,000 of principal amount of the Bridge Notes, the holder will receive 4,000 Bridge Shares upon the closing of this Offering, based on a $10.00 per share initial offering price. Such Bridge Shares are offered by this Registration Statement. See "Selling Securityholders and Plan of Distribution."

  10% Notes. From October 1996 through July 1997, CSI issued unsecured convertible promissory notes (the "10% Notes") in an aggregate principal amount of $415,000. Interest on the 10% Notes is payable at a rate of 10% per annum, semi-annually, commencing on March 31, 1997 and continuing until the maturity date, which is two years from the respective dates of investment. The aggregate outstanding principal amount of the 10% Notes is due on the maturity date. The 10% Notes may be converted into shares of Common Stock at a conversion price of 90% of the average high bid and low asked price of the Common Stock on the day before conversion. CSI may prepay any of the 10% Notes in full at any time without penalty, and any note holders may cause CSI to repay such holder's note at the end of each six-month period that any principal is outstanding upon 30 days written notice. As of January 31, 1998, $385,000 principal amount of 10% Notes have been converted. For each $10,000 of principal amount of the
10% Notes, the holder received warrants to purchase     shares of Common Stock
of CSI at an exercise price equal to the closing bid price of the Common Stock on the date of the 10% Notes.

  15% Notes. From February 1997 through March 1997, CSI issued $85,000 aggregate principal amount of the 15% Notes. Interest on the 15% Notes, and the aggregate outstanding principal amount of the 15% Notes, are payable on the maturity date, which is six months after the date of each Note. For each $10,000 of principal amount of 15% Notes, the holder received warrants to
purchase     shares of Common Stock at an exercise price equal to the closing bid price of the Common Stock on the date of the 15% Notes.

REGISTRATION RIGHTS

  CSI has agreed to grant to two holders of    shares of the Common Stock (the
"Rights Holders") certain "piggy-back" registration rights under the Securities Act with respect to such shares. Under the terms of agreements between the Company and these Rights Holders, if CSI proposes to register any of its Common Stock under the Securities Act for its own account or for the account of other security holders (other than pursuant to this Offering and certain excluded registration forms), the Rights Holders are entitled to notice of such registration and to include in such registration shares of Common Stock that they hold, subject to cutback limitations that may be imposed by the underwriter of any underwritten public offering of the Common Stock. The Rights Holders are not required to bear any expenses incurred by CSI in connection with registering the Rights Holders' shares, but underwriting fees, discounts, or commissions relating to the sale of each Rights Holder's shares are borne by the applicable Rights Holder. CSI is not required to include any of the shares with registration rights in a registration if the holders of such shares would be able to sell such shares without registration pursuant to Rule 144 of the Securities Act or otherwise. None of the Rights Holders will participate in this Offering.

  CSI has agreed to grant to Lynch Family, LLC, Philip Thomas and Sean Thomas (collectively, the "Former ITC Stockholders") certain "demand" registration rights under the Securities Act with respect to the Common Stock (the "ITC Acquisition Stock") they will receive in connection with the ITC Acquisition. Under the terms of the Stock Purchase Agreement, CSI is obligated, after the first anniversary of the completion of the ITC Acquisition, upon the demand of the Former ITC Stockholders, to file within 30 days of such demand (subject to an extension in the event CSI is then involved in certain transactions not in the ordinary course of business) a registration statement on Form S-3 covering the ITC Acquisition Stock. The Former ITC Stockholders are not required to bear any expenses incurred by CSI in connection with registering the ITC Acquisition Stock.

TRANSFER AGENT

  American Securities Transfer & Trust, Inc. is the Transfer Agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering and after giving effect to the ITC
Acquisition, CSI will have     shares of Common Stock outstanding (    shares
if the Representative's over-allotment option with respect to the Common Stock is exercised in full). The 1,100,000 shares of Common Stock sold in this Offering will be freely transferable and tradeable without restriction or further registration under the Securities Act except for any shares purchased or held by any "affiliate" of CSI, which will be subject to the resale limitation of Rule 144 promulgated under the Securities Act.

  Of CSI's approximately     million shares of Common Stock outstanding
immediately prior to the date of this Prospectus,     million are "restricted
securities" as that term is defined under Rule 144 of the Securities Act. Restricted securities may be sold in open market transactions in compliance with Rule 144 if the conditions of such rule are satisfied. Under Rule 144 any person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of
the then outstanding shares of CSI's Common Stock (    shares immediately
after this Offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to the manner of sale, notice and availability of current public information about CSI. A person who is not deemed to have been an affiliate of CSI at any time during the 90 days immediately preceding the sale and whose restricted shares have been fully paid for two years since the later of the date they were acquired from CSI or the date they were acquired from an affiliate of CSI may sell such restricted shares under Rule 144(k) without regard to the limitations described above.

  Up to 110,000 additional shares of Common Stock may be purchased by the Representative after the first anniversary date of this Prospectus through the exercise of the Representative's Warrants. Any and all shares of Common Stock purchased upon exercise of the Representative's Warrant may be freely tradeable, provided that CSI satisfies certain securities registration and qualification requirements in accordance with the terms of the Representative's Warrants. See "Underwriting."

  CSI, its officers and directors and persons known by CSI to be greater than 2% shareholders, have agreed not, directly or indirectly, to sell, offer to sell, contract to sell, grant any option for the sale of, otherwise dispose of, or register or announce the sale or Offering of any shares of capital stock of CSI beneficially owned by them or any securities beneficially owned by them convertible into, or exercisable or exchangeable for capital stock of CSI for a period of 270 days after the date of this Prospectus without the prior written consent of the Representative. Furthermore, the holders of the Selling Securityholders' Warrants have agreed not to sell or offer for sale the share of Common Stock underlying the Selling Securityholders' Warrants for a period of 180 days after this Prospectus.

  Sales of substantial numbers of shares of Common Stock pursuant to Rule 144 or otherwise could adversely affect the market price of the Common Stock, should any such market develop.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriters named below (the "Underwriters"), have severally agreed, through Cohig & Associates, Inc., the Representative of the Underwriters, to purchase from CSI, and CSI has agreed to sell the Underwriters, the aggregate number of shares of Common Stock set forth opposite their respective names.

                          UNDERWRITERS                        NUMBER OF SHARES
                          ------------                        ----------------
   Cohig & Associates, Inc...................................
     Total...................................................    1,100,000
                                                                 =========

  The Common Stock are being offered by the several Underwriters, subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part and subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they must purchase all of the Common Stock offered hereby if any are purchased.

  CSI has granted to the Representative a separate option, exercisable within 45 days from the effective date of the Registration Statement, to purchase an additional number of shares of Common Stock as will be equal to not more than 15% each of the total number of shares of Common Stock initially offered at
the public offering price less the underwriting discount of $    per share of
Common Stock. The Representative may exercise such option only for the purpose of covering any over-allotments in the sale of the Common Stock offered hereby.

  The Underwriters have advised CSI that the Underwriters propose to offer the Common Stock directly to the public at the public offering prices set forth on the cover page of this Prospectus, and to selected dealers at that price, less a concession of not more than $ per share of Common Stock. After the public offering, the price to the public and the concession may be changed by the Underwriters.

  The Underwriters have informed CSI that they do not expect to sell any Common Stock offered hereby to accounts over which they exercise discretionary authority in excess of 5% of the Offering.

  CSI will pay the Representative a non-accountable expense allowance of 3% of the offering proceeds, which will include proceeds from the over-allotment option to the extent exercised. CSI has paid to the Representative $40,000 against the non-accountable expense allowance. The Representative's expenses in excess of the non-accountable expense allowance will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess shall be deemed to be compensation to the Representative.

  CSI has granted the Representative a right of first refusal with respect to additional public or private offerings proposed to be undertaken by CSI for a period of 12 months after the date of this Prospectus.

  CSI and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the 1933 Act, and, if such indemnifications are unavailable or insufficient, CSI and the Underwriters have agreed to damage contribution agreements between them based upon relative benefits received from this Offering and relative fault resulting in such damages. CSI also has agreed with the Underwriters that CSI will use its best efforts to cause a registration statement pursuant to Section 12(g) of the Exchange Act to become effective no later than the date of this Prospectus.

  Although there is no contractual agreement or other obligation, officers, directors and affiliates of CSI might be sold a portion of the Common Stock, but only on the same terms and conditions as will be offered to the public. Such persons will be required to represent that purchases by such persons, if any, will be for investment purposes only with no present intent to sell.

  The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the 1934 Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transaction permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions.

  Neither the Company nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, copies of which are on file at the offices of the Representative, CSI and the Commission. See "Additional Information."

  The Common Stock is traded infrequently in limited quantities on the OTC Bulletin Board under the symbol CSYG. The public offering prices of the Common Stock was determined by negotiations between the Representative and CSI. Among the factors considered in determining the public offering prices were the prospects for CSI, an assessment of the industry in which CSI operates, the assessment of management, the number of shares of Common Stock offered, and the price that purchasers of such securities might be expected to pay given the nature of CSI and the general condition of the securities markets at the time of the Offering. Accordingly, the offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of CSI or the Common Stock.

REPRESENTATIVE'S WARRANTS

  At the closing of the Offering, CSI will sell and deliver to the Representative for an aggregate purchase price of $100, warrants (the "Representative's Warrants"), consisting of 110,000 warrants to purchase 110,000 shares of Common Stock (the "Representative's Warrants") at a price that is equal to 125% of the public offering price for the Common Stock.

  The Representative's Warrants will be non-transferable for a period of one year following the date of this Prospectus except to the Underwriters, other selling group members, and their respective officers or partners. The Representative's Warrants contain anti-dilution provisions for stock splits, recombinations and reorganizations, a one-time demand registration provision (at CSI's expense), piggyback registration rights (both of which expire five years from the date of this Prospectus), a cashless exercise provision, and will otherwise be in form and substance satisfactory to the Representative. The Representative's Warrants will be exercisable during the four-year period commencing one year after the date of this Prospectus.

                                 LEGAL MATTERS

  The validity of the Securities offered hereby will be passed upon for CSI by Parcel, Mauro & Spaanstra, P.C., Denver, Colorado and for the Representative by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado.

                                    EXPERTS

  The financial statements of CSI as of April 30, 1997 and for the years ended April 30, 1996 and 1997 included in this prospectus, have been audited by Stockman Kast Ryan & Scruggs, P.C., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of ITC as of October 31, 1997 and for the year ended December 31, 1996 and the ten months ended October 31, 1997 included in this prospectus, have been audited by Richard A. Eisner & Company, LLP., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing

                            ADDITIONAL INFORMATION

  CSI has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits and schedules thereto. For further information with respect to CSI and the Securities, reference is made to the Registration Statement, including exhibits and schedules thereto, which may be inspected without charge at, and copies of which may be obtained at prescribed rates from, the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission in Washington, D.C. upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements, and other information that will be filed by the Company.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.
PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)....................    F-2
Pro Forma Condensed Combined Balance Sheet at of October 31, 1997......    F-3
Pro Forma Condensed Combined Statement of Operations for the year ended
 April 30, 1997........................................................    F-4
Pro Forma Condensed Combined Statement of Operations for six months
 ended October 31, 1997................................................    F-5
Notes to Pro Forma Condensed Combined Financial Statements.............    F-6
HISTORICAL FINANCIAL STATEMENTS
Independent Auditors' Report...........................................    F-7
Balance Sheets as of April 30, 1997 and October 31, 1997 (unaudited)...    F-8
Statements of Operations for the year ended April 30, 1997 and six
 months ended October 31, 1996 and 1997 (unaudited)....................    F-9
Statements of Shareholders' Equity (Deficiency) for the year ended
 April 30, 1997 and six months ended October 31, 1997 (unaudited)......   F-10
Statements of Cash Flows for the year ended April 30, 1997 and six
 months ended October 31, 1996 and 1997 (unaudited)....................   F-11
Notes to Financial Statements..........................................   F-12
INTERNATIONAL TELEPHONE COMPANY
HISTORICAL FINANCIAL STATEMENTS
Report of Independent Auditors.........................................   F-20
Balance Sheet as of October 31, 1997...................................   F-21
Statements of Operations for the ten months ended October 31, 1997 and
 year ended December 31, 1996..........................................   F-22
Statements of Stockholders' Equity for the ten months ended October 31,
 1997 and year ended December 31, 1996.................................   F-23
Statements of Cash Flows for the ten months ended October 31, 1997 and
 year ended December 31, 1996..........................................   F-24
Notes to Financial Statements..........................................   F-25

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the private placement of promissory notes, completion of the public offering and the acquisition of International Telephone Company (ITC) described below.

  On December 30, 1997, Communications Systems International, Inc. (the Company) completed a private placement of mandatorily redeemable convertible promissory notes (the "Bridge Notes") totalling $2,840,000. The holders of the Bridge Notes are also entitled to receive shares valued at $1,136,000, the number of shares to be issued by the Company will be based on the public offering per share price. The Company also has entered into a proposed agreement to acquire all of the stock of ITC for $3,100,000 cash and the issuance of shares of the Company's common stock valued at $2,070,000, the number of shares to be issued by the Company will be based on the public offering per share price. The pro forma condensed combined financial statements for the year ended April 30, 1997 and the six months ended October 31, 1997 assume the Bridge Notes and related shares were issued and the proposed acquisition was consummated on May 1, 1996 and May 1, 1997, respectively.

  In management's opinion, all material adjustments necessary to reflect the transactions are presented in the pro forma adjustments for the year ended April 30, 1997 and the six months ended October 31, 1997 which are based upon available information and the currently agreed upon terms of the proposed acquisition. The pro forma condensed combined financial statements do not purport to present the Company's financial position or results of operations that would have occurred had the transactions, to which pro forma effect is given, been consummated as of the dates or for the periods indicated and do not purport to project the Company's financial position or results of operations at any future date or for any future period, and should be read in conjunction with the separate financial statements of the Company and ITC.

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

            PRO FORMA CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)
                                OCTOBER 31, 1997

                          HISTORICAL   PRO FORMA      PRO FORMA   HISTORICAL   PRO FORMA       PRO FORMA
                             CSI      ADJUSTMENTS        CSI         ITC      ADJUSTMENTS      COMBINED
                          ----------  -----------     ----------  ----------  -----------     -----------
ASSETS
Current assets:
Cash....................  $  143,632  $ 2,516,550 (a) $  468,182  $  847,994  $ 7,895,000 (b) $ 4,943,457
                                       (2,192,000)(a)                          (2,840,000)(c)
                                                                                  122,281 (b)
                                                                               (1,550,000)(d)
Restricted cash.........         --           --             --          --     1,325,000 (b)   1,325,000
Accounts receivable--
 net....................   1,092,111          --       1,092,111   1,045,061     (178,047)(e)   1,959,125
Other...................     263,081     (178,047)(a)     85,034      56,424          --          141,458
                          ----------  -----------     ----------  ----------  -----------     -----------
Total current assets....   1,498,824      146,503      1,645,327   1,949,479    4,774,234       8,369,040
Property and equipment--
 net....................     453,090          --         453,090     640,167          --        1,093,257
Deferred offering
 costs..................     122,281      323,450 (a)    445,731         --      (122,281)(b)         --
                                                                                 (323,450)(c)
Deposits................     203,820      250,000 (a)    453,820     130,250     (225,000)(d)     359,070
Intangible assets.......         --           --             --          --     4,683,358 (d)   4,683,358
                          ----------  -----------     ----------  ----------  -----------     -----------
 Total assets...........  $2,278,015  $   719,953     $2,997,968  $2,719,896  $ 8,786,861     $14,504,725
                          ==========  ===========     ==========  ==========  ===========     ===========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
 (DEFICIENCY)
Current liabilities:
Accounts payable........  $1,540,935  $(1,091,810)(a) $  449,125  $2,455,784  $   (65,505)(e) $ 2,839,404
Accrued commissions.....     264,361          --         264,361     145,000          --          409,361
Accrued expenses and
 customer deposits......     401,912     (116,755)(a)    285,157     317,083          --          602,240
Accrued income taxes
 payable................         --           --             --        7,227          --            7,227
Payables to former
 shareholders...........     242,619          --         242,619         --           --          242,619
Debt to related party...     148,761          --         148,761         --       884,284 (d)   1,033,045
Capitalized lease
 obligations............         --           --             --      281,385          --          281,385
Notes payable...........     933,292     (808,292)(a)    125,000       2,686          --          127,686
                          ----------  -----------     ----------  ----------  -----------     -----------
Total current
 liabilities............   3,531,880   (2,016,857)     1,515,023   3,209,165      818,779       5,542,967
                          ----------  -----------     ----------  ----------  -----------     -----------
Long-term liabilities...     850,190    2,840,000 (a)  2,044,800     291,804   (2,840,000)(c)     291,804
                                         (795,200)(a)                             795,200 (c)
                                         (850,190)(a)
                          ----------  -----------     ----------  ----------  -----------     -----------
Shareholders' equity
 (deficiency):
Common stock............   2,750,285          --       2,750,285          12    9,220,000 (b)  14,008,486
                                                                                  795,200 (b)
                                                                                1,243,001 (d)
                                                                                      (12)(d)
Additional paid-in
 capital................         --           --             --          988         (988)(d)         --
Common stock
 subscribed.............         --       795,200 (a)    795,200         --      (795,200)(b)         --
Notes receivable from
 shareholder............     (35,000)         --         (35,000)        --           --          (35,000)
Accumulated deficit.....  (4,576,721)     747,000 (a) (3,829,721)   (782,073)  (1,118,650)(c)  (5,060,913)
                                                                                 (112,542)(e)
                                                                                  782,073 (d)
Treasury stock, at
 cost...................    (242,619)         --        (242,619)        --           --         (242,619)
                          ----------  -----------     ----------  ----------  -----------     -----------
 Total shareholders'
  equity (deficiency)...  (2,104,055)   1,542,200       (561,855)   (781,073)  10,012,882       8,669,954
                          ----------  -----------     ----------  ----------  -----------     -----------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY
 (DEFICIENCY)...........  $2,278,015  $   719,953     $2,997,968  $2,719,896  $ 8,786,861     $14,504,725
                          ==========  ===========     ==========  ==========  ===========     ===========

        See notes to pro forma condensed combined financial statements.

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                       FOR THE YEAR ENDED APRIL 30, 1997

                          HISTORICAL     HISTORICAL
                              CSI           ITC
                          YEAR ENDED   TWELVE MONTHS
                           APRIL 30,       ENDED        PRO FORMA       PRO FORMA
                             1997      APRIL 30, 1997 ADJUSTMENTS(G)    COMBINED
                          -----------  -------------- --------------   -----------
REVENUE.................  $11,865,412    $7,867,078     $     --       $19,732,490
COST OF REVENUE.........    7,754,897     5,498,553           --        13,253,450
                          -----------    ----------     ---------      -----------
GROSS MARGIN............    4,110,515     2,368,525           --         6,479,040
                          -----------    ----------     ---------      -----------
OPERATING EXPENSES
Sales and marketing.....    2,080,020       848,012           --         2,928,032
General and
 administrative.........    1,302,272     1,626,845           --         2,929,117
Technical and
 developmental..........      722,111           --            --           722,111
Depreciation............      102,983        76,231           --           179,214
Amortization............          --            --        936,672 (f)      936,672
                          -----------    ----------     ---------      -----------
  Total operating
   expenses.............    4,207,386     2,551,088       936,672        7,695,146
                          -----------    ----------     ---------      -----------
LOSS FROM OPERATIONS....      (96,871)     (182,563)     (936,672)      (1,216,106)
OTHER INCOME (EXPENSE)--
 Net....................     (162,602)      100,238           --           (62,364)
                          -----------    ----------     ---------      -----------
NET LOSS................  $  (259,473)   $  (82,325)    $(936,672)     $(1,278,470)
                          ===========    ==========     =========      ===========
NET LOSS PER SHARE......  $                                            $
                          ===========                                  ===========
WEIGHTED AVERAGE SHARES
 OUTSTANDING............
                          ===========                                  ===========


        See notes to pro forma condensed combined financial statements.

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                   FOR THE SIX MONTHS ENDED OCTOBER 31, 1997

                            SIX MONTHS ENDED
                            OCTOBER 31, 1997
                          ----------------------
                          HISTORICAL  HISTORICAL    PRO FORMA       PRO FORMA
                             CSI         ITC      ADJUSTMENTS(G)    COMBINED
                          ----------  ----------  --------------   -----------
REVENUE.................  $6,371,549  $5,054,014    $     --       $11,425,563
COST OF REVENUE.........   3,807,066   4,549,470          --         8,356,536
                          ----------  ----------    ---------      -----------
GROSS MARGIN............   2,564,483     504,544          --         3,069,027
                          ----------  ----------    ---------      -----------
OPERATING EXPENSES
Sales and marketing.....   1,270,857     432,260          --         1,703,117
General and
 administrative.........   1,326,260     856,530          --         2,182,790
Technical and
 developmental..........     388,663         --           --           388,663
Depreciation............      67,808      45,000          --           112,808
Amortization............         --          --       468,336 (f)      468,336
                          ----------  ----------    ---------      -----------
  Total operating
   expenses.............   3,053,588   1,333,790      468,336        4,855,714
                          ----------  ----------    ---------      -----------
LOSS FROM OPERATIONS....    (489,105)   (829,246)    (468,336)      (1,786,687)
OTHER INCOME (EXPENSE)--
 Net....................     (87,905)     91,307     (178,047)(e)     (109,140)
                                                       65,505 (e)
                          ----------  ----------    ---------      -----------
NET LOSS................  $ (577,010) $ (737,939)   $(580,878)     $(1,895,827)
                          ==========  ==========    =========      ===========
NET LOSS PER SHARE......  $                                        $
                          ==========                               ===========
WEIGHTED AVERAGE SHARES
 OUTSTANDING............
                          ==========                               ===========



        See notes to pro forma condensed combined financial statements.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The following pro forma adjustments give effect to (i) the private placement of the Bridge Notes as of October 31, 1997, (ii) the completion of the offering and the proposed acquisition of ITC as of October 31, 1997, and (iii) the proposed acquisition of ITC as of the beginning of each period presented for the statements of operations:

(a) Reflects the private placement of promissory notes of $2,840,000, net of a discount of $795,200 for the value of common stock to be issued, debt offering costs of $323,450, and the net proceeds of $2,516,550. Reflects $2,192,000 of the net proceeds used for the repayment of notes payable of $850,190 and accounts payable of $1,091,810 and for deposits of $250,000. Reflects the forgiveness of $808,292 of notes payable and $116,755 of accrued interest, offset by prepaid consulting fees of $178,047 incurred to obtain such forgiveness, resulting in a gain of $747,000.

  The common stock to be issued to the holders of the Bridge Notes, valued at $1,136,000 based on the public offering per share price, which value has been discounted by 30% to $795,200 as a result of the limitations on the transferability of the shares subsequent to their issuance.

(b) Reflects the estimated net proceeds of the offering of $9,220,000, of which $1,325,000 is to be placed in escrow to satisfy the terms of the proposed ITC acquisition agreement. Reflects the reclassification of deferred offering costs of $122,281, which have been included as a reduction in determining the estimated net proceeds of the offering. Reflects the issuance of the common stock valued at $795,200 to the holders of the Bridge Notes.

(c) Reflects the repayment of the Bridge Notes of $2,840,000. Reflects the loss totalling $1,118,650 from the early retirement of the Bridge Notes resulting from the write-off of the debt placement offering costs of $323,450 and the full and immediate amortization of the discount on the Bridge Notes of $795,200.

(d) Reflects the proposed acquisition of ITC based on currently agreed upon terms which includes: cash payments of $1,325,000, excluding deposits previously made, to the ITC shareholders; the commitment to issue an estimated number of shares of stock valued at $1,243,001 to the ITC shareholders, which value is based on the public offering price and discounted by 30% as a result of the timing of the issuance of such stock and the limitations on its transferability; accrual of an estimated payment to the ITC shareholders of $884,284; reclassification of deposits given to ITC of $225,000; and, the elimination of ITC's historical equity balances in connection with purchase accounting. The recorded values of ITC's assets and liabilities are believed to be reasonable estimates of their fair values. The number of shares to be issued to, and the amount of cash to be paid from escrow to ITC shareholders, is ultimately dependent upon the resolution of certain ITC liabilities; the acquisition price, however, is not expected to be adjusted.

(e) Reflects the elimination of intercompany transactions and balances.

(f) Reflects the increase in amortization expense due to the amortization of the intangible assets recorded in the acquisition of ITC. The intangible assets are amortized over a five-year period using the straight-line method.

(g) Does not reflect pro forma adjustments for the following material nonrecurring charges and credit which result directly from the Bridge Notes and which will be included in the Company's statements of operations within the twelve months subsequent to such placement: an extraordinary gain of $747,000 resulting from the forgiveness of debt and accrued interest; interest expense, excluding amortization of the discount on the Bridge Notes, of $284,000 for the twelve months subsequent to the placement, respectively; and, amortization to interest expense of the discount on the Bridge Notes and the deferred placement offering costs of $1,118,650 for the twelve months subsequent to the placement, respectively.

                         INDEPENDENT AUDITORS' REPORT

Communications Systems International, Inc.
Colorado Springs, Colorado

  We have audited the accompanying balance sheet of Communications Systems International, Inc. as of April 30, 1997, and the related statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the two-year period ended April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Communications Systems International, Inc. as of April 30, 1997, and the results of its operations and its cash flows for each of the years in the two-year period ended April 30, 1997 in conformity with generally accepted accounting principles.

                                          Stockman Kast Ryan & Scruggs, P.C.
Colorado Springs, Colorado
June 2, 1997
  (August 11, 1997 as to the matters discussed in the tenth paragraph of Note 4; September 17, 1997 as to the matters discussed in the fourth paragraph of Note 10; October 9, 1997 as to the matters discussed in the second paragraph of Note 3; October 31, 1997 as to the matters discussed in the last paragraph of Note 4, the first paragraph of Note 10, and Note 13; and, December 30, 1997 as to the matters discussed in the third paragraph of
  Note 3 and Note 14)

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                                 BALANCE SHEETS

                                                        APRIL 30,   OCTOBER 31,
                                                          1997         1997
                                                       -----------  -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS
Cash.................................................  $   146,686  $   143,632
Accounts receivable--net.............................    1,053,233    1,092,111
Prepaid expenses and other current assets............       83,962      263,081
                                                       -----------  -----------
Total current assets.................................    1,283,881    1,498,824
PROPERTY AND EQUIPMENT--Net (Note 2).................      457,791      453,090
DEFERRED OFFERING COSTS (Notes 12 and 14)............       83,939      122,281
DEPOSITS (Note 13)...................................      120,880      203,820
                                                       -----------  -----------
  TOTAL ASSETS.......................................  $ 1,946,491  $ 2,278,015
                                                       ===========  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Accounts payable (including bank overdraft of $85,035
 at October 31)......................................  $ 1,287,187  $ 1,540,935
Accrued commissions..................................      145,352      264,361
Accrued expenses and customer deposits (Note 10).....       88,940      401,912
Payables to former shareholders (Note 4).............          --       242,619
Debt to related party (Note 8).......................      148,761      148,761
Current portion of notes payable (Note 3)............    1,944,896      933,292
                                                       -----------  -----------
  Total current liabilities..........................    3,615,136    3,531,880
                                                       -----------  -----------
NOTES PAYABLE (Note 3)...............................          --       850,190
                                                                    -----------
COMMITMENTS AND CONTINGENCIES
 (Notes 4, 8 and 10)
SHAREHOLDERS' EQUITY (DEFICIENCY)
 (Notes 4, 5 and 6)
Preferred stock, no par value--5,000,000 shares
 authorized, none issued or outstanding Common stock,
 no par value--25,000,000 shares authorized;
 9,765,590 and 10,047,091 shares issued and
 outstanding at April 30, 1997 and October 31, 1997..    2,366,066    2,750,285
Notes receivable from shareholder....................      (35,000)     (35,000)
Accumulated deficit..................................   (3,999,711)  (4,576,721)
Treasury stock, at cost..............................          --      (242,619)
                                                       -----------  -----------
  Total shareholders' equity (deficiency)............   (1,668,645)  (2,104,055)
                                                       -----------  -----------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
   (DEFICIENCY)......................................  $ 1,946,491  $ 2,278,015
                                                       ===========  ===========

                       See notes to financial statements.

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS

                                                              SIX MONTH
                              YEAR ENDED APRIL 30,      PERIOD ENDED OCTOBER
                             ------------------------  ------------------------
                                1996         1997         1996         1997
                             -----------  -----------  -----------  -----------
                                                       (UNAUDITED)  (UNAUDITED)
REVENUE....................  $ 6,741,022  $11,865,412  $5,530,847   $6,371,549
COST OF REVENUE............    5,962,609    7,754,897   3,608,465    3,807,066
                             -----------  -----------  ----------   ----------
GROSS MARGIN...............      778,413    4,110,515   1,922,382    2,564,483
                             -----------  -----------  ----------   ----------
OPERATING EXPENSES
Sales and marketing........    1,572,747    2,080,020     876,630    1,270,857
General and administrative
 (Note 10).................    1,257,964    1,302,272     608,689    1,326,260
Technical and
 developmental.............      394,410      722,111     294,512      388,663
Depreciation and
 amortization..............       57,843      102,983      42,219       67,808
                             -----------  -----------  ----------   ----------
  Total operating
   expenses................    3,282,964    4,207,386   1,822,050    3,053,588
                             -----------  -----------  ----------   ----------
INCOME (LOSS) FROM
 OPERATIONS................   (2,504,551)     (96,871)    100,332     (489,105)
INTEREST INCOME (EXPENSE)--
 Net.......................      (19,389)    (162,602)    (76,142)     (87,905)
                             -----------  -----------  ----------   ----------
NET INCOME (LOSS)..........  $(2,523,940) $  (259,473) $   24,190   $ (577,010)
                             ===========  ===========  ==========   ==========
NET INCOME (LOSS) PER
 SHARE.....................  $      (.30) $      (.03) $      .00   $     (.06)
                             ===========  ===========  ==========   ==========
WEIGHTED AVERAGE SHARES
 OUTSTANDING...............    8,394,451    9,414,238   9,388,938    9,996,455
                             ===========  ===========  ==========   ==========


                       See notes to financial statements.

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                                 NOTES
                              COMMON STOCK          COMMON    RECEIVABLE                 TREASURY STOCK
                          ----------------------    STOCK        FROM     ACCUMULATED  -------------------
                            SHARES      AMOUNT    SUBSCRIBED  SHAREHOLDER   DEFICIT     SHARES    AMOUNT       TOTAL
                          ----------  ----------  ----------  ----------- -----------  --------  ---------  -----------
BALANCES,
 May 1, 1995............   4,901,040  $  530,929  $ 503,437    $    --    $(1,216,298)      --   $     --   $  (181,932)
Issuance of subscribed
 stock..................   1,687,263     503,437   (503,437)        --            --        --         --
Sale of stock for cash
 and note...............     934,000     542,000        --       (5,000)          --        --         --       537,000
Stock issued for
 services...............     657,910     312,775        --          --            --        --         --       312,775
Stock issued in
 acquisition............     818,774         --         --          --            --        --         --           --
Net loss................         --          --         --          --     (2,523,940)      --         --    (2,523,940)
                          ----------  ----------  ---------    --------   -----------  --------  ---------  -----------
BALANCES,
 April 30, 1996.........   8,998,987   1,889,141        --       (5,000)   (3,740,238)      --         --    (1,856,097)
Sale of stock for cash..      61,500     111,200        --          --            --        --         --       111,200
Stock issued in exchange
 for note...............      60,000      30,000        --      (30,000)          --        --         --           --
Stock issued for
 services...............     140,000      34,224        --          --            --        --         --        34,224
Stock issued in
 acquisition of
 affiliate..............     179,076      49,993        --          --            --        --         --        49,993
Conversion of notes and
 accrued interest to
 stock..................     326,027     251,508        --          --            --        --         --       251,508
Net loss................         --          --         --          --       (259,473)      --         --      (259,473)
                          ----------  ----------  ---------    --------   -----------  --------  ---------  -----------
BALANCES,
 April 30, 1997.........   9,765,590   2,366,066        --      (35,000)   (3,999,711)      --         --    (1,668,645)
Unaudited:
Conversion of notes and
 accrued interest to
 stock..................     213,986     104,467        --          --            --        --         --       104,467
Sale of stock for cash..     908,641     499,752        --          --            --        --         --       499,752
Purchase of common
 stock..................         --          --         --          --            --   (841,126)  (462,619)    (462,619)
Retirement of treasury
 stock..................    (400,000)   (220,000)       --          --            --    400,000    220,000          --
Net loss................         --          --         --          --       (577,010)      --         --      (577,010)
                          ----------  ----------  ---------    --------   -----------  --------  ---------  -----------
BALANCES,
 October 31, 1997
  (unaudited)...........  10,488,217  $2,750,285  $     --     $(35,000)  $(4,576,721) (441,126) $(242,619) $(2,104,055)
                          ==========  ==========  =========    ========   ===========  ========  =========  ===========


                       See notes to financial statements.

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                          SIX MONTH
                          YEAR ENDED APRIL 30,    PERIOD ENDED OCTOBER 31,
                          ----------------------  ---------------------------
                             1996        1997         1996           1997
                          -----------  ---------  ------------   ------------
                                                  (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......  $(2,523,940) $(259,473)  $    24,190    $   (577,010)
Adjustments to reconcile
 net income (loss) to
 cash provided by (used
 in) operating
 activities:
Stock issued or
 subscribed for services
 and interest...........      312,775     38,566           --              --
 Depreciation and
  amortization..........       57,843    102,983        42,219          67,808
 Changes in operating
  assets and
  liabilities:
 Accounts receivable....     (904,447)    52,565       138,973         (38,878)
 Other assets...........      (15,393)  (115,783)      (21,274)       (162,767)
 Accounts payable and
  accrued expenses......    2,711,390    911,463       222,116         685,904
                          -----------  ---------   -----------    ------------
Net cash provided by
 (used in) operating
 activities.............     (361,772)   730,321       406,224         (24,943)
                          -----------  ---------   -----------    ------------
INVESTING ACTIVITIES
Purchases of property
 and equipment..........     (222,813)  (218,668)     (177,581)        (63,107)
Increase in deposits for
 acquisition............          --     (25,000)          --         (100,000)
                          -----------  ---------   -----------    ------------
Net cash used in
 investing activities...     (222,813)  (243,668)     (177,581)       (163,107)
                          -----------  ---------   -----------    ------------
FINANCING ACTIVITIES
Proceeds from issuance
 of notes...............        7,000    405,000       100,000          95,000
Proceeds from the
 issuance of stock......      537,000    111,200       225,417         499,752
Repayment of notes
 payable................      (78,530)  (818,418)     (533,573)       (151,414)
Increase in deferred
 offering costs.........          --     (83,989)          --          (38,342)
Payment for treasury
 stock..................          --         --            --         (220,000)
Net proceeds
 (repayments) from
 issuances of debt to
 related party..........       94,915    (11,154)          --                -
                          -----------  ---------   -----------    ------------
Net cash provided by
 (used in) financing
 activities.............      560,385   (397,361)     (208,156)        184,996
                          -----------  ---------   -----------    ------------
NET INCREASE (DECREASE)
 IN CASH................      (24,200)    89,292        20,487          (3,054)
CASH, Beginning of
 period.................       81,594     57,394        57,394         146,686
                          -----------  ---------   -----------    ------------
CASH, End of period.....  $    57,394  $ 146,686   $    77,881    $    143,632
                          ===========  =========   ===========    ============
SUPPLEMENTAL CASH FLOW
 INFORMATION
 Interest paid..........  $     7,879  $ 126,066   $    56,892    $     28,610
SUPPLEMENTAL NONCASH
 INVESTING AND FINANCING
 ACTIVITIES
 Stock issued or
  subscribed for
  services and
  interest..............  $   312,775  $  38,566           --              --
 Conversion of accounts
  payable to notes
  payable...............    1,938,227    761,617           --              --
 Issuance of stock in
  exchange for note.....        5,000     30,000           --              --
 Stock issued in
  acquisition of
  affiliate (Note 4)....          --      49,993           --              --
 Conversion of notes and
  accrued interest to
  stock (Note 4)........          --     274,342           --     $    104,467
 Purchase of treasury
  stock.................          --         --            --          242,619

                       See notes to financial statements.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED OCTOBER 31, 1996 AND 1997 IS
                                  UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Communications Systems International, Inc. (the Company) is a rapidly growing provider of international long distance telecommunications services principally in South America, Europe, the Pacific Rim, Central America and South Africa. The Company emphasizes innovative software solutions and technical expertise to provide higher quality, lower cost alternative routing of telecommunications for its customer base. The Company's telecommunications center is a fiber optic facility which directs international telephone and fax traffic and has a broad spectrum of Internet capabilities. The Company purchases long distance time increments from established international telecommunication carriers and derives its revenue by providing competitively priced international telecommunications services combined with enhanced technical capabilities and services not typically available from local telecommunications providers. The Company's principal service is reverse origination, in which a customer seeking to make an international call is connected to the United States telephone system by a computer signal that triggers a call to be originated in the United States and routed back to the caller who is then connected to the international destination by a second call also originating in the United States.

  In fiscal 1997, the Company's management took actions to increase its revenue through increased calling volume and, as a result, the Company has been able to negotiate more favorable rates with its long distance telephone carriers enabling the Company to reduce its cost of revenues per unit of service sold. These steps have enabled the Company to significantly improve its gross margins and improve its results of operations during the year ended April 30, 1997 and the six-month period ended October 31, 1997.

  In fiscal 1998, in order to raise additional working capital and satisfy certain obligations, the Company issued mandatorily redeemable convertible promissory notes in a private offering (see Note 14). Also in fiscal 1998, management believes it will be successful in raising a significant amount of equity capital in a public offering (see Note 12) and intends to use the proceeds for repayment of the mandatorily redeemable convertible promissory notes and to complete a pending acquisition (see Note 13) as well as repay existing obligations, working capital, development of new product and service offerings and enhancement and expansion of existing products and services.

  Accounts Receivable--Accounts receivable are presented net of an allowance for doubtful accounts which is based on management's estimate of uncollectible accounts. At April 30, 1997 and October 31, 1997, the allowance for doubtful accounts was $186,489 and $318,693, respectively.

  Property and Equipment--Property and equipment are recorded at cost. Depreciation is provided on a straight-line method over the estimated useful lives of the respective assets (generally five to seven years).

  Use of Estimates--The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Stock-Based Compensation--Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. See Note 5.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

  Per Share Amounts--The net loss per share is based upon the weighted average of common shares outstanding during the period; the effect of outstanding stock options and warrants is antidilutive. The net income per share amount for the six-month period ended October 31, 1996 is de minimis; the effect of the outstanding stock options and warrants on the computation of fully diluted net income per share is less than $.01.

  Interim Financial Statements--The financial statements of the Company for the six months ended October 31, 1996 and 1997 are unaudited. In management's opinion, the financial statements reflect all adjustments necessary for a fair presentation of the results for these periods, all adjustments being of a normal and recurring nature. The Company's interim financial statements may not be indicative of the results of operations for a full year.

2. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                           APRIL 30, OCTOBER 31,
                                                             1997       1997
                                                           --------- -----------
   Equipment.............................................. $574,966   $636,337
   Furniture and fixtures.................................   61,601     61,601
   Leasehold improvements.................................   13,651     15,387
                                                           --------   --------
     Total................................................  650,218    713,325
   Less accumulated depreciation and amortization.........  192,427    260,235
                                                           --------   --------
   Property and equipment--net............................ $457,791   $453,090
                                                           ========   ========

3. NOTES PAYABLE

  Notes payable consist of the following:

                                                         APRIL 30,  OCTOBER 31,
                                                            1997       1997
                                                         ---------- -----------
   Unsecured note payable to a long distance carrier,
    bearing interest at 10%, payable in monthly
    installments of $40,000 due January 2001, repaid
    December 1997; see below and Note 14...............  $1,485,909 $1,458,292
   Unsecured note payable to a long distance carrier,
    bearing interest at 12%, payable in varying monthly
    installments ranging from $60,000 to $123,117,
    repaid December 1997; see below and Note 14........     323,987    200,190
   Unsecured notes payable, bearing interest at 15%,
    principal and interest due March 1998..............      85,000     85,000
   Unsecured convertible notes payable bearing interest
    at 10% which is payable semi-annually on March 31
    and September 30; the outstanding principal is due
    in 1998, however, the notes are callable at the
    option of the noteholders at any interest payment
    date...............................................      50,000     40,000
                                                         ---------- ----------
     Total.............................................   1,944,896  1,783,482
   Current portion.....................................   1,944,896    933,292
                                                         ---------- ----------
   Long-term portion of notes payable..................  $      --  $  850,190
                                                         ========== ==========

  On October 9, 1997, the Company entered into an agreement with the long distance carrier to which the Company had a note payable with an outstanding balance of $1,458,292 as of October 31, 1997. The agreement provided that the carrier would accept a payment of $650,000 in full satisfaction of the remaining principal balance on the note and all accrued and unpaid interest thereon ($116,755 at October 31, 1997). The Company was also obligated to pay a fee of $178,047 to the company which the Company intends to acquire (see
Note 13) for assistance in obtaining this agreement.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

  On December 30, 1997 the Company issued promissory notes totalling $2,840,000, due December 30, 1998 or five days after the closing of the proposed public offering (see Notes 12 and 14). A portion of the proceeds from the issuance of such notes was used to satisfy the reduced liability of $650,000 to the carrier and to repay the note with the outstanding balance of $200,190 at October 31, 1997 and, accordingly, such amounts have been classified as long-term as of October 31, 1997. The Company will recognize a gain of $747,000 in December 1997 upon the payment of the $650,000 liability.

  As of April 30, 1997, all of the Company's obligations are classified as current liabilities due to their repayment terms or the Company's failure to make timely principal and interest payments.

4. SHAREHOLDERS' EQUITY

  The Company offered up to 1,000,000 shares of its no par common stock at a purchase price of $.50 per share under a private placement memorandum dated January 31, 1995. At May 1, 1995, 185,000 shares had been subscribed. During the year ended April 30, 1996, the offering was fully subscribed.

  In September 1995, the Company's shareholders authorized a 10-for-1 stock split of the Company's common stock. The split was effective for shares issued and shares subscribed as of March 1, 1995. See also Note 11.

  In September 1995, in an effort to increase the number of shareholders of the Company's common stock, the Company's shareholders approved a plan of merger to acquire all of the outstanding shares of Redden Dynamics Corporation (Redden) for $34,500 cash and 818,774 shares of the Company's common stock. Under the plan of merger, the shareholders of Redden received one share of the Company's common stock in exchange for each 13.5 shares of Redden stock. Effective as of the date of the merger, all shares of Redden were cancelled, the assets of Redden became assets of the Company and Redden ceased to exist. Redden's only recorded asset consisted of $11,050 of organizational costs. Redden had no liabilities and had no revenues or expenses since inception. Subsequent to the merger, the Company determined that Redden's assets were of no value to the Company. Accordingly, no amounts have been recognized for the issuance of the common stock in connection with the merger of Redden.

  During the year ended April 30, 1996, the Company issued 657,910 shares of its common stock in exchange for financial and technological consulting services. The cost of the services provided of $312,775 has been charged to operations.

  During the year ended April 30, 1997, the Company sold 61,500 shares for $2.00 per share and received $111,200 after offering costs of $11,800.

  In August 1996, the Company acquired the net assets of an affiliated company through the issuance of 179,076 shares of the Company's common stock to certain shareholders of the affiliate and granted options to purchase 97,000 shares of the Company's common stock (see Note 5) to certain other shareholders of the affiliate. The assets acquired totalling $72,749 and liabilities assumed totalling $22,756 were recorded by the Company at the affiliate's net book value. Pro forma information combining the results of operations of the Company and the affiliate as if the acquisition had occurred at the beginning of fiscal 1996 and 1997 has not been presented as such information would not differ significantly from the reported amounts.

  During the year ended April 30, 1997, the Company sold convertible notes totalling $320,000. The notes, bearing interest at 10%, are convertible into shares of the Company's common stock at a conversion price equal to 90% of the average of the bid and ask price on the day prior to conversion. As of April 30, 1997, the holders of notes totalling $270,000 principal amount had converted their notes and accrued interest of $4,342 into 326,027 shares of stock; upon conversion, the Company charged the remaining unamortized deferred financing costs of $22,834 relating to such notes against the recorded amount of common stock. During the six months ended October 31, 1997, the Company sold an additional $95,000 principal amount of the convertible notes, and

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

noteholders converted notes totalling $105,000 principal amount and accrued interest of $175 into 213,986 shares of stock. Upon conversion, the Company charged unamortized deferred financing costs of $708 relating to such notes against the recorded amount of common stock.

  During the year ended April 30, 1997, the Company issued 140,000 shares of its common stock in exchange for financial and technological consulting services. The cost of the services provided of $34,224 has been charged to operations.

  The Company has notes receivable from a shareholder totalling $35,000 which resulted from the issuance of stock, bear interest at 10% and are payable on demand.

  In August 1997, the Company entered into settlement agreements with two former employees who were also shareholders of the Company to repurchase 841,126 shares of its common stock from such individuals for $.55 per share, or a total price of $462,619. The agreements require payments by the Company of $220,000 no later than September 12, 1997, $110,000 no later than February 11, 1998, and $132,619 no later than August 11, 1998. As of October 31, 1997, the Company has made payments totalling $220,000 to these individuals and received 400,000 shares of its common stock which have been retired. As of October 31, 1997, the Company has recorded a liability for the remaining payments totalling $242,619 and treasury stock for the shares that it is committed to purchase.

  In a private placement in September and October 1997, the Company sold 908,641 shares of its common stock for $499,752, or $.55 per share, the proceeds of which were partially used to repurchase the shares described in the preceding paragraph.

5. STOCK OPTIONS

  Under the terms of the Company's non-qualified stock option plan, options to purchase shares of the Company's common stock are to be granted at prices to be determined by the Board of Directors. The options' expiration date may not be more than 10 years from the date of the grant. The aggregate number of shares of the Company's common stock which may be issued upon the exercise of options granted under the plan shall not exceed 3,000,000. The Company has granted the following stock options:


                                                           EXERCISE
                                                NUMBER OF  PRICE PER  EXPIRATION
                                                 OPTIONS     SHARE       DATE
                                                --------- ----------- ----------
   April 30, 1996..............................  899,150  $.50--$2.00 1998--2006
   April 30, 1997..............................  884,200  $.50--$2.88 1998--2007
   October 31, 1997............................  954,800  $.20--$2.88 1998--2007

  Information with respect to options granted under the plan is as follows:

   Outstanding at May 1, 1995.........................................      --
     Granted..........................................................  899,150
     Exercised........................................................      --
     Expired or cancelled.............................................      --
                                                                       --------
   Outstanding at April 30, 1996......................................  899,150
     Granted..........................................................  440,650
     Exercised........................................................  (60,000)
     Expired or cancelled............................................. (395,600)
                                                                       --------
   Outstanding at April 30, 1997......................................  884,200
     Granted..........................................................  317,700
     Exercised........................................................      --
     Expired or cancelled............................................. (247,100)
                                                                       --------
   Outstanding at October 31, 1997....................................  954,800
                                                                       ========

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in the years ended April 30, 1996 and 1997 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                         APRIL 30,   APRIL 30,
                                                           1996        1997
                                                        -----------  ---------
   Net loss--as reported............................... $(2,524,000) $(259,000)
   Net loss--pro forma.................................  (2,724,000)  (575,000)
   Net loss per share--as reported.....................        (.30)      (.03)
   Net loss per share--pro forma.......................        (.32)      (.06)

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended April 30, 1996 and 1997; expected volatility of 132%; risk-free interest rate of 6% and expected lives of three to ten years.

6. WARRANTS

  During the year ended April 30, 1996, the Company issued warrants in connection with common stock in exchange for financial services. The warrants provide for the purchase of 150,000 shares of the Company's common stock at prices ranging from $1.50 to $3.50, and expire in 2000 and 2001.

  In connection with the issuance of the convertible and 15% promissory notes (see Note 3), the Company also is committed to deliver to the noteholders 58,500 warrants to purchase shares of the Company's common stock. The exercise price of the warrants is equal to the bid price of such stock on the date the note was executed and ranges from $0.27 to $1.38 per share; the warrants expire in 1998 and 1999.

7. INCOME TAXES

  The tax effects of temporary differences to significant portions of deferred taxes are as follows:

                                                                     APRIL 30,
                                                                        1997
                                                                     ----------
   Deferred tax asset--
   Net operating loss carryforwards................................. $1,330,000
   Less valuation allowance.........................................  1,330,000
                                                                     ----------
                                                                     $      --
                                                                     ==========

  As of April 30, 1997, the Company's net operating loss carryforwards of approximately $3,400,000 will begin expiring in the year 2009. The carryforwards will be available for the reduction of future income tax liabilities. As of April 30, 1997, the Company has recorded a valuation allowance to reduce the existing deferred tax asset to an amount that is more likely than not to be realized. The valuation allowance increased by $860,000 and $60,000 during the years ended April 30, 1996 and 1997, respectively. The utilization of approximately $540,000 of tax loss carryforwards is limited to approximately $80,000 each year as a result of an ownership change in the Company (as defined by Section 382 of the Internal Revenue Code of 1986, as amended), which occurred in 1995. The amount of the remaining carryforwards that can be used in any given year may be limited in the event of additional future changes in the ownership of the Company.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

8. RELATED PARTY TRANSACTIONS

  The Company leases office space from a partnership in which the Company's principal shareholder owns a general partnership interest. Rental expense under such leases totalled $37,592 and $87,259 for the years ended April 30, 1996 and 1997, respectively. Future annual minimum lease payments required under such leases are as follows as of April 30, 1997:

   Fiscal year ending April 30:
     1998............................................................ $136,633
     1999............................................................  118,101
     2000............................................................   54,822
                                                                      --------
       Total......................................................... $309,556
                                                                      ========

  The Company receives periodic advances from its principal shareholder. At April 30, 1997 and October 31, 1997, the Company had an unsecured note payable of $148,761 to its principal shareholder, payable on May 31, 1999 and bearing interest at 10%.

9. MAJOR CUSTOMERS, SUPPLIERS AND FOREIGN MARKETS

  The Company's major markets are currently in Argentina, Brazil, Europe and South Africa. As a result, the Company's operations may be adversely affected by significant fluctuations in the value of the U.S. dollar against certain foreign currencies, the enactment of exchange controls, or foreign governmental or regulatory restrictions on the transfer of funds. The Company currently prices all its products and services in terms of U.S. dollars. Significant fluctuations in the value of the U.S. dollar in relation to currencies in countries where the Company conducts operations can greatly affect the competitive price position of the Company's products and services. The Company's distributors in Argentina and Brazil generated revenues (as a percentage of the Company's total revenues) as follows:

                                                                 YEAR ENDED
                                                                  APRIL 30,
                                                                 -------------
                                                                 1996    1997
                                                                 -----   -----
   Argentina....................................................    49%     56%
   Brazil.......................................................    14      10

  The Company's ability to provide its telephone services is heavily dependent upon the agreements the Company has with its long distance telephone carriers. The Company's long distance services were provided by various carriers as follows:

                                                                 YEAR ENDED
                                                                  APRIL 30,
                                                                 -------------
                                                                 1996    1997
                                                                 -----   -----
   Carrier A....................................................    39%     59%
   Carrier B....................................................    49      23
   Other carriers...............................................    12      18

10. COMMITMENTS AND CONTINGENCIES

  In October 1997, the Company entered into a release and settlement agreement with one of its carriers, pursuant to which the carrier has agreed to accept payment of $391,800 for usage charges for the period February 1996 through August 1997 and $150,000 as a security deposit to ensure payment of future usage charges. The carrier also agreed, upon receipt of the Company's payment on December 30, 1997, to release the Company from its minimum usage commitment shortfall and early termination charges which totalled $3,651,300. The Company also concurrently entered into an agreement for minimum annual usage, as discussed in the last paragraph of this note.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

  In September 1996, the Company entered into a consulting and royalty agreement to acquire the rights of to a switching system which is installed at customer locations. Under the terms of the agreement, the Company is required to pay the developer a monthly royalty equal to 4% of the Company's gross collected revenues related to the system. In addition, the Company is also required to provide monthly funding for the installation of two systems. In the event that the Company fails to provide such funds and installation is prevented or delayed by more than sixty days, the royalty payment to the developer is increased to 6%. The Company has the option to buy out the royalty obligation for $1,500,000 prior to September 1997; after September 1997, the buyout amount is the greater of $2,500,000 or an amount equal to three times the aggregate royalty payments for the first twelve months of the agreement. In addition, for each installation, the Company agrees to pay the developer $1,500 if such installation produces gross revenues between $10,000 and $20,000 in the first full billing month, and $3,000 if such revenues exceed $20,000. The developer has agreed to provide ongoing maintenance, support and consulting while the system is in operation at a rate of $4,000 per month through September 1, 1997, and $5,200 thereafter. The agreement is in effect for as long as the system is operational until September 1, 2006, unless earlier terminated.

  The Company has employment agreements with certain of its officers which provide for annual salaries totalling $400,000 and expire in 1999 and 2000. One of the agreements requires annual increases of 4%.

  In fiscal year 1998, the Company entered into a settlement agreement with one of its former officers which provides for payments totalling $188,000 through January 1998. Such amount has been reflected as a general and administrative expense for the six months ended October 31,1997.

  The Company is subject to a $100,000 claim by a manufacturer from which the Company received telecommunications equipment. The Company believes that the equipment is not suitable for its intended purpose and that the manufacturer misrepresented certain matters pertaining to this equipment. The Company has offered to return the equipment in exchange for a release of the manufacturer's claim and the manufacturer has rejected the Company's offer. The Company has not made a provision for any loss that might result from the outcome of this matter; however, the Company believes that the ultimate resolution of this claim will not have a material adverse effect on its financial position or results of operations.

  The Company has agreements with certain of its carriers which provide for guaranteed rates and minimum annual usage. The agreements expire through 1999 and require minimum annual usage as follows:

   Fiscal year ending April 30:
     1998............................................................. $3,700,000
     1999.............................................................  1,450,000
                                                                       ----------
       Total.......................................................... $5,150,000
                                                                       ==========

11. PROPOSED STOCK SPLIT

  In December 1997, the Company's Board of Directors authorized a reverse split of the Company's common stock (not to exceed 1-for-30) whereby the Company will issue one share of common stock in exchange for a number of shares yet to be determined. The authorization for the reverse split is subject to approval by the Company's shareholders. All references to numbers of shares, options and warrants and per share amounts, including exercise prices, in the accompanying financial statements and related notes have not been restated to reflect any potential reverse stock split.

12. PROPOSED PUBLIC OFFERING

  The Company is planning a public offering of its common stock in 1998, the net proceeds from which are expected to be used to complete the acquisition described in Note 13, to repay the debt described in Note 14, for working capital, development of new product and service offerings, and enhancement and expansion of existing products and services.

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

13. PENDING ACQUISITION

  The Company has entered into an agreement to acquire all of the outstanding stock of another telecommunications company which provides services similar to that of the Company. The purchase price of $5,170,000 is to be satisfied by the payment of $3,100,000 cash and the issuance of shares of the Company's common stock valued at $2,070,000 (before any discount) based on the public offering per share price in the Company's proposed public offering (see Note
12). The agreement provides that $1,325,000 of the cash payment will be placed into an escrow account to satisfy any potential claims against the selling shareholders, and for the shares of the Company's common stock to be issued to the selling shareholders one year after the acquisition is completed to ensure compliance with the specific performance provisions of the agreement.

  Included in deposits in the accompanying balance sheets at April 30, 1997 and October 31, 1997 are deposits totalling $25,000 and $125,000, respectively, which are nonrefundable and to be credited against the purchase price. The Company made an additional deposit of $100,000 on December 30, 1997 with a portion of the proceeds received from the issuance of the mandatorily redeemable convertible promissory notes (see Note 14).

  The acquisition is expected to occur upon closing of the Company's proposed public offering.

14. MANDATORILY REDEEMABLE CONVERTIBLE PROMISSORY NOTES

  The Company issued mandatory redeemable convertible promissory notes totalling $2,840,000 on December 30, 1997 in a private placement offering. The notes, which bear interest at 10% and are payable semiannually, are due one year from the date of issuance or five days after the closing of the proposed public offering, whichever is earlier. The notes are collateralized by a first security interest on all unpledged assets of the Company and a second security interest on all assets subject to a prior lien. The notes are personally guaranteed as to $1,500,000 of principal and interest by two of the Company's officers and directors ($750,000 guaranteed by each, severally). The net proceeds from the issuance of the notes were primarily used to satisfy the Company's obligations to carriers (see Note 3), to pay the consulting fee incurred in connection with obtaining the reduction in an obligation to a carrier (see Note 3), and to make an additional deposit for the Company's pending acquisition (see Note 13).

  The Company is to file a registration statement for a public offering that meets certain conditions by February 28, 1998; if the filing is not made by the required date, the notes become freely convertible. The notes otherwise are convertible into the Company's common stock after nine months at a 50% discount to the average of the closing bid price for the immediately preceding 20 trading days. The holders of the converted shares have certain registration rights. As additional consideration for purchasing the notes, if the public offering is (a) not completed within nine months of the closing of the offering, the noteholder is to receive 30,000 shares of the Company's common stock for each $100,000 of principal or (b) completed, the noteholder will receive a certain number of shares valued at $40,000 based on the proposed public offering price per share.

  The Company also issued to the placement agent 284,000 warrants to purchase shares of the Company's common stock. The warrants are exercisable at 125% of proposed public offering price per share; if no offering occurs within one year from the closing of the offering of the notes, the exercise price is reduced to 50% of the closing bid price, as defined above.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
International Telephone Company
Meriden, Connecticut

  We have audited the accompanying balance sheet of International Telephone Company (the "Company") as of October 31, 1997 and the related statements of operations, changes in stockholders' equity and cash flows for the ten months ended October 31, 1997 and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of International Telephone Company, at October 31, 1997, and the results of its operations and its cash flows for the ten months ended October 31, 1997 and the year ended December 31, 1996 in accordance with generally accepted accounting principles.

  As discussed in Note G[2], one of the Company's carriers has initiated litigation against the Company for collection of approximately $1.1 million.

Richard A. Eisner & Company, LLP
New York, New York
December 12, 1997

                        INTERNATIONAL TELEPHONE COMPANY

                                 BALANCE SHEET
                                OCTOBER 31, 1997

ASSETS
Current assets:
  Cash and cash equivalents (Notes B[1] and D)................... $   848,000
  Accounts receivable (net of allowance for doubtful accounts of
   $25,000)......................................................   1,045,000
  Other current assets...........................................      57,000
                                                                  -----------
    Total current assets.........................................   1,950,000
Furniture and equipment (net of accumulated depreciation of
 $87,000) (Notes B[4] and C).....................................     640,000
Security deposits................................................     130,000
                                                                  -----------
                                                                  $ 2,720,000
                                                                  ===========
LIABILITIES
Current liabilities:
  Loan payable (Note D).......................................... $     3,000
  Accounts payable...............................................   2,463,000
  Accrued expenses...............................................     167,000
  Accrued commissions............................................     145,000
  Customer advances..............................................     150,000
  Equipment lease obligations--current portion (Note E)..........     281,000
                                                                  -----------
    Total current liabilities....................................   3,209,000
Equipment leases obligations, less current portion (Note E)......     292,000
                                                                  -----------
                                                                    3,501,000
                                                                  -----------
Commitments and contingencies (Note G)
STOCKHOLDERS' EQUITY
Common stock--$.01 par value, 1,200 shares authorized, 1,200 shares issued and outstanding
  Additional paid-in capital.....................................       1,000
  Accumulated deficit............................................    (782,000)
                                                                  -----------
    Total stockholders' equity...................................    (781,000)
                                                                  -----------
                                                                  $ 2,720,000
                                                                  ===========

                       See notes to financial statements

                        INTERNATIONAL TELEPHONE COMPANY

                            STATEMENT OF OPERATIONS

                                                      TEN MONTHS
                                                         ENDED      YEAR ENDED
                                                      OCTOBER 31,  DECEMBER 31,
                                                         1997          1996
                                                      -----------  ------------
Operating revenue:
  Telecommunication services (Notes B[2] and H).....  $ 8,054,000  $ 7,603,000
                                                      -----------  -----------
Operating expenses:
  Cost of telecommunication services (Note B[3])....    6,790,000    5,070,000
  Selling expenses (Note B[3])......................      715,000    1,099,000
  General and administrative expenses...............    1,205,000    1,022,000
  Officers salaries.................................      256,000      493,000
                                                      -----------  -----------
                                                        8,966,000    7,684,000
                                                      -----------  -----------
Loss from operations before other income (expense)..     (912,000)     (81,000)
Other income (expense):
  Miscellaneous.....................................                   101,000
  Consulting fee....................................      113,000
  Loss on sale of equipment.........................      (22,000)
  Interest income...................................       28,000       12,000
  Interest expense..................................      (57,000)     (21,000)
                                                      -----------  -----------
INCOME (LOSS) BEFORE INCOME TAX PROVISION...........     (850,000)      11,000
Income tax provision (Note F).......................            0        4,000
                                                      -----------  -----------
NET INCOME (LOSS)...................................  $  (850,000) $     7,000
                                                      ===========  ===========


                       See notes to financial statements

                        INTERNATIONAL TELEPHONE COMPANY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                           COMMON STOCK
                           1,200 SHARES
                            AUTHORIZED
                         ----------------              RETAINED   STOCKHOLDERS'
                         NUMBER OF        ADDITIONAL   EARNINGS      EQUITY
                          SHARES           PAID-IN   (ACCUMULATED   (CAPITAL
                          ISSUED   AMOUNT  CAPITAL     DEFICIT)    DEFICIENCY)
                         --------- ------ ---------- ------------ -------------
Balance--January 1,
 1996...................   1,200    $ 0     $1,000    $  61,000     $  62,000
Net income for the year
 ended December 31,
 1996...................                                  7,000         7,000
                           -----    ---     ------    ---------     ---------
Balance--December 31,
 1996...................   1,200      0      1,000       68,000        69,000
Net loss for the ten
 months ended October
 31, 1997...............                               (850,000)     (850,000)
                           -----    ---     ------    ---------     ---------
Balance--October 31,
 1997...................   1,200    $ 0     $1,000    $(782,000)    $(781,000)
                           =====    ===     ======    =========     =========



                       See notes to financial statements

                        INTERNATIONAL TELEPHONE COMPANY

                            STATEMENTS OF CASH FLOWS

                                                       TEN MONTHS
                                                          ENDED      YEAR ENDED
                                                       OCTOBER 31,  DECEMBER 31,
                                                          1997          1996
                                                       -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................... $ (850,000)   $   7,000
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
   Depreciation.......................................     73,000       69,000
   Provision for doubtful accounts....................     25,000       43,000
   Loss on sale of equipment..........................     22,000
   Deferred taxes.....................................     (6,000)       2,000
   Changes in:
    Accounts receivable...............................    180,000      (33,000)
    Other assets......................................    (42,000)       1,000
    Customer advance payments.........................    (20,000)      38,000
    Commissions payable...............................    (20,000)     (24,000)
    Accrued expenses..................................     26,000       91,000
    Accounts payable..................................  1,239,000      108,000
    Income taxes payable..............................     (1,000)     (16,000)
                                                       ----------    ---------
      Net cash provided by operating activities.......    626,000      286,000
                                                       ----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of furniture and equipment................    (17,000)     (29,000)
  Proceeds from sale of equipment.....................    259,000
                                                       ----------    ---------
      Net cash provided by (used in) investing
       activities.....................................    242,000      (29,000)
                                                       ----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (repayments of) loan payable..........    (63,000)      66,000
  Payments under capital leases.......................   (175,000)    (112,000)
  Repayment of note payable...........................                (140,000)
                                                       ----------    ---------
      Net cash used in financing activities...........   (238,000)    (186,000)
                                                       ----------    ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS.............    630,000       71,000
Cash and cash equivalents--beginning of year..........    218,000      147,000
                                                       ----------    ---------
CASH AND CASH EQUIVALENTS--END OF YEAR................ $  848,000    $ 218,000
                                                       ==========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest.......................................... $   57,000    $  21,000
    Income taxes......................................               $  26,000
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING
 ACTIVITIES:
Equipment acquired under capital lease obligations
 (Note E).............................................

                       See notes to financial statements

                        INTERNATIONAL TELEPHONE COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                               OCTOBER 31, 1997

NOTE A--ORGANIZATION AND BUSINESS

  International Telephone Company (the "Company") was organized in the state of Delaware on March 3, 1993. The Company operates an international telecommunications system offering long distance telephone service to corporations and individuals located outside the United States.

  The Company incurred a loss of $850,000 during the ten months ended October 31, 1997, resulting principally from the accrual of a $1.1 million claim against the Company by a carrier for usage charges that the Company is disputing (see Note G[2]). The Company intends to vigorously defend such claim and is attempting to settle with the carrier. If the Company is not successful in its defense or in reaching a settlement, the Company believes that by reducing its administrative expenses, including officers' compensation, the cash flow from operations will be sufficient for the Company to pay such claim and to operate as a going concern. In addition, the Company believes that it will be able to obtain financing, if necessary.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (1) Cash equivalents:

  The Company considers money-market funds to be cash equivalents.

 (2) Revenue recognition:

  Telecommunication revenues are recognized at the time services are provided.

 (3) Cost of telecommunication revenues and selling expenses:

  Cost of telecommunication services are recorded as incurred and consist principally of charges from carriers for long distance services. Selling expenses includes commissions to agents, which are recorded net of chargebacks for amounts deemed uncollectible in the period the related services were provided.

 (4) Depreciable assets:

  Depreciable assets, consisting principally of telecommunication related equipment such as switches and computer equipment, are stated at cost. Equipment acquired under capital leases is stated at the present value of the future minimum lease payments.

  Depreciation is provided for using the straight-line method over the estimated useful lives of the assets which range from five to seven years. Equipment under capital leases is depreciated over the estimated useful life of the equipment, which is generally longer than the terms of the leases since the leases generally contain bargain purchase options which the Company intends to exercise.

 (5) Use of estimates in the preparation of financial statements:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (6) Deferred income taxes:

  The Company provides for income taxes using the asset and liability method under which deferred income taxes are recognized for the estimated future tax consequences attributable to net operating loss carryforwards

                        INTERNATIONAL TELEPHONE COMPANY

                               OCTOBER 31, 1997

and temporary differences between the basis of assets and liabilities for financial and tax reporting purposes. Such differences relate primarily to depreciation and equipment acquired under capital leases.

NOTE C--FURNITURE AND EQUIPMENT

  Furniture and equipment at October 31, 1997 consists of the following:

   Telecommunications equipment....................................... $634,000
   Furniture and fixtures.............................................    6,000
   Office equipment...................................................   87,000
                                                                       --------
                                                                        727,000
   Less accumulated depreciation and amortization.....................   87,000
                                                                       --------
                                                                       $640,000
                                                                       ========

NOTE D--LOAN PAYABLE

  The Company has a $250,000 line of credit, which expires on September 30, 1998, with a financial institution. At October 31, 1997 the balance due under this line of credit was $3,000, which is collateralized by the assets of the Company, including cash on deposit with such institution. Amounts due under the line of credit bear interest at prime plus 1.5%.

NOTE E--CAPITAL LEASE OBLIGATIONS

  The Company leases equipment under agreements with terms of thirty-six months, which are accounted for as capital leases. During the ten months ended October 31, 1997 the Company acquired telecommunications equipment with a cost of $634,000 under a capital lease. Simultaneously, the Company exchanged telecommunications equipment with a book value of $281,000 and received proceeds of $259,000, resulting in a loss on the exchange of $22,000. The net book value of equipment held under capital lease was $609,000 at October 31, 1997.

  Future annual lease payments at October 31, 1997 are as follows:

   1998............................................................... $288,000
   1999...............................................................  247,000
   2000...............................................................  111,000
                                                                       --------
                                                                        646,000
   Less amounts representing interest.................................   73,000
                                                                       --------
   Present value of future lease payments at October 31, 1997.........  573,000
   Less amounts due within one year...................................  281,000
                                                                       --------
   Amounts due after one year......................................... $292,000
                                                                       ========

                        INTERNATIONAL TELEPHONE COMPANY

                               OCTOBER 31, 1997


NOTE F--INCOME TAXES

  The provision for federal and state income taxes for the year ended December 31, 1996 is comprised of the following:

   Current:
     Federal............................................................. $1,000
     State...............................................................      0
                                                                          ------
                                                                           1,000
                                                                          ------
   Deferred:
     Federal.............................................................  2,000
     State...............................................................  1,000
                                                                          ------
                                                                           3,000
                                                                          ------
                                                                          $4,000
                                                                          ======

  At October 31, 1997 the Company has a net operating loss carryforward of $1,008,000 resulting from its loss for income tax purposes for the ten months then ended. As a result the Company has a deferred tax asset of $393,000 at October 31, 1997. The Company has provided a valuation allowance, which increased by $323,000 during the ten months ended October 31, 1997, against the entire deferred tax asset. Accordingly, there is no provision for federal and state income taxes for the ten months ended October 31, 1997.

  The deferred tax liability of $88,000 at October 31, 1997, represents the anticipated future tax consequences attributable to temporary differences between the basis of assets and liabilities for financial and tax reporting purposes. Such differences relate to depreciation and the acquisition of equipment under a capital lease.

  The difference between the tax provision (benefit) and the amount that would be computed by applying the statutory federal income tax rate to income before taxes is attributable to the following:

                                                       TEN MONTHS
                                                          ENDED     YEAR ENDED
                                                       OCTOBER 31, DECEMBER 31,
                                                          1997         1996
                                                       ----------- ------------
   Federal income tax provision (benefit) at
    statutory rate...................................   $(289,000)    $3,000
   Provision (benefit) for state income taxes--net of
    U.S. federal taxes...............................     (34,000)     1,000
   Valuation allowance...............................     323,000
                                                        ---------     ------
                                                        $       0     $4,000
                                                        =========     ======

NOTE G--COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

 [1] Operating leases:

  The Company is subject to operating leases for its office space in Florida and Connecticut, which include escalation clauses for increases in real estate taxes and certain operating expenses. Rent expense for the period ended October 31, 1997 totaled $73,000.

                        INTERNATIONAL TELEPHONE COMPANY

                               OCTOBER 31, 1997


  Future minimum lease payments at October 31, 1997 are as follows:

   YEAR ENDING
   OCTOBER 31,
   -----------
   1998................................................................. $50,000
   1999.................................................................  26,000
   2000.................................................................  21,000
                                                                         -------
                                                                         $97,000
                                                                         =======

 [2] Carrier payables:

  Pursuant to an agreement, the Company was committed to purchase transmission capacity from a certain carrier. The Company has requested credits from the carrier for minimum usage charges and losses incurred in connection with the unavailability of sufficient capacity. As a result a significant balance due to the carrier became past due. The carrier has initiated litigation against the Company for collection of approximately $1.1 million, which is included in accounts payable at October 31, 1997. The Company intends to vigorously defend its position and will continue to try to reach a settlement with the carrier.

  In May 1997, a carrier agreed to issue a credit for $210,000 in connection with the settlement of charges disputed by the Company and the Company agreed to pay the outstanding balance by December 1, 1997. The carrier subsequently presented an invoice to the Company which did not reflect such credit and the Company believes that such statement does not acknowledge a $100,000 payment made in January 1997. As a result, the Company has not made the scheduled payments and accounts payable at October 31, 1997 includes $400,000 due to this carrier.

 [3] Concentration of carriers:

  The Company purchases transmissions capacity from a limited number of domestic telephone carriers 85% of such capacity was purchased from 3 telephone carriers and 75% of such capacity was purchased from 3 carriers during the ten months ended October 31, 1997 and the year ended December 31, 1996, respectively.

 [4] Concentration of agents:

  During the ten months ended October 31, 1997 and the year ended December 31, 1996 3 agents were responsible for 53% and 3 agents were responsible for 66% of the Company's telecommunications revenues, respectively.

NOTE H--TELECOMMUNICATION REVENUES:

  The information below summarizes telecommunication revenues by geographic area:

                                                        TEN MONTHS
                                                           ENDED     YEAR ENDED
                                                        OCTOBER 31, DECEMBER 31,
                                                           1997         1996
                                                        ----------- ------------
Europe................................................. $2,416,000  $ 2,742,000
Africa.................................................  2,511,000    2,508,000
Middle East............................................  1,593,000    1,095,000
Latin America..........................................  1,110,000      626,000
Asia...................................................     74,000      529,000
Other..................................................    350,000      103,000
                                                        ----------  -----------
                                                        $8,054,000  $ 7,603,000
                                                        ==========  ===========

                        INTERNATIONAL TELEPHONE COMPANY

                               OCTOBER 31, 1997


NOTE I--OTHER INCOME

  During the year ended December 31, 1996 the Company recognized $100,000 of income from a nonrefundable deposit received in connection with a potential transaction which did not close by the agreed upon date.

  During the ten months ended October 31, 1997 the Company recognized $113,000 of consulting fees in connection with assisting another telecommunications company in settling its charges with a carrier.

NOTE J--REGULATORY MATTERS

  In June 1993, the Federal Communications Commission (the "FCC") granted the Company's Application for Authority under Section 214 of the Communications Act of 1934, as amended. Pursuant to such action the Company is authorized to resell the public switched telecommunications services of other U.S. carriers.

  The Company is subject to regulation in other countries in which it does business. The Company believes that an adverse determination as to the permissibility of the Company's services under the laws and regulations of any such country would not have a material adverse long-term effect on its business.

NOTE K--PROPOSED SALE OF THE COMPANY

  The Company has received a letter of intent related to the purchase, by another telecommunications company, of all of the outstanding shares of common stock of the Company. A final agreement has not been executed. The Company's stockholders have received $125,000 from this telecommunications company in connection with such anticipated sale.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY DISTRIBUTIONS MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CSI OR THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTI-TUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURI-TIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICA-TION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSE-QUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   6
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  17
Price Range of Common Stock..............................................  18
Dilution.................................................................  19
Capitalization...........................................................  20
Selected Financial Data..................................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  32
Management...............................................................  47
Principal Shareholders...................................................  52
Certain Transactions.....................................................  53
Description of Securities................................................  55
Shares Eligible for Future Sale..........................................  56
Underwriting.............................................................  58
Legal Matters............................................................  59
Experts..................................................................  60
Additional Information...................................................  60
Index to Financial Statements............................................ F-1

                               ----------------

  UNTIL    , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       1,100,000 SHARES OF COMMON STOCK

                  COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                               ----------------

                              P R O S P E C T U S

                               ----------------

                           COHIG & ASSOCIATES, INC.

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO A TIME THE REGISTRATION STATEMENT BECOMES +
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE         +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH +
+STATE.                                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
            [ALTERNATE PAGE FOR SELLING SECURITYHOLDERS' PROSPECTUS]
                 SUBJECT TO COMPLETION, DATED FEBRUARY 27, 1998

PRELIMINARY PROSPECTUS

                                       SHARES

             [LOGO OF COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.]

                   COMMUNICATIONS SYSTEMS INTERNATIONAL, INC.

                                  COMMON STOCK

  This Prospectus relates to the offer and sale by certain Securityholders (collectively, the "Selling Securityholders") of a maximum of 113,600 shares of Common Stock of Communications Systems International, Inc. that were issued in
a private placement completed in December 1997 and     shares issuable upon the
exercise of certain warrants (collectively, the "Selling Securityholders' Shares"). The Selling Securityholders' Shares are not part of the concurrent underwritten offering and may not be offered or sold prior to 180 days from the date of this Prospectus. The Company will not receive any proceeds from the sale of the Selling Securityholders' Shares. See "Selling Securityholders and Plan of Distribution."

  The Common Stock is traded sporadically in limited amounts on the OTC Bulletin Board under the symbol CSYG. On February 25, 1998, the last reported
closing high bid price of the Common Stock was $    per share. It is currently
estimated that the offering price of the Common Stock will be between $9.00 and $11.00 per share after giving effect to a proposed reverse stock split to be effective prior to the date of this Prospectus. The Company has applied to have the Common Stock quoted on The Nasdaq SmallCap Market under the symbol [CSIL]. See "Price Range of Common Stock."

  The distribution of shares of Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for sale of such securities as principals, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING
                                   ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered, and any profits realized or commission received may be deemed underwriting compensation.

  On the date of this Prospectus, a registration statement including a prospectus of even date filed under the Securities Act with respect to an underwritten public offering by the Company of 1,100,000 shares of Common Stock and up to an additional 165,000 shares of Common Stock to cover over-allotments, if any, was declared effective by the Securities and Exchange Commission (the "Commission"). The Company will receive net proceeds of
approximately $   from the sale of the shares of Common Stock included in the
underwritten public offering, and will receive approximately $    in additional
net proceeds if the over-allotment option is exercised in full after payment of underwriting discounts and commission and estimated expenses of the underwritten public offering. See "Concurrent Offering."

            [ALTERNATE PAGE FOR SELLING SECURITYHOLDERS' PROSPECTUS]

                                  THE OFFERING

 Common Stock offered.......................     shares
 Common Stock outstanding before the Offer-
  ing.......................................     shares (1)
 Common Stock outstanding after the Offer-
  ing.......................................     shares (1)
 Use of proceeds............................ The Company will receive no pro-
                                             ceeds from the sale of the Sell-
                                             ing Securityholders' Shares. Upon
                                             exercise of warrants underlying
                                             certain selling Securityholders'
                                             Shares, the Company will receive
                                             the applicable exercise price.
 Proposed Nasdaq SmallCap Market Symbol for
  the Common Stock.......................... [CSIL]

--------
(1) Includes 1,100,000 shares of Common Stock to be issued in connection with an underwritten public offering by the Company and 113,600 Bridge Shares to be issued immediately prior to the closing of this Offering based on an assumed offering price of $10.00 per Share. Does not include (i) up to shares of Common Stock issuable upon exercise of outstanding options, which
    have weighted average exercise prices of $    per share, (ii) up
    to   shares of Common Stock issuable upon the exercise of outstanding
    warrants, which have weighted average exercise prices of $    per share,
    (iii) an indeterminate number of shares of Common Stock issuable upon conversion of outstanding promissory notes in the aggregate principal
    amount of $   , which have a conversion price per share equal to 90% of the average bid and ask price of the Common Stock on the day before conversion,
    (iv) up to 110,000 shares of Common Stock issuable upon exercise of the Representative's Warrants and (v) any shares issuable in connection with the ITC Acquisition (collectively referred to herein as "Additional Securities"). See "Management," "Description of Securities" and "Underwriting."

            [ALTERNATE PAGE FOR SELLING SECURITYHOLDERS' PROSPECTUS]

                              CONCURRENT OFFERING

  On the date of this Prospectus, a registration statement including a prospectus of even date filed under the Securities Act with respect to an underwritten public offering by the Company of 1,100,000 shares of Common Stock and up to an additional 165,000 shares of Common Stock to cover over-allotments, if any, was declared effective by the Commission. The Company will
receive net proceeds of approximately $   from the sale of the shares of Common
Stock included in the underwritten public offering, and will receive
approximately $    in additional net proceeds if the over-allotment option is exercised in full after payment of underwriting discounts and commission and estimated expenses of the underwritten public offering.

           [ALTERNATE PAGE FOR SELLING SECURITYHOLDERS' PROSPECTUS]

               SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION

  Up to     Selling Securityholders' Shares, comprised of 113,600 Bridge
Shares and     Selling Securityholders' Warrant Shares, may be offered and sold pursuant to this Prospectus by the Selling Securityholders. The Combined Company has agreed to register the public offering of the Selling Securityholders' Shares under the Securities Act concurrently with this Offering and to pay all expenses in connection therewith. The Selling Securityholders' Shares have been included in the Registration Statement of which this Prospectus forms a part. None of the Selling Securityholders' Shares may be sold by the Selling Securityholders prior to 180 days after the date of this Prospectus. Except as set forth below, none of the Selling Securityholders nor their affiliates has ever held any position or office with the Combined Company or had any other material relationship with the Combined Company. The Combined Company will not receive any of the proceeds from the sale of the Selling Securityholders' Shares by the Selling Securityholders. The following table sets forth certain information with respect to the Selling
Securityholders:

                                                      AMOUNT OF      BENEFICIAL
                                                       SELLING      OWNERSHIP OF
                                                   SECURITYHOLDERS'    COMMON
                                                        SHARES      STOCK AFTER
SELLING SECURITYHOLDERS                                OFFERED        SALE (1)
-----------------------                            ---------------- ------------
Lee E. Schlessman.................................       8,000          -0-
Swedbank Luxembourg S.A...........................      16,000          -0-
Lee Schlessman, POA Sandra Garnett................       4,000          -0-
Susan M. Duncan...................................       4,000          -0-
Susan M. Duncan Irrevocable Gift Trust............       4,000          -0-
The Schlessman Family Foundation..................       4,000          -0-
Lee Schlessman, POA Gary Schlessman...............       4,000          -0-
Lee Schlessman, POA Cheryl Bennett................       4,000          -0-
Cal J. Rickel & Amanda Mae Rickel.................       4,000          -0-
Arab Commerce Bank Ltd............................       4,000          -0-
Dr. Thomas R. Phelps, M.D.........................       3,600          -0-
Todd & Tom Rafalovich.............................       2,000          -0-
First Mortgage Income Trust.......................       4,000          -0-
ProFutures Special Equities Fund, L.P.............      42,000          -0-
Adams 1977 Family Trust...........................       2,000          -0-
Ted Rafalovich Living Trust.......................       2,000          -0-
Germaine Robineau O'Hare Trust....................       2,000          -0-
Network 1 Financial Securities, Inc...............            (2)       -0-
                                                        ------
National Financial Services Group, Inc............            (2)
                                                        ------          ---
Richard Sullivan..................................            (2)
                                                        ======          ===

--------
(1) Assumes all of the Bridge Shares and Selling Securityholders' Warrant Shares are sold.
(2) Includes Selling Securityholders' Warrant Shares issuable upon exercise of the Selling Securityholders' Warrants.

  No Selling Securityholder other than Richard Sullivan ("Sullivan") and National Financial Services Group, Inc. ("National") currently owns any shares other than those being offered hereby. Accordingly, upon the sale of all the Selling Securityholders' Shares registered concurrently herewith, no Selling Securityholder other than Sullivan and National will own any of the Combined Company's outstanding shares of Common Stock.

  The Selling Securityholders' Shares may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Selling Securityholders' Shares may be sold by one or

           [ALTERNATE PAGE FOR SELLING SECURITYHOLDERS' PROSPECTUS]

more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (d) face-to-face transactions between sellers and purchaser without a broker or dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. From time to time, one or more of the Selling Securityholders named herein may pledge, hypothecate or grant a security interest in some or all of the Bridge Shares and Network/National Warrants, owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Securityholders for purposes hereof.

  If any of the following occurs: (a) the securities are sold at a fixed price or by option at a price other than the prevailing market price, (b) the securities are sold in block transactions and the purchaser takes the securities with an intent to resell, or (c) the compensation paid to broker-dealers is other than usual and customary discounts, this Prospectus must be amended to include additional disclosure relating to such price, arrangements and compensation terms before offers and sales of the Selling Securityholders' Shares may be made.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  The Registrant's Bylaws require the Registrant to indemnify all of its present and former officers and directors, or any person who may have served at the Registrant's request as an officer or a director of another corporation in which the Registrant owns shares of capital stock or of which the Registrant is a creditor, and the personal representatives of all such persons, against expenses actually and necessarily incurred in connection with the defense of any legal proceeding in which any such person was made a party by reason of having served in such capacity, unless such person is adjudged to be liable for negligence or misconduct in the performance of any duty owed to the Registrant.

  The Registrant's Articles of Incorporation provide that no director of the Registrant shall be liable to the Registrant or any of its shareholders for damages caused by a breach of a fiduciary duty by such director except for the breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, acts as specified in the Colorado Business Corporation Act, or any transaction from which such director received an improper personal benefit.

  Section 7-109-102 of the Colorado Business Corporation Act authorizes the indemnification against reasonable expenses of current and former directors made party to a proceeding if the director conducted himself in good faith, in the case of conduct in his official capacity with the corporation, the director reasonably believed that his conduct was in the best interests of the corporation, in the case of a criminal proceeding, the director had no reasonable cause to believe that his conduct was unlawful, and in all other cases, the director reasonably believed that his conduct was at least not opposed to the corporation's best interest. A corporation may not indemnify a director in connection with a proceeding (1) in which a director was adjudged liable to the corporation or, (2) charging that the director derived an improper personal benefit in which the director was adjudged liable. Section 7-109-107 provides that a corporation may indemnify an officer to the same extent that it may indemnify a director.

  The above discussion of the Registrant's Bylaws, Articles of Incorporation and the Colorado Business Corporation Act is only a summary and is qualified in its entirety by the full text of each of the foregoing.

  Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, in which the Underwriters agree, under certain circumstances, to indemnify the directors and officers of the Registrant and certain other persons against certain civil liabilities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Securities offered hereby.

     SEC registration fee............................................. $  5,309
     NASD filing fee..................................................    2,054
     Blue Sky filing fees.............................................    5,000*
     Nasdaq SmallCap Market application fee...........................   10,000
     Legal fees and expenses..........................................   80,000*
     Blue Sky legal fees..............................................   20,000*
     Accounting fees and expenses.....................................  129,000*
     Registrar and transfer agent fees................................    8,000
     Printing and engraving...........................................   50,000*
     Representative's nonaccountable/expense allowance................  330,000
     Miscellaneous....................................................   40,637
                                                                       --------
       TOTAL.......................................................... $680,000
                                                                       ========

--------
* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

  Note: The information contained in this Item 26 is based on the actual current share and per share amounts. These numbers are subject to change pursuant to the Registrant's proposed reverse stock split.

  The Registrant made the following sales of securities within the past three years without registering such securities under the Securities Act:

  Unless otherwise stated, no underwriters or placement agents were used in connection with any of the issuances of securities described below.

  During 1995, the Registrant issued 175,000 shares of Common Stock to certain directors, officers and key employees of the Registrant and consultants and advisors who have rendered bona fide services to the Registrant not in connection with the issuance of securities in a capital-raising transaction, pursuant to its Stock Bonus Plan. (Note 3)

  From 1995 to the present, the Registrant has granted options to purchase 1,108,800 shares of Common Stock to certain directors, officers and key employees of the Registrant and consultants and advisors who have rendered bona fide services to the Registrant not in connection with the issuance of securities in a capital-raising transaction, pursuant to its Non-Qualified Stock Option Plan (the "Plan"). (Note 3)

  From March 1995 through June 1995, the Registrant issued an aggregate of 1,091,500 shares of Common Stock to accredited investors as defined under Regulation D of the Securities Act ("Accredited Investors") at a price of $.50 per share. (Note 2)

  On July 1, 1995, the Registrant granted options for 600,000 shares to two employees who rendered bona fide services to the Registrant not in connection with the issuance of securities in a capital-raising transaction. (Note 3)

  On September 14, 1995, the Registrant issued 818,774 shares of the Common Stock to Redden Dynamics Corporation ("Redden") pursuant to a plan of merger to acquire all of the outstanding shares of capital stock of Redden. (Note 1)

  On September 26, 1995, the Registrant issued 30,000 shares of Common Stock to one purchaser for $3.00 per share. (Note 1)

  From December 1995 through March 1996, the Registrant issued 180,000 shares of Common Stock and warrants to purchase 150,000 shares of the Registrant's Common Stock to three persons in exchange for financial consulting services. Warrants to purchase 50,000 shares of Common Stock are exercisable at $1.50 per share, warrants to purchase 50,000 shares of Common Stock are exercisable at $2.50 per share, and warrants to purchase 50,000 shares of Common Stock are exercisable at $3.50 per share. As of the date hereof, no warrants have been exercised. (Note 2)

  From June 1996 through September 1996, the Registrant issued 61,500 shares of Common Stock to 11 Accredited Investors at a price of $2.00 per share. Jason Harmon received a commission of $11,800 for acting as placement agent. (Note 2)

  In July 1996, the Registrant issued 179,076 shares of Common Stock to 37 shareholders of WIN in exchange for shares of common stock of WIN held by them. (Note 1)

  In October 1996, the Registrant issued 140,000 shares of Common Stock to Gary Kamienski in consideration for technological consulting services rendered between February 1994 and July 1995. (Note 2)

  From October 1996 to July 1997, the Registrant issued 10% convertible promissory notes in the original aggregate principal amount of $415,000 and warrants to purchase up to 41,500 shares of Common Stock to 23 investors. The notes are convertible into shares of Common Stock at the option of the holder, at a conversion price equal to 90% of the average between the bid and asked prices of the Registrant's Common Stock on the day prior to the conversion date. Warrants to purchase 1,500 shares of Common Stock are exercisable at $.27 per share, warrants to purchase 4,000 shares of Common Stock are exercisable at $.52 per share, warrants to purchase 4,000 shares of Common Stock are exercisable at $.53 per share, warrants to purchase 2,000 shares of Common Stock are exercisable at $.63 per share, warrants to purchase 7,000 shares of Common Stock are exercisable at $.75 per share, warrants to purchase 9,000 shares of Common Stock are exercisable at $.81 per share, warrants to purchase 7,000 shares of Common Stock are exercisable at $.88 per share and warrants to purchase 7,000 shares of Common Stock are exercisable at $1.38 per share. From January 1997 through January 1998, 557,453 shares of Common Stock were issued upon conversion of approximately $389,817 principal amount of the notes, and no warrants have been exercised. (Note 2)

  In February and March 1997, the Registrant issued 15% promissory notes in the aggregate principal amount of $85,000 and warrants to purchase up to 17,000 shares of Common Stock to three investors. Warrants to acquire 6,500 shares of Common Stock are exercisable at $.38 per share, warrants to purchase 7,000 shares of Common Stock are exercisable at $.63 per share and warrants to purchase 3,500 shares of Common Stock are exercisable at $.75 per share. As of the date hereof, no shares of Common Stock have been issued upon conversion of the notes and no warrants have been exercised. (Note 2)

  From September through December 1997, the Registrant issued 908,641 shares of Common Stock to 30 investors (29 of whom were Accredited Investors) for $.55 per share. (Note 1)

  In December 1997, the Registrant issued Bridge Notes in the aggregate principal amount of $2,840,000 to 17 Accredited Investors. Upon the closing of this Offering, each investor will receive 4,000 shares of Common Stock for every $100,000 invested in the Bridge Notes based on an initial offering price of $10.00 per share. The Representative acted as placement agent in the December 1997 private placement for which it received $312,400 and warrants to purchase 284,000 shares of Common Stock at a price equal to 125% of the price to public of the shares in this Offering. (Note 2)
--------

(1) The Registrant believes that the issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act.
(2) The Registrant believes that the issuance of such securities was exempt from registration pursuant to Rules 504, 505 and/or 506 of Regulation D and Sections 3(b), 4(2) and/or 4(6) of the Securities Act.
(3) The Registrant believes that the issuance of such securities was exempt from registration pursuant to Rule 701 and Section 3(b) of the Securities Act.

ITEM 27. EXHIBITS.

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
  1.1        Form of Underwriting Agreement between CSI and the Underwriters
             Form of Selected Dealer Agreement between the Representative and
  1.2        certain selected dealers
             Plan and Articles of Merger dated September 14, 1995 between CSI
  2.1        and Redden Dynamics, Inc.
             Stock Purchase Agreement, dated February  , 1997, among the
  2.2*       Registrant, ITC and its Stockholders
  3.1        Articles of Incorporation of CSI
  3.2        Bylaws of CSI
  4.1        Specimen Common Stock certificate
             Form of Warrant Agreement, including Form of Representative's
  4.2        Warrant

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  5*         Opinion of Parcel, Mauro & Spaanstra, P.C.
             Form of 10% Convertible Promissory Note from to Registrant to
 10.1        various investors
             Form of Warrant and Terms of Warrant between Registrant and
 10.2        various investors
 10.3        Agreement between Registrant and Cable and Wireless
 10.4        Promissory Note from CSI to Robert A. Spade
 10.5*       Stock Option Plan of CSI
             Lease Agreement dated January 1, 1994 between CSI and The Mining
 10.6        Exchange Partners Limited
             LINK-US/PC Agreement dated September 19, 1996 between CSI and Gary
 10.7        Kamienski
             Form of Distributor Agreement between CSI and certain of its
 10.8        distributors
             Form of Branch Office Agency Agreement between the Registrant and
 10.9        certain of its distributors
 10.10*      Agreement and Tariff Order dated November 1997 between the
             Registrant and AT&T Communications.
 10.11       Employment Agreement with Robert A. Spade
 10.12       Employment Agreement with Patrick R. Scanlon
 10.13       Employment Agreement with Daniel R. Hudspeth
 10.14       Agreement between ITC and AIT
 10.15       Agreement between ITC and Trescom
 10.16       Agreement between ITC and Cable & Wireless
 10.17       Agreement between ITC and Teleglobe
 10.18       Promissory Note from CSI to Robert A. Spade, dated April 30, 1996
 21          List of Subsidiaries
 23.1*       Consent of Parcel, Mauro & Spaanstra, P.C. (contained in Exhibit 5)
 23.2        Consent of Stockman Kast Ryan & Scruggs, P.C.
 23.3        Consent of Richard A. Eisner & Company, LLP
 24          Power of Attorney (included on page II-6 hereof)
 27          Financial Data Schedule

--------
* To be filed by amendment.

ITEM 28. UNDERTAKINGS.

  (a) Rule 415 Offering. The Registrant hereby undertakes that it will:
    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and
      (iii) Include any additional or changed material information on the plan of distribution.
    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (d) Prompt Delivery. The Registrant undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (e) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (f) Rule 430A.

  The Registrant hereby undertakes that it will:

    (i) For determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

    (ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on their behalf by the undersigned in Colorado Springs, Colorado, on February 26, 1998.

                                          Communications Systems
                                           International, Inc.

                                              /s/ Robert A. Spade
                                          By: _________________________________
                                            Name: Robert A. Spade
                                            Title: Chief Executive Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Robert A. Spade and Patrick R. Scanlon, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including pre-effective amendment and post-effective amendments and amendments thereto) to this Registration Statement on Form SB-2 of Communications Systems International, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and gents, each acting alone or his substitute, may lawfully do or cause to be done by virtue hereof.

  In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


     /s/ Robert A. Spade               Chief Executive           February 26,
-------------------------------------   Officer and                  1998
         ROBERT A. SPADE                Chairman of the
                                        Board (Principal
                                        Executive Officer)

     /s/ Patrick R. Scanlon            President, Chief          February 26,
-------------------------------------   Operating Officer            1998
         PATRICK R. SCANLON             and Director

     /s/ Daniel R. Hudspeth            Chief Financial           February 26,
-------------------------------------   Officer and                  1998
         DANIEL R. HUDSPETH             Treasurer
                                        (Principal
                                        Financial and
                                        Accounting Officer)

     /s/ Dean H. Cary                  Director                  February 26,
-------------------------------------                                1998
         DEAN H. CARY

     /s/ Richard F. Nipert             Director                  February 26,
-------------------------------------                                1998
         RICHARD F. NIPERT